Exhibit 10.1

EXECUTION VERSION

U.S. $250,000,000

LOAN AND SERVICING AGREEMENT

Dated as of February 19, 2014

Among

WISSAHICKON CREEK LLC,

as the Borrower

WELLS FARGO SECURITIES, LLC,

as the Administrative Agent

EACH OF THE CONDUIT LENDERS AND INSTITUTIONAL LENDERS FROM TIME TO

TIME PARTY HERETO,

as the Lenders

EACH OF THE LENDER AGENTS FROM TIME TO TIME PARTY HERETO,

as the Lender Agents

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Collateral Agent, Account Bank and Collateral Custodian

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-ii-

Section 6.11	Collateral Manager Events of Default	101

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.01	Events of Default	103
Section 7.02	Additional Remedies of the Administrative Agent	107

ARTICLE VIII.

INDEMNIFICATION

Section 8.01	Indemnities by the Borrower	109
Section 8.02	Notices	112
Section 8.03	Legal Proceedings	112
Section 8.04	After-Tax Basis	113

ARTICLE IX.

THE ADMINISTRATIVE AGENT AND LENDER AGENTS

Section 9.01	The Administrative Agent	113
Section 9.02	The Lender Agents	117
Section 9.03	Non-Receipt of Funds by the Administrative Agent	119

ARTICLE X.

COLLATERAL AGENT

Section 10.01	Designation of Collateral Agent	119
Section 10.02	Duties of Collateral Agent	120
Section 10.03	Merger or Consolidation	122
Section 10.04	Collateral Agent Compensation	122
Section 10.05	Collateral Agent Removal	122
Section 10.06	Limitation on Liability	123
Section 10.07	Collateral Agent Resignation	124

ARTICLE XI.

COLLATERAL CUSTODIAN

Section 11.01	Designation of Collateral Custodian	124
Section 11.02	Duties of Collateral Custodian	125
Section 11.03	Merger or Consolidation	127
Section 11.04	Collateral Custodian Compensation	127

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-iv-

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE I	Prior Names, Tradenames, Fictitious Names and “Doing Business As” Names
SCHEDULE II	Agreed-Upon Procedures For Independent Public Accountants
SCHEDULE III	Moody’s Industry Classification Group List

EXHIBITS

EXHIBIT A	Form of Approval Notice
EXHIBIT B	Intentionally Omitted
EXHIBIT C	Form of Borrowing Base Certificate
EXHIBIT D	Form of Disbursement Request
EXHIBIT E	Form of Joinder Supplement
EXHIBIT F	Form of Notice of Borrowing
EXHIBIT G	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT H	Form of Notice of Reduction (Reduction of Maximum Facility Amount)
EXHIBIT I	Form of Variable Funding Note
EXHIBIT J	Form of Certificate of Closing Attorneys
EXHIBIT K	Form of Collateral Management Report
EXHIBIT L	Form of Collateral Manager Certificate (Collateral Management Report)
EXHIBIT M	Form of Release of Required Loan Documents
EXHIBIT N	Form of Transferee Letter
EXHIBIT O	Intentionally Omitted
EXHIBIT P	Form of Officer’s Certificate (Solvency)
EXHIBIT Q	Form of Notice and Request for Consent to Lien Release Dividend

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Commitments

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THIS LOAN AND SERVICING AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of February 19, 2014, among:

(1)        WISSAHICKON CREEK LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);

(2)        EACH OF THE CONDUIT LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Conduit Lender” and collectively, the “Conduit Lenders”);

(3)        EACH OF THE INSTITUTIONAL LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each an “Institutional Lender”, collectively, the “Institutional Lenders” and, together with the Conduit Lenders, the “Lenders”);

(4)        EACH OF THE LENDER AGENTS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Lender Agent” and collectively, the “Lender Agents”);

(5)        WELLS FARGO SECURITIES, LLC, as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”); and

(6)        WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Agent (together with its successors and assigns in such capacity, the “Collateral Agent”), the Account Bank (as defined herein) and the Collateral Custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).

PRELIMINARY STATEMENT

The Lenders have agreed, on the terms and conditions set forth herein, to provide a secured revolving credit facility which shall provide for Advances under the Variable Funding Note(s) from time to time in an aggregate principal amount not to exceed the Borrowing Base. The proceeds of the Advances will be used to finance the Borrower’s purchase of Eligible Loans either (i) from the Seller pursuant to the Purchase and Sale Agreement between the Borrower and the Seller or (ii) that the Borrower funds or acquires from a third party seller as approved by the Administrative Agent in accordance herewith. Accordingly, the parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01    Certain Defined Terms.

(a)        Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b)        As used in this Agreement and the exhibits, schedules and annexes thereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account Bank” means Wells Fargo, in its capacity as the “Securities Intermediary” pursuant to the Securities Account Control Agreement.

“Action” has the meaning assigned to that term in Section 8.06.

“Additional Amount” has the meaning assigned to that term in Section 2.10(a).

“Adjusted Borrowing Value” means for any Eligible Loan on any date of determination, an amount equal to the Assigned Value of such Eligible Loan at such time multiplied by the Outstanding Balance of such Loan; provided that the parties hereby agree that the Adjusted Borrowing Value of any Loan that is no longer an Eligible Loan shall be zero.

“Administrative Agent” means Wells Fargo Securities, LLC, in its capacity as administrative agent for the Lender Agents, together with its successors and assigns, including any successor appointed pursuant to Article IX.

“Advance” means each loan advanced by the Lenders to the Borrower on an Advance Date pursuant to Article II.

“Advance Date” means, with respect to any Advance, the date on which such Advance is made.

“Advances Outstanding” means, on any date, the aggregate principal amount of all Advances outstanding on such date, after giving effect to all repayments of Advances and the making of new Advances on such date.

“Advisory Agreements” means (i) the Collateral Advisor Agreement and (ii) the Investment Sub-Advisory Agreement between the Collateral Advisor and the Collateral Sub-Advisor.

“Affected Party” has the meaning assigned to that term in Section 2.09(a).

“Affiliate” means, when used with respect to a Person, any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” means, when used with respect to any specified Person, the power to vote 20% or more of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, that for purposes of determining whether any Loan is an Eligible Loan, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor.

“Aggregate Unfunded Exposure Amount” means, on any date of determination, the sum of the Unfunded Exposure Amounts of all Loans owned by the Borrower.

“Agented Loan” means any Loan other than a Third Party Agented Loan (i) originated by the Seller as a part of a syndicated loan transaction that has been closed (without regard to any contemporaneous or subsequent syndication of such Loan) prior to the Pledge of such Loan, (ii) with respect to which the Seller is the administrative agent, and (iii) with respect to which, upon an assignment of the promissory note under the Purchase and Sale Agreement to the Borrower, the Borrower, as assignee of the note, will have all of the rights but none of the obligations of the Seller with respect to such note and the Underlying Collateral.

“Agreement” has the meaning assigned in the preamble hereto.

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person (including, without limitation, predatory and abusive lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Percentage” means, for each Eligible Loan, the corresponding percentage for the type of Loan (such type to be determined as of the Cut-Off Date of each Loan and set forth on the Approval Notice pertaining to such Loan) set forth below:

Loan Type	Applicable Percentage

Broadly Syndicated Loan	75.0%

Large Middle Market Loan	70.0%

Traditional Middle Market Loan	67.5%

Fixed Rate Loan or Senior Secured Bond	50.0%

Second Lien Loan	25.0%

DIP Loan	To be agreed by the Administrative Agent and the Borrower as set forth in the Approval Notice pertaining to such Loan

“Applicable Spread” means, with respect to any Lender and/or Lender Agent, the “applicable spread” set forth in the applicable Lender Fee Letter.

“Approval Notice” means, with respect to any Eligible Loan, the written notice, in substantially the form attached hereto as Exhibit A, evidencing the approval by the Administrative Agent, in its sole discretion, of the acquisition of such Eligible Loan by the Borrower.

“Approval Right” has the meaning assigned to that term in Section 3.02(c).

“Approved Broker Dealer” means each of ABN Amro, Bank of America Merrill Lynch, The Bank of New York Company, Inc., Barclays, BNP Paribas SA, Citigroup, Inc., Credit Suisse, Deutsche Bank AG, The Goldman Sachs Group, Inc., HSBC, JPMorgan Chase & Co., Macquarie, Mitsubishi, Morgan Stanley, Royal Bank of Canada, The Royal Bank of Scotland Group plc, Societe Generale, Suntrust, UBS and Wells Fargo.

“Approved Valuation Firm” means each of Duff & Phelps Corp., FTI Consulting, Inc., Houlihan Lokey Howard & Zukin, Lincoln International LLC, Valuation Research Corporation, American Appraisal Associates, Inc., Deloitte LLP, Ernst & Young, LLP, KPMG, Sterling Valuation Group, and any other nationally recognized accounting firm or valuation firm as approved by the Administrative Agent in its sole discretion.

“Asset Coverage Ratio” means, with respect to the Collateral Manager, the ratio, determined on a consolidated basis, without duplication, and in accordance with GAAP as required by and in accordance with, the 1940 Act as affected by any orders of the Securities and Exchange Commission issued to the Collateral Manager, to be determined by the Board of Directors of the Collateral Manager and reviewed by its auditors, of (a) the fair market value of the total assets of the Collateral Manager and its Subsidiaries less all liabilities (other than Indebtedness, including Indebtedness hereunder) of the Collateral Manager and its Subsidiaries, to (b) the aggregate amount of Indebtedness of the Collateral Manager and its Subsidiaries; provided, that the calculation of the Asset Coverage Ratio shall not include Subsidiaries that are not required to be included in consolidated reports by the 1940 Act (which includes any subsidiary licensed by the Small Business Administration to operate under the Small Business Investment Act of 1958).

“Assigned Value” means, with respect to each Loan, (i) prior to the occurrence of a Value Adjustment Event with respect to such Loan, the least of (A) the Purchase Price of such Loan (expressed as a percentage of par), (B) the value of such Loan (expressed as a percentage of par and exclusive of any post-acquisition PIK Interest or other accrued and unpaid interest thereon) determined by the Administrative Agent in its sole discretion on the date such Loan was acquired by the Borrower (provided that, in no event shall such value be lower than the price that would be determined pursuant to clause (b)(ii) of this definition) and (C) the par value of such Loan, and (ii) after the occurrence of a Value Adjustment Event with respect to such Loan, as determined below:

(a)        If a Value Adjustment Event of the type described in clauses (h) or (j) of the definition thereof with respect to such Loan occurs, the Assigned Value of such Loan will be zero.

(b)        If a Value Adjustment Event of the type described in clauses (a), (b), (c), (d), (e), (f), (g) or (i) of the definition thereof with respect to such Loan occurs:

(i)         unless such Loan is a Broadly Syndicated Loan, the Assigned Value shall be determined by the Administrative Agent in its sole discretion;

(ii)        if such Loan is a Broadly Syndicated Loan, the Assigned Value shall be the value (expressed as a percentage of par) assigned to such Loan by LoanX Mark-It Partners, Loan Pricing Corporation or another nationally recognized pricing service selected by the Borrower (or the Collateral Manager on its behalf) and approved in writing by the Administrative Agent; provided that, if the Administrative Agent, in its sole discretion, determines that the value assigned by the applicable pricing service(s) is not current or accurate or is not available, the value for such Loan (expressed as a percentage of par) shall be determined by (A) the average of the bid side prices obtained from three (3) Approved Broker Dealers or (B) if a value cannot be obtained pursuant to the means contemplated by clause (A), the lower of the bid side prices obtained from two (2) Approved Broker Dealers or (C) if a value cannot be obtained pursuant to the means contemplated by either clause (A) or (B), the bid side price obtained from one (1) Approved Broker Dealer; provided, further, that if the Administrative Agent, in its sole discretion, determines that any bid side price obtained from any applicable Approved Broker Dealer(s) is not current or accurate or is not available, then such price will not be eligible for consideration in clauses (A), (B) or (C). If no Assigned Value can be determined under clauses (A), (B) or (C), then the value for such Loan (expressed as a percentage of par) shall be determined by the Administrative Agent in its sole discretion. The Assigned Value of such Loan shall be the value assigned by the Administrative Agent until the Assigned Value is otherwise determined pursuant to this clause (ii) (subject to clause (c) below); and

(iii)       notwithstanding clauses (i) and (ii) above, at all times more than 12 months after the occurrence of a Value Adjustment Event of the type described in clauses (d), (e) or (f) of the definition thereof with respect to such Loan, the Assigned Value of such Loan will be zero.

(c)        If the Borrower or the Collateral Manager disagrees with the Administrative Agent’s determination of the Assigned Value of a Loan, it may (at the expense of the Borrower) retain any Approved Valuation Firm to value such Loan and if the value (expressed as a percentage of par) determined by such Approved Valuation Firm is greater than the Administrative Agent’s determination of the Assigned Value, such Approved Valuation Firm’s valuation shall become the Assigned Value of such Loan; provided that (i) such Approved Valuation Firm must value such Loan within twenty (20) days after the related Approval Notice or the Borrower’s receipt of the notice pursuant to clause (e) below, as applicable, and (ii) the Assigned Value of such Loan shall be the value (expressed as a percentage of par) determined by the Administrative Agent until such Approved Valuation Firm has determined its value.

(d)        After the initial determination by the Administrative Agent of the Assigned Value of a Loan pursuant to clause (b), the Administrative Agent may only decrease the Assigned Value of such Loan upon the occurrence of the applicable Value Adjustment Event or upon the occurrence of another Value Adjustment Event.

(e)        The Administrative Agent shall promptly notify the Borrower or the Collateral Manager of any change effected by the Administrative Agent to the Assigned Value of any Loan.

“Authorized Person” means, with respect to any Person, any other duly authorized Person by appropriate organizational process (a copy of which has been delivered to the Administrative Agent) to whom, with respect to a particular matter, such matter is referred because of such Person’s knowledge of and familiarity with the particular subject.

“Available Collections” means all cash collections and other cash proceeds with respect to any Loan, including, without limitation, all Principal Collections, all Interest Collections, all proceeds of any sale or disposition (in part or in whole) with respect to such Loan, cash proceeds or other funds received by the Borrower or any Borrower Advisor with respect to any Underlying Collateral (including from any guarantors), all other amounts on deposit in the Controlled Accounts from time to time, and all proceeds of Permitted Investments with respect to the Controlled Accounts.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Bankruptcy Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree, order or appointment shall remain unstayed and in effect for a period of sixty (60) consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Bankruptcy Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or (d) the failure by such Person generally to pay its debts as such debts become due.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“Base Rate” means, on any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 0.5%; provided that, notwithstanding the foregoing, on any date LIBOR exceeds the higher of the rates specified in clauses (a) and (b), the Base Rate shall be increased by such excess for such date.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrower Advisors” means, collectively, the Collateral Manager, the Collateral Advisor and the Collateral Sub-Advisor.

“Borrower Parties” means, collectively, the Borrower, the Equityholder, the Seller and the Borrower Advisors.

“Borrowing Base” means, as of any date of determination, an amount equal to the least of:

(a)        (i) the aggregate sum of the products of (A) the Applicable Percentage for each Eligible Loan as of such date and (B) the Adjusted Borrowing Value of such Eligible Loan as of such date, plus (ii) the amount on deposit in and the value of all Permitted Investments credited to the Principal Collection Account on such date, minus (iii) the Unfunded Exposure Equity Shortfall; or

(b)        (i) the aggregate sum of the Adjusted Borrowing Values of all Eligible Loans as of such date minus (ii) the Minimum Equity Amount, plus (iii) the amount on deposit in and the value of all Permitted Investments credited to the Principal Collection Account on such date, minus (iv) the Unfunded Exposure Equity Shortfall; or

(c)        (i) the Maximum Facility Amount, minus (ii) the Unfunded Exposure Equity Shortfall;

provided that, for the avoidance of doubt, any Loan which is not an Eligible Loan shall not be included in any calculation of “Borrowing Base”.

“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base as of the applicable date of determination substantially in the form of Exhibit C hereto, prepared by the Borrower or the Collateral Manager.

“Borrowing Base Deficiency” means, as of any date of determination, the extent to which the aggregate Advances Outstanding on such date exceeds the Borrowing Base.

“Breakage Fee” means, for Advances which are repaid (in whole or in part) on any date other than a Payment Date, the breakage costs, if any, related to such repayment, based upon the assumption that the applicable Lender funded its loan commitment in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical, it hereby being understood that the amount of any loss, costs or expense payable by the Borrower to any Lender as Breakage Fee shall be determined in the respective Lender Agent’s reasonable discretion and shall be conclusive absent manifest error.

“Broadly Syndicated Loan” means any Loan Asset that (i) is broadly syndicated, (ii) is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (iii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to Liens described in clause (b) (other than clause (v) thereof) of the definition of Permitted Liens), (iv) the Borrower or the Collateral Manager determines in good faith that the value of the collateral securing such Loan Asset (or the enterprise value of the underlying business) on or about the time of origination equals or exceeds the outstanding principal balance of such Loan Asset plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral, (v) has a Tranche Size of $250,000,000 or greater, (vi) unless such Loan Asset is a DIP Loan, at the time such Loan Asset is acquired by the Borrower, it is rated by both S&P and Moody’s (or the Obligor is rated by both S&P and Moody’s) and such ratings are not lower than “B3” by Moody’s and “B-” by S&P and (vii) has an Outstanding Balance that, when aggregated with the Outstanding Balances of all other Broadly Syndicated Loans to such Obligor, is less than (a) for up to ten (10) Obligors at any one time, $5,000,000 or (b) with respect to any Obligor not covered by clause (a), $4,000,000. For the avoidance of doubt, if the Outstanding Balance of a Loan Asset is greater than the applicable threshold in clause (vii), such Loan Asset is not a Broadly Syndicated Loan.

“Business Day” means a day of the year other than (i) Saturday or a Sunday or (ii) any other day on which commercial banks in New York, New York, Columbia, Maryland or Charlotte, North Carolina are not open for business; provided, that, if any determination of a Business Day shall relate to an Advance bearing interest at LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under

GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest Expense” means, with respect to any Obligor for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” (exclusive of any PIK Interest) or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period.

“Closing Date” means February 19, 2014.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Advisor” means FSIC II Advisor, LLC, a Delaware limited liability company in its capacity as collateral advisor.

“Collateral Advisor Agreement” means the Investment Advisory and Administrative Services Agreement between the Collateral Manager and the Collateral Advisor.

“Collateral Agent” has the meaning assigned to that term in the preamble hereto.

“Collateral Agent Expenses” means the expenses set forth in the Wells Fargo Corporate Trust Fee Letter and any other accrued and unpaid reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Agent under the Transaction Documents.

“Collateral Agent Fees” means the fees set forth in the Wells Fargo Corporate Trust Fee Letter, as such fee letter may be amended, restated, supplemented and/or otherwise modified from time to time.

“Collateral Agent Termination Notice” has the meaning assigned to that term in Section 10.05.

“Collateral Custodian” means Wells Fargo, not in its individual capacity, but solely as collateral custodian pursuant to the terms of this Agreement.

“Collateral Custodian Expenses” means the expenses set forth in the Wells Fargo Corporate Trust Fee Letter and any other accrued and unpaid reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Custodian under the Transaction Documents.

“Collateral Custodian Fees” means the fees set forth in the Wells Fargo Corporate Trust Fee Letter, as such fee letter may be amended, restated, supplemented and/or otherwise modified from time to time.

“Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 11.05.

“Collateral File” means, for each Loan, (a) copies of each of the Required Loan Documents and (b) any other portion of the Loan File which is not part of the Required Loan Documents.

“Collateral Management Report” has the meaning assigned to that term in Section 6.07(b).

“Collateral Manager” means FS Investment Corporation II or any other Person then authorized, pursuant to the Management Agreement, to service, administer, and collect on the Loans and exercise rights and remedies in respect of the same.

“Collateral Manager Event of Default” has the meaning assigned to that term in Section 6.11.

“Collateral Management Standard” means, with respect to any Loans included in the Collateral Portfolio, to service and administer such Loans on behalf of the Secured Parties in accordance with Applicable Law, the terms of this Agreement, the Underlying Instruments, all customary and usual servicing practices for loans like the Loans and, to the extent consistent with the foregoing, (i) with reasonable care, using a degree of skill and diligence not less than that with which the Borrower or Collateral Manager, as applicable, services and administers loans for its own account or for the account of its Affiliates having similar lending objectives and restrictions, and (ii) to the extent not inconsistent with clause (i), in a manner consistent with the customary standards, policies and procedures followed by institutional managers of national standing relating to assets of the nature and character of the Collateral Portfolio and without regard to any relationship that the Collateral Manager or any Affiliate thereof may have with any Obligor or any Affiliate of any Obligor. Solely pursuant to Section 6.11(a), the “Collateral Management Standard” shall apply to each Borrower Advisor.

“Collateral Manager Certificate” has the meaning assigned to that term in Section 6.07(c).

“Collateral Portfolio” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in the property identified below in clauses (a) through (e) and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and the Excluded Amounts):

(a)        the Loans, and all monies due or to become due in payment under such Loans on and after the related Cut-Off Date, including, but not limited to, all Available Collections;

(b)        the Portfolio Assets with respect to the Loans referred to in clause (a);

(c)        the Controlled Accounts and all Permitted Investments purchased with funds on deposit in the Controlled Accounts;

(d)        the Borrower’s equity interests in any Portfolio Subsidiary;

(e)        any Loan or other asset received in exchange for an Eligible Loan in connection with any workout or other restructuring of such asset (it being understood, for the avoidance of doubt, that such Loan or other asset shall not be an Eligible Loan unless it meets each of the criteria set forth in such definition); and

(f)        all income and Proceeds of the foregoing.

“Collateral Sub-Advisor” means GSO/Blackstone Debt Funds Management LLC, a Delaware limited liability company, in its capacity as Collateral Sub-Advisor.

“Collection Account” means account number 48444900 at the Account Bank in the name of the Borrower subject to the Lien of the Collateral Agent for the benefit of the Secured Parties including any sub-account thereof; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances have been repaid in full and all Yield and Fees and all other Obligations have been paid in full (other than contingent liability obligations as to which no claim has been made), and the Borrower shall have no further right to request any additional Advances.

“Collection Period” means, (i) as to the initial Payment Date, the period beginning on the Closing Date and ending on, and including, the Determination Date immediately preceding such Payment Date and (ii) as to any subsequent Payment Date, the period beginning on the first day after the most recently ended Collection Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Collection Period, the Collection Date.

“Commercial Paper Notes” means, any short-term promissory notes of any Conduit Lender issued by such Conduit Lender in the commercial paper market.

“Commitment” means, with respect to each Lender, (i) prior to the end of the Reinvestment Period, the dollar amount set forth opposite such Lender’s name on Annex B hereto or the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable (after giving effect to any decrease pursuant to Section 2.17 or increase pursuant to Section 2.20) and (ii) on or after the Reinvestment Period, such Lender’s Pro Rata Share of the aggregate Advances Outstanding.

“Conduit Lender” means each commercial paper conduit as may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 2.20.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlled Accounts” means the Collection Account, the Interest Collection Account, the Principal Collection Account and the Unfunded Exposure Account.

“Credit Risk Loan” means an Eligible Loan that, in the Borrower or the Collateral Manager’s reasonable commercial judgment (as certified by the Borrower or the Collateral Manager to the Administrative Agent and the Lenders), is declining in value or has a significant risk of declining in credit quality or price in the near term.

“Cure Plan” means a plan submitted by the Borrower to the Administrative Agent satisfying the requirements of Section 2.06(c).

“Cure Plan Sale” means a sale of a Loan pursuant to an approved Cure Plan.

“Cut-Off Date” means, with respect to each Loan, the date such Loan is Pledged hereunder.

“Defaulting Lender” means any Lender that has (or, with respect to clause (iv) of this definition, has a direct or indirect parent company that has) (i) failed to fund any portion of the Advances on the date required to be funded by it hereunder, (ii) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, or (iv) become or is not Solvent or has become the subject of a Bankruptcy Proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Delayed Draw Loan” means a Loan that requires one or more future advances to be made by the Borrower and which does not permit the re-borrowing of any amount previously repaid by the related Obligor; provided that, such Loan shall only be considered a Delayed Draw Loan for so long as any future funding obligations remain in effect and any reference to a Delayed Draw Loan shall refer only to any portion of such Loan which constitutes a future funding obligation.

“Determination Date” means the 4th day of each January, April, July and October.

“DIP Loan” means any Loan (i) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (ii) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code, (iii) the terms of which have been approved by a court of competent jurisdiction (the enforceability of which is not subject to any pending contested matter or proceeding) and (iv) which is not a Fixed Rate Asset, a Senior Secured Bond or a Second Lien Loan.

“Disbursement Request” means a disbursement request from the Borrower to the Administrative Agent and the Collateral Agent in the form attached hereto as Exhibit D in connection with a disbursement request from the Principal Collection Account in accordance with Section 2.19.

“Discretionary Sale” has the meaning set forth in Section 2.07(b).

“Dollars” means the lawful currency of the United States of America.

“EBITDA” means, with respect to any period and any Loan, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Underlying Instrument for each such Loan, together with all reasonable add-backs and exclusions as designated in such Underlying Instrument, and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instrument, an amount, for the principal obligor on such Loan and any of its parents or Subsidiaries that are obligated pursuant to the Underlying Instrument for such Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes and unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), and any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“Eligible Assignee” means any commercial bank or insurance company.

“Eligible Loan” means each Loan (A) for which the Administrative Agent and/or the Collateral Agent have received (or, in accordance with the definition of “Required Loan Documents,” will receive) the related Required Loan Documents; (B) with respect to which an Approval Notice has been executed by the Administrative Agent; and (C) that satisfies each of the following eligibility requirements (unless the Administrative Agent, with the prior consent of the Required Lenders, agrees to waive any such eligibility requirement with respect to such Loan):

(a)        such Loan is (i) a Broadly Syndicated Loan, a Fixed Rate Loan, a Large Middle Market Loan, a Traditional Middle Market Loan, a Second Lien Loan or a DIP Loan or (ii) prior to the occurrence of the Required Sale Date, a Senior Secured Bond;

(b)        after giving effect to such Loan as an Eligible Loan, as of the related Cut-Off Date, the aggregate Outstanding Balance of all Eligible Loans made to the applicable Obligor is not greater than $15,000,000; provided that the aggregate Outstanding Balance of all Eligible Loans made to up to three (3) Obligors may be up to $25,000,000 for each such Obligor; provided, further, that only the portion of the Loans in excess of this threshold will be deemed to have not satisfied this clause (b);

(c)        such Loan is denominated and payable solely in Dollars;

(d)        such Loan does not constitute Margin Stock;

(e)        unless such Loan is a Delayed Draw Loan, such Loan does not require the Borrower to make advances in respect of such Loan at any time after the Borrower’s purchase of such Loan;

(f)        the acquisition of such Loan will not cause the Borrower or the Collateral Portfolio to be required to register as an investment company under the 1940 Act;

(g)        after giving effect to such Loan as an Eligible Loan, the aggregate Outstanding Balance of all Eligible Loans that are DIP Loans is not more than 5% of the aggregate Outstanding Balance of all Eligible Loans; provided that, only the portion of the Loans in excess of such threshold will be deemed to have not satisfied this clause (g);

(h)        the principal Underlying Collateral for such Loan is not real property;

(i)         such Loan, together with the Underlying Instrument related thereto, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor and each guarantor thereof (if applicable), enforceable against such Obligor and each such guarantor in accordance with its terms, subject to customary bankruptcy, insolvency and equity limitations;

(j)         such Loan is in the form of and is treated as indebtedness of the related Obligor for U.S. federal income tax purposes;

(k)        as of the related Cut-Off Date, such Loan is not delinquent in payment of any amount under the related Underlying Instrument or other related transaction documents;

(l)         none of the acquisition, sale, transfer or assignment of such Loan nor the granting of a security interest hereunder to the Collateral Agent will (i) violate, conflict with or contravene any Applicable Law or any contractual or other restriction, limitation or encumbrance binding on the Borrower or (ii) cause any Lender to fail to comply with any Applicable Law or request or directive (whether or not having the force of law) from any banking or other Governmental Authority having jurisdiction over such Lender;

(m)       such Loan is eligible under the applicable Underlying Instrument (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold, transferred or assigned to the Borrower and to have a security interest therein granted to the Collateral Agent, as agent for the Secured Parties (subject to the rights of any applicable agents under the terms of the related Underlying Instrument);

(n)        such Loan is not subject to, or the subject of any assertions in respect of, any litigation, dispute or offset, and contains provisions substantially to the effect that the Obligor’s and each guarantor’s (if applicable) payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against the Borrower or any assignee;

(o)        immediately after giving effect to its acquisition of such Loan and at all times it is owned by the Borrower, the Borrower (i) has good and marketable title to, and is the sole owner of, such Loan, and the Borrower has granted to the Collateral Agent for the benefit of the Secured Parties a valid and perfected first priority (subject to Permitted Liens) Lien in the Loan and related Underlying Instrument and (ii) has not granted a Lien in the Loan or the related Underlying Instrument to any Person other than to the Collateral Agent hereunder;

(p)        such Loan (or the acquisition thereof) is not subject to and will not subject any Secured Party or any Affiliate thereof to any Tax, fee or other governmental charge payable to any Governmental Authority;

(q)        the Obligor with respect to such Loan and each guarantor (if applicable) thereof had full legal capacity to execute and deliver the related Underlying Instrument;

(r)        all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required by the Borrower or under the Related Underlying Instrument under Applicable Law to be obtained, effected or given in connection with the making, acquisition, transfer or performance of such Loan have been duly obtained, effected or given and are in full force and effect;

(s)        such Loan requires the related Obligor to pay customary maintenance, repair, insurance and taxes, together with all other ancillary costs and expenses, with respect to the Underlying Collateral of such Loan;

(t)        such Loan and any Underlying Collateral (i) comply in all respects with all Applicable Laws and (ii) have not, and will not, be used by the related Obligor in any manner or for any purpose that would result in any material risk of liability being imposed upon the Borrower or any Secured Party under any Applicable Law;

(u)        unless otherwise approved by the Administrative Agent in its sole discretion, such Loan has a term to stated maturity that does not exceed seven (7) years;

(v)        the Underlying Instrument for such Loan does not contain a confidentiality provision that would prohibit any Secured Party from accessing all necessary information with regard to such Loan, so long as such Secured Party has agreed to maintain the confidentiality of such information in accordance with the provisions of such Underlying Instrument;

(w)       after giving effect to such Loan as an Eligible Loan, the aggregate Outstanding Balance of all Fixed Rate Loans and Senior Secured Bonds is not more than 10% of the aggregate Outstanding Balance of all Eligible Loans; provided that, only the portion of the Loans in excess of such threshold will be deemed to have not satisfied this clause (w);

(x)       if such Loan is a Fixed Rate Loan, it is not also a Second Lien Loan;

(y)        such Loan, and any payment made with respect to such Loan, is not currently withholding any tax (or similar governmental charge) unless the Obligor thereon is making “gross-up” payments that cover the full amount of such withheld tax (or similar governmental charge) on an after-tax basis;

(z)        after giving effect to such Loan as an Eligible Loan, the aggregate Outstanding Balance of all Eligible Loans that are Second Lien Loans is not more than 20% of the aggregate Outstanding Balance of all Eligible Loans; provided that, only the portion of the Loans in excess of such threshold will be deemed to have not satisfied this clause (z);

(aa)      after giving effect to such Loan as an Eligible Loan, the aggregate Outstanding Balance of all Eligible Loans that are Delayed Draw Loans is not more than 5% of the aggregate Outstanding Balance of all Eligible Loans; provided that, only the portion of the Loans in excess of such threshold will be deemed to have not satisfied this clause (aa);

(bb)      to the actual knowledge of the Borrower, no written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened, other than, in each case, as notified to the Administrative Agent in writing on or prior to the applicable Cut-Off Date or promptly after obtaining actual knowledge of any such notice or inquiry; provided that, unless otherwise permitted by the Administrative Agent, from and after the Borrower obtaining such actual knowledge, the related Loans will no longer be counted as Eligible Loans for purposes of calculating the Borrowing Base; and

(cc)      the Obligor with respect to such Loan is an Eligible Obligor.

“Eligible Obligor” means, on any date of determination, any Obligor that:

(a)        is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b)        is not a Governmental Authority;

(c)        is not an Affiliate of the Borrower or any Borrower Advisor;

(d)        is organized and incorporated in the United States or any State thereof or Canada;

(e)        as of the related Cut-Off Date, there are no proceedings pending or, to the best of the Borrower’s or the Equityholder’s knowledge, threatened (i) asserting that such Obligor is not Solvent or (ii) pursuant to which such Obligor, any other obligated party or any Governmental Authority has asserted that such Loan or the related Underlying Instrument is illegal or unenforceable;

(f)        as of the related Cut-Off Date, is not the subject of and, to the best of the Borrower’s or the Equityholder’s knowledge is not threatened with any proceeding which would result in, a Bankruptcy Event with respect to such Obligor;

(g)        to the actual knowledge of the Borrower, none of such Obligor’s operations is the subject of a material Federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment, other than, in each case, as notified to the Administrative Agent in writing on or prior to the applicable Cut-Off Date or promptly after obtaining actual knowledge of any such investigation; provided that, unless otherwise permitted by the Administrative Agent, from and after the Borrower obtaining such actual knowledge, the related Loans will no longer be counted as Eligible Loans for purposes of calculating the Borrowing Base; and

(h)        to the actual knowledge of the Borrower, such Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment, other than, in each case, as notified to the Administrative Agent in writing on or prior to the applicable Cut-Off Date or promptly after obtaining actual knowledge of any such material contingent liability; provided that, unless otherwise permitted by the Administrative Agent, from and after the Borrower obtaining such actual knowledge, the related Loans will no longer be counted as Eligible Loans for purposes of calculating the Borrowing Base.

“Eligible Repurchase Obligations” means repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in the definition of Permitted Investments.

“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, binding interpretations and orders of courts or Governmental Authorities, relating to the protection of human health from exposure to Hazardous Materials or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equityholder” means FS Investment Corporation II, as the owner of 100% of the membership interests in the Borrower.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or the Collateral Manager, as applicable, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or the Collateral Manager, as applicable, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower or the Collateral Manager, as applicable, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Eurodollar Disruption Event” means occurrence of any of the following: (a) any Liquidity Bank or any Institutional Lender shall have notified the Administrative Agent in writing of a determination by such Liquidity Bank or any of its assignees or participants or such Institutional Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance, (b) the Administrative Agent is unable to determine LIBOR for any reason, (c) any Liquidity Bank or any Institutional Lender shall have notified the Administrative Agent in writing of a determination by such Liquidity Bank or any of its assignees or participants or such Institutional Lender, as applicable, that the rate at which deposits of United States dollars are being offered to such Liquidity Bank or any of its assignees or participants or such Institutional Lender in the London interbank market does not accurately reflect the cost to such Liquidity Bank, such assignee or such participant or such Institutional Lender of making, funding or maintaining any Advance or (d) any Liquidity Bank or any Institutional Lender shall have notified the Administrative Agent in writing of the inability of such Liquidity Bank or any of its assignees or participants or such Institutional Lender, as applicable, to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Excepted Persons” has the meaning assigned to that term in Section 12.13(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts” means (a) any amount received in any Controlled Account with respect to any Loan included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Underlying Collateral, or (b) any amount received in any Controlled Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under a Underlying Instrument and (iii) any amount received in any Controlled Account with respect to any Loan that is sold or transferred by the Borrower pursuant to

Section 2.07, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

“Excluded Taxes” has the meaning assigned to that term in Section 2.10(a).

“Facility Maturity Date” means the earliest to occur of (i) the Stated Maturity Date, (ii) the date of the declaration or automatic occurrence of the Facility Maturity Date pursuant to Section 7.01 and (iii) the Collection Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively more comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any law, regulation, legislation or practice adopted pursuant to an intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.

“Fees” means the Non-Usage Fee and all other fees payable to each Lender or Lender Agent pursuant to the terms of any Lender Fee Letter.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“Fixed Rate Loan” means a Loan Asset that is (i) a fixed rate loan, (ii) is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (iii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to Liens described in clause (b) (other than clause (v) thereof) of the definition of Permitted Liens), and (iv) the Borrower or the Collateral Manager determines in good faith that the value of the collateral securing the loan (or the enterprise value of the underlying business) on or about the time of origination equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Hazardous Materials” means all hazardous or toxic materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any such materials classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Highest Required Investment Category” means (a) with respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one-month instruments, “Aa2” and “P-1” for three-month instruments, “Aa2” and “P-1” for six-month instruments and “Aaa” and “P-1” for instruments with a term in excess of six-months, and (b) with respect to rating assigned by S&P, “A-1+” for short-term instruments and “AAA” for long-term instruments.

“Indebtedness” means (i) with respect to any Obligor under any Loan, the meaning of “Indebtedness” or any comparable definition in the Underlying Instrument for each such Loan, and in any case that “Indebtedness” or such comparable definition is not defined in such Underlying Instrument, without duplication, (a) all obligations of such entity for borrowed money, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable and trade payables incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all Capital Lease Obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances; and (ii) for all other purposes, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all Capital Lease Obligations of such Person, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives (on a net basis, to the extent the same are reported by such Person on a net basis), and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii).

“Indemnified Amounts” has the meaning assigned to that term in Section 8.01.

“Indemnified Party” has the meaning assigned to that term in Section 8.01.

“Indemnity Letter” means that certain Indemnity Letter, dated as of the date hereof, given by the Collateral Advisor to the Administrative Agent, on behalf of the Secured Parties.

“Independent Director” means a natural person who, (A) has not been for the three-year period prior to his or her appointment as an Independent Director, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of their respective Affiliates (other than his or her service as an Independent Director of the Borrower or other Affiliates that are structured to be “bankruptcy remote” and does not hold, either directly or indirectly, any equity interests in the Borrower or in any direct or indirect parent or Subsidiary thereof); (ii) a customer, creditor, service provider (including a provider of professional services) or supplier of the Borrower or any of their Affiliates (other than his or her service as an Independent Director of the Borrower or other Affiliates of the Borrower that are structured to be “bankruptcy remote”); (iii) any member of the immediate family of a person described in (i) or (ii), or (iv) a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii), (B) has, (i) prior experience as an Independent Director for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by the Administrative Agent, in each case that is not an Affiliate of the Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business and (C) is employed by a nationally recognized company that routinely provides professional Independent Directors and other corporate services in the ordinary course of its business. A natural person who otherwise satisfies the foregoing definition and satisfies subparagraphs (i) and (ii) by reason of being the Independent Director of a “bankruptcy remote” Affiliate shall be qualified to serve as an Independent Director of the Borrower, provided that the fees that such individual earns from serving as an Independent Director of Affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Ineligible Portion” has the meaning assigned to that term in Section 1.05.

“Initial Advance” means the first Advance made pursuant to Article II.

“Initial Notice of Borrowing” means a Notice of Borrowing that (i) specifies a requested Advance of not less than $1,000,000, (ii) specifies an Advance Date not more than sixty (60) days after the Closing Date and (iii) is revocable by the Borrower only if, at any time prior to the specified Advance Date, the Advances Outstanding exceed $1,000,000.

“Institutional Lender” means (i) Wells Fargo and (ii) each financial institution other than a Conduit Lender which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 2.20.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy” means, with respect to any Loan, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral.

“Insurance Proceeds” means any amounts received on or with respect to a Loan under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation other than (i) any such amount received which is required to be used to restore, improve or repair the related property or required to be paid to the Obligor under the Underlying Instrument or (ii) any such amount for which the Borrower or the Collateral Manager has consented, in its reasonable business discretion, to be used to restore, improve or repair the related property or otherwise to be paid to the Obligor under the Underlying Instrument.

“Interest” means, with respect to any period and any Loan, for the Obligor on such Loan and any of its parents or Subsidiaries that are obligated under the Underlying Instrument for such Loan (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest” or any comparable definition in the Underlying Instrument for each such Loan and in any case that “Interest” or such comparable definition is not defined in such Underlying Instrument, all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period).

“Interest Collection Account” means account number 48444901 at the Account Bank in the name of the Borrower subject to the Lien of the Collateral Agent for the benefit of the Secured Parties including any sub-account thereof; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Interest Collection Account.

“Interest Collections” means, (i) with respect to any Loan, all payments and collections attributable to interest on such Loan, including, without limitation, all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Loan and (ii) amendment fees, late fees, waiver fees, prepayment fees or other fees received in respect of Loans.

“Interest Coverage Ratio” means, with respect to any Loan for any Relevant Test Period, either (a) the meaning of “Interest Coverage Ratio” or comparable definition set forth in the related Underlying Instrument, or (b) in the case of any Loan with respect to which the related Underlying Instrument does not include a definition of “Interest Coverage Ratio” or comparable definition, the ratio of (i) EBITDA to (ii) Cash Interest Expense of such Obligor as of such Relevant Test Period, as calculated by a Borrower Advisor in good faith.

“Joinder Supplement” means an agreement among the Borrower, a Lender, its Lender Agent and the Administrative Agent in the form of Exhibit E to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“Large Middle Market Loan” means any Loan Asset that is not a Broadly Syndicated Loan and (i) is syndicated (but not a “club” syndication as determined by the Administrative Agent in its sole discretion), (ii) is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (iii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to Liens described in clause (b) (other than clause (v) thereof) of the definition of Permitted Liens), (iv) the Borrower or the Collateral Manager determines in good faith that the value of the collateral securing such Loan Asset (or the enterprise value of the underlying business) on or about the time of origination equals or exceeds the outstanding principal balance of such Loan Asset plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral, (v) has a Tranche Size of at least $200,000,000 and (vi) as of the applicable Cut-Off Date, has an EBITDA for the prior twelve calendar months of at least $60,000,000 (after giving pro forma effect to any acquisition in connection therewith).

“Lender” means any Institutional Lender or Conduit Lender, and/or any other Person to whom an Institutional Lender or Conduit Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 12.04.

“Lender Agent” means, with respect to (i) Wells Fargo, Wells Fargo; (ii) each Conduit Lender which may from time to time become party hereto, the Person designated as the “Lender Agent” with respect to such Conduit Lender in the applicable Joinder Supplement and (iii) each Institutional Lender which may from time to time become a party hereto, each shall be deemed to be its own Lender Agent, and, in each case, each of their respective successors and assigns (and each shall be deemed to be its own Lender Agent).

“Lender Fee Letter” means each fee letter agreement that shall be entered into by and among the Borrower, the applicable Lender and the related Lender Agent, if applicable, in connection with the transactions contemplated by this Agreement, as amended, modified, waived, supplemented, restated or replaced from time to time.

“LIBOR” means, for any day during the Collection Period, with respect to any Advance (or portion thereof) (a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a three-month maturity; and (b) if no rate specified in clause (a) of this definition so appears on Reuters Screen LIBOR01 Page (or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for a three-month maturity are offered by the principal London office of Wells Fargo in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing); provided that, in no event shall an operating lease in and of itself be deemed to be a Lien.

“Lien Release Dividend” has the meaning assigned to that term in Section 2.07(e).

“Lien Release Dividend Date” means the date specified by the Borrower, which date may be any Business Day, provided written notice is given in accordance with Section 2.07(e).

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, or purchase assets from, any Conduit Lender in order to provide liquidity support for such Conduit Lender’s Advances hereunder.

“Liquidity Bank” means the Person or Persons who provide liquidity support to any Conduit Lender pursuant to a Liquidity Agreement in connection with the issuance by such Conduit Lender of Commercial Paper Notes.

“LLC Agreement” means the Limited Liability Company Agreement of the Borrower, dated as of the date hereof, as amended, supplemented or otherwise modified from time to time.

“Loan” means (i) a Loan Asset or (ii) prior to the occurrence of the Required Sale Date, a Senior Secured Bond.

“Loan Asset” means the portion of any commercial loan or note (or, if such asset is a Fixed Rate Loan, either (i) a commercial loan or (ii) prior to the occurrence of the Required Sale Date, a note or a bond) that the Borrower Advisors direct the Borrower to fund to or acquire from the Seller or any third party seller, which loan, note or bond includes, without limitation, (i) the Required Loan Documents and Loan File, and (ii) all right, title and interest of such seller in and to such loan, note or bond and any Underlying Collateral, but excluding, in each case, the Retained Interest and Excluded Amounts, and which loan, note or bond was acquired from or funded to and owned by the Borrower on the applicable Cut-Off Date (as set forth on the Loan Tape delivered on such Cut-Off Date).

“Loan Checklist” means an electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Collateral Custodian, for each Loan, of all Required Loan Documents to be included within the respective Loan File, which shall specify whether such document is an original or a copy and which shall include the identification number and name of the Obligor with respect to such Loan.

“Loan File” means, with respect to each Loan, a file containing (a) each of the documents and items as set forth on the Loan Checklist with respect to such Loan and (b) duly executed originals (to the extent required by the definition of “Required Loan Documents”) and copies of any other reasonably available Records relating to such Loans and Portfolio Assets pertaining thereto.

“Loan Register” has the meaning assigned to that term in Section 5.01(hh).

“Loan Tape” means the loan tape to be delivered in connection with each Collateral Management Report and on each applicable Cut-Off Date, which tape shall include (but not be limited to) the aggregate Outstanding Balance of all Loans and, with respect to each Loan, the following information:

(a)        name of the related Obligor;

(b)        if such Loan is a Broadly Syndicated Loan, a Large Middle Market Loan, a Traditional Middle Market Loan or a Senior Secured Bond, calculation of the Senior Net Leverage Ratio provided in the applicable Approval Notice (provided that if any other positions in such Loan existed on the date of such Approval Notice, then the Senior Net Leverage Ratio utilized for the position with the earliest of such other Cut-Off Dates shall apply) and for the most recent Relevant Test Period;

(c)        calculation of the Interest Coverage Ratio provided in the applicable Approval Notice (provided that if any other positions in such Loan existed on the date of such Approval Notice, then the Interest Coverage Ratio utilized for the position with the earliest of such other Cut-Off Dates shall apply) and for the most recent Relevant Test Period;

(d)        if such Loan is a Second Lien Loan, calculation of the Total Net Leverage Ratio on the applicable Cut-Off Date (provided that if any other positions in such Loan existed on the date of such Approval Notice, then the Total Net Leverage Ratio utilized for the position with the earliest of such other Cut-Off Dates shall apply) and for the most recent Relevant Test Period;

(e)        collection status (number of days past due);

(f)         loan status (whether in default or on non-accrual status);

(g)        scheduled maturity date;

(h)        date and amount of next Scheduled Payment;

(i)         loan rate of interest (and reference rate, if applicable);

(j)         LIBOR floor (if applicable);

(k)        Outstanding Balance;

(l)         par amount;

(m)       the portion of the Outstanding Balance of such Loan that is in excess of the threshold set forth in clauses (b), (g) (w), (z) and/or (aa) of the definition of “Eligible Loan”;

(n)        Assigned Value;

(o)        Purchase Price;

(p)        Moody’s asset and Obligor rating (if available);

(q)        S&P asset and Obligor rating (if available);

(r)         Loan type (Broadly Syndicated Loan, Fixed Rate Loan, Large Middle Market Loan, Traditional Middle Market Loan or Second Lien Loan);

(s)        whether such Loan is a DIP Loan or a Delayed Draw Loan;

(t)         the applicable industry classification set forth on Schedule III;

(u)        whether such Loan has been subject to a Value Adjustment Event (and of what type);

(v)        whether such Loan has been subject to any Material Modification;

(w)       the applicable Cut-Off Date;

(x)        the Adjusted Borrowing Value of such Loan;

(y)        the Tranche Size of such Loan;

(z)        the EBITDA of such Loan over the twelve-month period for the most Relevant Test Period;

(aa)      the revenue of the related Obligor(s) during the twelve-month period for the most Relevant Test Period; and

(bb)      the Collateral Manager’s risk rating of such Loan, as determined in accordance with its current internal rating system.

“Management Agreement” means the Collateral Management Agreement, dated as of the date hereof, between the Borrower and the Collateral Manager relating to the management of the Collateral Portfolio of the Borrower, as amended, supplemented or otherwise modified from time to time.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Seller, any Borrower Advisor or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Collateral Agent, the Collateral Custodian, the Account Bank, the Administrative Agent, any Lender, any Lender Agent and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower and Collateral Manager to perform their respective obligations under the Transaction Documents, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s, the Administrative Agent’s or the other Secured Parties’ lien on the Collateral Portfolio, in each case as determined in the reasonable discretion of the Required Lenders.

“Material Modification” means any amendment or waiver of, or modification or supplement to, a Underlying Instrument governing a Loan executed or effected on or after the Cut-Off Date for such Loan which:

(a)        reduces or forgives any or all of the principal amount due under such Loan;

(b)        (i) waives one or more interest payments, (ii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan (other than (x) any deferral or capitalization already allowed by the terms of the Underlying Instrument of any PIK Loan or (y) in addition to existing cash interest payments), or (iii) reduces the spread or coupon when the Interest Coverage Ratio for any Relevant Test Period with respect to such Loan is less than 1.50:1.00 (prior to giving effect to such reduction in the spread or coupon) (for the avoidance of doubt, automatic changes in grid pricing existing on the Cut-Off Date do not constitute “Material Modifications” under this clause (b));

(c)        contractually or structurally subordinates such Loan by operation of (i) any priority of payment provisions, (ii) turnover provisions, (iii) the transfer of assets in order to limit recourse to the related Obligor (other than where such transfer is not intended to avoid or limit recourse but is a bona fide disposition transaction which results in the repayment of indebtedness from any net proceeds) or (iv) the granting of Liens (other than Permitted Liens) on any of the Underlying Collateral securing such Loan;

(d)        substitutes, alters or releases the Underlying Collateral securing such Loan and each such substitution, alteration or release, as determined in the sole discretion of the Administrative Agent, materially and adversely affects the value of such Loan;

(e)        amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Senior Net Leverage Ratio”, “Interest Coverage Ratio” or “Total Net Leverage Ratio” or any respective comparable definitions in the applicable Underlying Instruments for such Loan or (ii) any term or provision of such Underlying Instrument referenced in or utilized in the calculation of the “Senior Net Leverage Ratio”, “Interest Coverage Ratio” or “Total Net Leverage Ratio” or any respective comparable definitions for such Loan, in either case in a manner that, in the sole discretion of the Administrative Agent, is materially adverse to the Secured Parties; or

(f)        delays or extends the stated maturity date of such Loan.

“Maximum Facility Amount” means the aggregate Commitments as then in effect, after giving effect to any decrease pursuant to Section 2.17 or increase pursuant to Section 2.20; provided that at all times after the Reinvestment Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time and the Aggregate Unfunded Exposure Amount at such time. As of the Closing Date, the Maximum Facility Amount is $250,000,000.

“Middle Market Loan” means any Large Middle Market Loan or any Traditional Middle Market Loan.

“Minimum Equity Amount” means the greater of (i) the sum of the Adjusted Borrowing Value of all Eligible Loans attributable to the three Obligors collectively comprising the largest aggregate Adjusted Borrowing Value included in the Borrowing Base and (ii) $50,000,000.

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“Mortgage” means the mortgage, deed of trust or other instrument creating a Lien on an interest in real property securing a Loan, including the assignment of leases and rents related thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate contributes or has any obligation to contribute on behalf of its employees or to which the Borrower or any ERISA Affiliate has any liability.

“Non-Usage Fee” means, with respect to any Lender and/or Lender Agent, the “non-usage fee” set forth in the applicable Lender Fee Letter.

“Noteless Loan” means a Loan with respect to which the Underlying Instruments (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) require any holder of the indebtedness created under such Loan to affirmatively request a promissory note from the related Obligor.

“Notice and Request for Consent to Lien Release Dividend” has the meaning assigned to that term in Section 2.07(e)(i).

“Notice of Borrowing” means an irrevocable (other than to the extent set forth on the Initial Notice of Borrowing) written notice of borrowing from the Borrower to the Administrative Agent and each Lender Agent in the form attached hereto as Exhibit F.

“Notice of Reduction” means a notice of (a) any reduction of the Advances Outstanding pursuant to Section 2.17(a), in the form attached hereto as Exhibit G or (b) any termination of this Agreement or reduction in part of the Maximum Facility Amount pursuant to Section 2.17(b), in the form attached hereto as Exhibit H.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Lender Agents, the Administrative Agent, the Account Bank, the Collateral Agent or the Collateral Custodian arising under this Agreement and/or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Advances, Breakage Fees, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Lender Agents, the Administrative Agent, the Collateral Agent, the Collateral Custodian and the Account Bank under this Agreement and/or any other Transaction Document, any Lender Fee Letter and costs and expenses payable by the Borrower to the Lenders, the Lender Agents, the Administrative Agent, the Account Bank, the Collateral Agent or the Collateral Custodian, in each case, under the Transaction Documents, including attorneys’ fees, costs and expenses, including without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means, collectively, each Person obligated to make payments under a Underlying Instrument, including any guarantor thereof.

“Officer’s Certificate” means a certificate signed by a director, a manager, the president, the secretary, an assistant secretary, the chief financial officer, treasurer, assistant treasurer or any vice president, as an authorized officer, of any Person.

“Opinion of Counsel” means a written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.

“Outstanding Balance” means the principal balance of a Loan, expressed exclusive of PIK Interest and any other accrued and unpaid interest, and inclusive of any Unfunded Exposure Amount.

“Participant Register” has the meaning assigned to that term in Section 2.13(b).

“Payment Date” means the 15th day of each January, April, July and October or, if such day is not a Business Day, the next succeeding Business Day, commencing July 2014; provided, that the final Payment Date shall occur on the Collection Date.

“Payment Duties” has the meaning assigned to that term in Section 10.02(b)(ii).

“Pension Plan” has the meaning assigned to that term in Section 4.01(x).

“Permitted Investments” means any of:

(a)        direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b)        demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Issuer’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from Moody’s and S&P in the Highest Required Investment Category granted by Moody’s and S&P;

(c)        commercial paper having, at the time of the issuer’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by Moody’s and S&P;

(d)        demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1+” respectively;

(e)        notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(f)        investments in taxable money market funds or other regulated investment companies having, at the time of the Issuer’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from Moody’s or S&P;

(g)        time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Issuer’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by Moody’s and S&P;

(h)        Eligible Repurchase Obligations with a rating of the Highest Required Investment Category from Moody’s and a rating of “A-1” or higher from S&P;

(i)        Wells Fargo Advantage Money Market Funds – Government Money Market Fund;

(j)        Wells Fargo Money Market Deposit Account; or

(k)        any similar investment approved by the Administrative Agent.

Permitted Investments may include, without limitation, those investments issued by or made with Wells Fargo or for which Wells Fargo or an Affiliate provided services and receives compensation; provided, that notwithstanding the foregoing clauses (a) through (k), after the occurrence of the Required Sale Date, Permitted Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule.

“Permitted Liens” means,

(a)        with respect to the interest of the Borrower in the Loans included in the Collateral, Liens in favor of the Collateral Agent created pursuant to this Agreement; and

(b)        with respect to the interest of the Borrower in the rest of the Collateral Portfolio (including any Underlying Collateral): (i) materialmen’s, warehousemen’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith, (ii) purchase money security interests in certain items of equipment, (iii) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (iv) other customary Liens permitted with respect thereto, (v) Liens in favor of the Collateral Agent created pursuant to this Agreement, (vi) with respect to Agented Loans or Third Party Agented Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of Indebtedness of such Obligor and (vii) with respect to any Underlying Collateral, Liens permitted by the applicable Underlying Instrument.

“Person” means an individual, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“PIK Interest” means interest accrued on a Loan that is added to the principal amount of such Loan instead of being paid as interest as it accrues.

“PIK Loan” means a Loan which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of the time prior to such Loan requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received.

“Pledge” means the pledge of any Eligible Loan or other Portfolio Asset pursuant to Article II.

“Portfolio Assets” means all Loans owned by the Borrower, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Borrower in and to:

(a)        any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Loans;

(b)        all rights with respect to the Loans to which the Seller or any third party seller is entitled as lender under the applicable Underlying Instrument;

(c)        the Controlled Accounts, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(d)        any Underlying Collateral securing a Loan and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Cut-Off Date and all liquidation proceeds;

(e)        all Required Loan Documents, the Loan Files related to any Loan, any Records, and the documents, agreements, and instruments included in the Loan Files or Records;

(f)        all Insurance Policies with respect to any Loan;

(g)        all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(h)        the Purchase and Sale Agreement (including, without limitation, rights of recovery of the Borrower against the Seller) and the assignment to the Collateral Agent, for the benefit of the Secured Parties, of all UCC financing statements filed by the Borrower against the Seller under or in connection with the Purchase and Sale Agreement;

(i)        the Management Agreement (including, without limitation, any rights of the Borrower against the Collateral Manager);

(j)        all records (including computer records) with respect to the foregoing; and

(k)        all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Portfolio Subsidiary” means any Person (a) in which the Borrower (i) has made an investment in the ordinary course of business that is accounted for under GAAP as a portfolio investment of the Borrower, (ii) has received an equity interest in connection with an REO Asset, (iii) has received an “equity kicker” in connection with its acquisition of any Loan, (iv) owns an equity interest and that is created as a “blocker” vehicle to address tax-specific issues or (v) has acquired an equity interest in connection with a relatively contemporaneous exchange or conversion of a Loan into equity interests and (b) that meets each of the requirements set forth in each of Section 5.01(b) and Section 5.02(a).

“Prime Rate” means the rate announced by Wells Fargo from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wells Fargo or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collection Account” means account number 48444902 at the Account Bank in the name of the Borrower subject to the Lien of the Collateral Agent for the benefit of the Secured Parties including any sub-account thereof; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Principal Collection Account.

“Principal Collections” means (i) any amounts deposited by the Borrower in accordance with Section 2.06(a)(i) or Section 2.07, (ii) with respect to any Loan, all amounts received which are not Interest Collections, including, without limitation, all Recoveries, all Insurance Proceeds, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, attributable to the principal of such Loan, (iii) all earnings on investments in any Principal Collection Account and (iv) all payments made by the Collateral Manager to the Borrower pursuant to Section 14 of the Management Agreement.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained by dividing the Commitment of such Lender (as determined under clause (i) of the definition of “Commitment”), by the aggregate Commitments of all the Lenders (as determined under clause (i) of the definition of “Commitment”).

“Proceeds” means, with respect to any Collateral Portfolio, all property that is receivable or received when such Collateral Portfolio is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral Portfolio.

“Purchase and Sale Agreement” means that certain purchase and sale agreement, dated the date of this Agreement, by and between the Seller, as the seller, and the Borrower, as the purchaser, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Purchase Price” means, with respect to any Loan, an amount (expressed as a percentage) equal to (i) the aggregate purchase price paid by the Borrower (as applicable) for such Loan (expressed exclusive of accrued interest and original issue discount) (or if different principal amounts of such Loan were purchased at different purchase prices, the weighted average of such purchase prices) divided by (ii) the principal balance of such Loan outstanding as of the date of such purchase (expressed exclusive of accrued interest and original issue discount); provided that any Loan acquired by the Borrower in connection with a primary syndication of such Loan and with a “Purchase Price” equal to or greater than 95% (including, for the avoidance of doubt, in excess of 100%) shall be deemed to have a “Purchase Price” equal to 100%.

“Records” means all documents relating to the Loans, including books, records and other information executed in connection with the origination or acquisition of the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Seller or the Collateral Manager have generated, in which the Borrower or the Seller has obtained an interest.

“Recoveries” means, as of the time any Underlying Collateral with respect to any Loan is sold, discarded or abandoned (after a determination by the Borrower or the Collateral Manager that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Borrower or the Collateral Manager, the proceeds from the sale of the Underlying Collateral, the proceeds of any related Insurance Policy, any distributions from a Portfolio Subsidiary formed to hold an REO Asset, any other recoveries with respect to such Loan, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan, as applicable, to be refunded to the related Obligor.

“Register” has the meaning assigned to that term in Section 2.13(a).

“Reinvestment Period” shall mean the date commencing on the Closing Date and ending on the earliest to occur of (i) February 19, 2017 and (ii) the Facility Maturity Date.

“Relevant Test Period” means, with respect to any Loan, the relevant test period for the reporting and calculation of the applicable financial covenants included in the Underlying Instrument for each such Loan, including financial covenants comparable to Total Net Leverage Ratio, Senior Net Leverage Ratio or Interest Coverage Ratio, as applicable, for such Loan in the applicable Underlying Instrument or, if no such period is provided for therein, for Obligors delivering monthly financing statements, each period of the last 12 consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Loan; provided that with respect to any Loan for which the relevant test period is not provided for in the Underlying Instrument, if an Obligor is a newly-formed entity or such Loan has been newly issued or amended and restated as to which 12 consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“REO Asset” means, with respect to any Loan, any Underlying Collateral that has been foreclosed on or repossessed from the current Obligor by the Borrower, and is being managed by a Borrower Advisor on behalf of and in the name of any Portfolio Subsidiary, for the benefit of the Secured Parties and any other equity holder of such Portfolio Subsidiary.

“REO Management Standard” has the meaning assigned to that term in Section 6.05(a).

“Reportable Event” has the meaning assigned to that term in Section 4.01(x).

“Reporting Date” means the date that is (a) two Business Days before each Payment Date and (b) the seventh Business Day after each Reporting Determination Date.

“Reporting Determination Date” means the 20th day of each February, March, May, June, August, September, November and December, or, if such day is not a Business Day, the next succeeding Business Day.

“Required Lenders” means (a) at any time when there are two or fewer Lenders, each Lender and (b) at all other times, the Lenders representing an aggregate of more than 50% of the aggregate Commitments of the Lenders then in effect; provided that with respect to clause (b), at least two Lenders will be required, one of which is Wells Fargo; provided further that the Commitment held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Loan Documents” means, for each Loan, the following documents or instruments, all as specified on the related Loan Checklist:

(a)        other than in the case of a Noteless Loan, (i) if the Borrower is the sole lender on such Loan or in the case of any Agented Loan, the original or, if accompanied by an original “lost note” affidavit and indemnity, a copy of the executed underlying promissory note, endorsed by the Borrower or the prior holder of record either in blank or to the Collateral Agent (and evidencing an unbroken chain of endorsements from each prior holder thereof evidenced in the chain of endorsements either in blank or to the Collateral Agent) with any endorsement to the Collateral Agent to be in the following form: “Wells Fargo Bank, National Association, as Collateral Agent for the Secured Parties” or (ii) in the case of any Third Party Agented Loan, a copy of the executed underlying promissory note, endorsed by the Borrower or the prior holder of record either in blank or to the Collateral Agent (and evidencing an unbroken chain of endorsements from each prior holder thereof evidenced in the chain of endorsements either in blank or to the Collateral Agent) with any endorsement to the Collateral Agent to be in the following form: “Wells Fargo Bank, National Association, as Collateral Agent for the Secured Parties”;

(b)        in the case of any Noteless Loan, (i) an executed copy of each assignment and assumption agreement, transfer document or instrument specified in the related Underlying Instrument (or, if no form is specified, the Loan Syndications and Trading Association form of assignment) relating to such Loan evidencing the assignment of such Noteless Loan either (1) from the Seller to the Borrower and from the Borrower either to the Collateral Agent or in blank or (2) from any prior third party owner thereof directly to the Borrower (at the direction of a Borrower Advisor) and from the Borrower either to the Collateral Agent or in blank, and (ii) in the case of an Agented Loan or a Third Party Agented Loan, a copy of the Loan Register with respect to such Noteless Loan, as described in Section 5.01(hh);

(c)        originals or copies of each of the following, to the extent applicable to the related Loan: (i) any related loan agreement, credit agreement, note purchase agreement, security agreement (if separate from any Mortgage) and (ii) if the Borrower is the sole lender on such Loan or in the case of any Agented Loan, any sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy or similar material operative document, in each case together with any amendment or modification thereto; and

(d)        if any Loan is secured by a Mortgage, either (x) if the Borrower is the sole lender on such Loan or in the case of any Agented Loan, (I) the original executed Mortgage, the original executed assignment of leases and rents, if any, and the originals of all intervening assignments, if any, of the Mortgage and assignments of leases and rents with evidence of recording thereon or (II) copies thereof certified by the public recording offices where such documents were recorded to be true and complete copies thereof in those instances where the public recording offices retain the original or where the original recorded documents are lost, or (y) in the case of any Third Party Agented Loan, copies thereof certified by the Borrower, by closing counsel or by a title company or escrow company to be true and complete copies thereof where the originals have been transmitted for recording; provided that, solely for purposes of the Review Criteria, the Collateral Custodian shall have no duty to ascertain whether any certification set forth in this subsection (d)(y) has been received, other than a certification which has been clearly delineated as being provided by the Borrower or (z) copies certified by the public recording offices where such documents were recorded to be true and complete copies thereof in those instances where the public recording offices retain the original or where the original recorded documents are lost.

“Required Reports” means, collectively, the Collateral Management Report required pursuant to Section 6.07(b), the Collateral Manager Certificate required pursuant to Section 6.07(c), the financial statements of the Equityholder required pursuant to Section 6.07(d), the financial statements and valuation reports of each Obligor required pursuant to Section 6.07(e), the annual statements as to compliance required pursuant to Section 6.08, and the annual independent public accountant’s report required pursuant to Section 6.09.

“Required Sale Assets” means all Permitted Investments that would disqualify the Borrower from using the “loan securitization exemption” under the Volcker Rule (as determined by the Administrative Agent in its reasonable discretion) and all Senior Secured Bonds.

“Required Sale Date” means the date immediately prior to July 21, 2015 (or the date immediately prior to such later date as shall be determined by written order of the Board of Governors of the Federal Reserve System with respect to the required conformance with the Volcker Rule by banking entities generally); provided that, if the Administrative Agent receives advice of nationally recognized counsel satisfactory to it in its sole discretion that (A) the ownership of the Required Sale Assets will not cause the Borrower to be a “covered fund” under the Volcker Rule, (B) the Advances are not considered to constitute “ownership interests” under the Volcker Rule or (C) ownership of the Advances will be otherwise exempt from the Volcker Rule, then the Required Sale Date shall not occur; provided, further, that upon receipt of further official guidance from or on behalf of the Board of Governors of the Federal Reserve System with respect to compliance with the Volcker Rule, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith in respect of amendments or modifications to the Transaction Documents appropriate to assure compliance with or exemption from the Volcker Rule.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower. For the avoidance of doubt, (x) payments and reimbursements due to a Borrower Advisor in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, and (y) distributions by the Borrower to holders of its membership interests of Loan or of cash or other proceeds relating thereto which have been substituted or transferred in connection with a Lien Release Dividend by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments.

“Retained Interest” means, with respect to any Loan, (a) all obligations of the Borrower to make advances thereon after the related Cut-Off Date, (b) all of the obligations of the Borrower, if any, of or owing to the agent(s) under the documentation evidencing such Loan and (c) the applicable portion of the interests, rights and obligations under the documentation evidencing such Loan that relate to such portion(s) of the indebtedness that is owned by another lender. Notwithstanding the foregoing, the “Retained Interest” shall exclude the Unfunded Exposure Amount.

“Review Criteria” has the meaning assigned to that term in Section 11.02(b)(i).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (or its successors in interest).

“Scheduled Payment” means each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Underlying Instrument.

“Second Lien Loan” means any Loan Asset that (i) is secured by a pledge of collateral (including all of the applicable Obligor’s assets constituting collateral for such Loan Asset (whether or not there is also a security interest of a higher or lower priority in additional collateral)) which security interest is validly perfected and second priority under Applicable Law (subject to Liens described in clause (b) (other than clause (v) thereof) of the definition of Permitted Liens), (ii) is pari passu in right of payment with the Indebtedness of the holders of the first priority security interest (other than with respect to receipt of the proceeds of liquidated collateral following an event of default) and (iii) pursuant to an intercreditor agreement between the Borrower (or the applicable agent) and the holder of such first priority security interest, the amount of Indebtedness covered by such first priority security interest is limited in terms of aggregate outstanding amount or percent of outstanding principal.

“Secured Party” means each of the Administrative Agent, each Lender (together with its successors and assigns), each Lender Agent, each Affected Party, each Indemnified Party, the Collateral Custodian, the Collateral Agent and the Account Bank.

“Securities Account Control Agreement” means the Securities Account Control Agreement, dated as of the date hereof, among the Borrower, the Collateral Agent and Wells Fargo as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” means FS Investment Corporation II, in its capacity as the seller under the Purchase and Sale Agreement, together with its successors and assigns in such capacity.

“Senior Net Leverage Ratio” means, with respect to any Loan for any Relevant Test Period, the meaning of “Senior Net Leverage Ratio” or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness (including, without limitation, such Loan) in the Underlying Instrument for each such Loan, and in any case that “Senior Net Leverage Ratio” or such comparable definition is not defined in such Underlying Instrument, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness (including, without limitation, such Loan) of the applicable Obligor as of the date of determination minus the Unrestricted Cash of such Obligor as of such date to (b) EBITDA of such Obligor with respect to the applicable Relevant Test Period, in each case as calculated by the Borrower or the Collateral Manager in good faith using information from and calculations consistent with relevant compliance statements and financial reporting packages provided by the relevant Obligor.

“Senior Secured Bond” means any bond that (i) pays a coupon at a fixed rate or floating rate, (ii) is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (iii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to Liens described in clause (b) (other than clause (v) thereof) of the definition of Permitted Liens), and (iv) the Borrower or the Collateral Manager determines in good faith that the value of the collateral securing such bond (or the enterprise value of the underlying business) on or about the time of origination equals or exceeds the outstanding principal balance of such bond plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including contingent liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“State” means one of the fifty states of the United States or the District of Columbia.

“Stated Maturity Date” means February 19, 2019.

“Subsidiary” means with respect to a person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

“Substitution” has the meaning set forth in Section 2.07(a).

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority.

“Third Party Agented Loan” means any Loan which is agented by a Person other than the Seller or any of its Affiliates as part of a syndicated loan transaction.

“Total Net Leverage Ratio” means, with respect to any Loan for any Relevant Test Period, the meaning of “Total Net Leverage Ratio” or any comparable definition in the Underlying Instrument for each such Loan, and in any case that “Total Net Leverage Ratio” or such comparable definition is not defined in such Underlying Instrument, the ratio of (a) Indebtedness minus Unrestricted Cash to (b) EBITDA, in each case as calculated by the Borrower or the Collateral Manager in good faith using information from and calculations consistent with relevant compliance statements and financial reporting packages provided by the relevant Obligor.

“Traditional Middle Market Loan” means any Loan Asset (other than a Broadly Syndicated Loan or a Large Middle Market Loan) that (i) is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to Liens described in clause (b) (other than clause (v) thereof) of the definition of Permitted Liens), and (iii) a Borrower or the Collateral Manager determines in good faith that the value of the collateral securing such Loan Asset (or the enterprise value of the underlying business) on or about the time of origination equals or exceeds the outstanding principal balance of such Loan Asset plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“Tranche Size” means, with respect to any Loan, the dollar value of the tranche (including any last-out component but excluding any second lien or unsecured tranche) of Indebtedness of the applicable Obligor currently held or contemplated for purchase by the Borrower; provided that any pari passu tranche of Indebtedness that is broadly syndicated with the same material terms and issued by the same Obligor pursuant to the same Underlying Instrument may be included in the calculation of Tranche Size in the sole discretion of the Administrative Agent.

“Transaction Documents” means this Agreement, the Variable Funding Note(s), any Joinder Supplement, the Advisory Agreements, the Indemnity Letter, the LLC Agreement, the Management Agreement, the Purchase and Sale Agreement, the Securities Account Control Agreement, the Wells Fargo Corporate Trust Fee Letter, each Lender Fee Letter and any additional document the execution of which is necessary or appropriate to carrying out the terms of the foregoing documents.

“Transferee Letter” has the meaning assigned to that term in Section 12.04(a).

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Underlying Collateral” means, with respect to a Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan, as applicable, including, without limitation, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all proceeds from any sale or other disposition of such property or other assets.

“Underlying Instrument” means the loan agreement, credit agreement, indenture or other agreement pursuant to which a Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or of which the holders of such Loan are the beneficiaries.

“Unfunded Exposure Account” means account number 48444903 at the Account Bank in the name of the Borrower subject to the Lien of the Collateral Agent for the benefit of the Secured Parties including any sub-account thereof; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Unfunded Exposure Account.

“Unfunded Exposure Amount” means, on any date of determination, with respect to any Loan, the aggregate amount (without duplication) of all (i) unfunded commitments and (ii) all contingent commitments, in each case required to be funded pursuant to the terms of the related Underlying Instruments with respect to such Loan.

“Unfunded Exposure Equity Amount” means, on any date of determination, with respect to any Loan, an amount equal to the result of (a) the Unfunded Exposure Amount of such

Loan minus (b) the product of (i) the Unfunded Exposure Amount of such Loan, (ii) the Assigned Value of such Loan and (iii) the Applicable Percentage of such Loan.

“Unfunded Exposure Equity Shortfall” means (a) the aggregate Unfunded Exposure Equity Amount of all Loans minus (b) the amount on deposit in the Unfunded Exposure Account.

“United States” means the United States of America.

“Unmatured Collateral Manager Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute a Collateral Manager Event of Default.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

“Unrestricted Cash” means the meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instrument for each such Loan, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instrument, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instrument).

“Value Adjustment Event” means, with respect to any Loan, the occurrence of any one or more of the following events after the related Cut-Off Date:

(a)      the Interest Coverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is (A) less than 85% of the Interest Coverage Ratio with respect to such Loan provided in the applicable Approval Notice (provided that if any other positions in such Loan existed on its Cut-Off Date then the Interest Coverage Ratio utilized for the position with the earliest of such other Cut-Off Dates shall apply) and (B) less than 1.50 to 1.00;

(b)      with respect to any Loan other than a Second Lien Loan, the Senior Net Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is (A) more than 0.50x higher than such Senior Net Leverage Ratio provided in the applicable Approval Notice (provided that if any other positions in such Loan existed on its Cut-Off Date then the Senior Net Leverage Ratio utilized for the position with the earliest of such other Cut-Off Dates shall apply) and (B) greater than 3.50 to 1.00;

(c)      with respect to any Second Lien Loan, the Total Net Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is more than 0.50x higher than such Total Net Leverage Ratio provided in the applicable Approval Notice (provided that if any other positions in such Loan existed on its Cut-Off Date then the Total Net Leverage Ratio utilized for the position with the earliest of such other Cut-Off Dates shall apply);

(d)      an Obligor payment default under such Loan (after giving effect to any grace and/or cure period set forth in the Underlying Instrument, but not to exceed three (3) Business Days);

(e)      any Obligor default (other than a payment default) under any Loan for which the Borrower (or agent or required lenders pursuant to the related Underlying Instrument, as applicable) has elected to exercise any of its rights and remedies under the applicable Underlying Instrument in case of such default thereunder (including, but not limited to, acceleration of the debt);

(f)      a Bankruptcy Event with respect to the related Obligor;

(g)      the occurrence of a Material Modification (in accordance with clauses (b)-(f) of the definition thereof) with respect to such Loan;

(h)      the occurrence of a Material Modification (in accordance with clause (a) of the definition thereof) with respect to such Loan;

(i)      the failure of the Borrower to deliver any financial reporting package monthly, quarterly or annually with respect to such Loan pursuant to Section 6.07(e) no later than 45 days after the end of each month, 60 days after the end of each quarter and 130 days after the end of each fiscal year, respectively (or such greater number of days as allowed by the applicable Underlying Instrument (including any grace periods thereunder), but which shall in no case exceed 150 days after the end of each fiscal year), unless otherwise agreed to by the Administrative Agent in its sole discretion; or

(j)      the Borrower decides not to defend the right, title and interest of the Collateral Agent on such Loan because the cost to defend the applicable claims exceeds the value of such Loan pursuant to Section 5.01(u).

“Variable Funding Note” has the meaning assigned to such term in Section 2.01(a).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, in its individual capacity, and its successors and assigns.

“Wells Fargo Corporate Trust Fee Letter” means the Wells Fargo Corporate Trust Fee Letter, dated as of the date hereof, between the Collateral Agent, the Collateral Custodian, the Account Bank, the Borrower and the Administrative Agent, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Yield” means with respect to any Collection Period, the sum for each day in such Collection Period determined in accordance with the following formula:

YR x L
D

where:	YR	=	the Yield Rate applicable on such day;

	L	=	the Advances Outstanding on such day; and

	D	=	360 or, to the extent the Yield Rate is the Base Rate, 365 or 366 days, as applicable;

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded by any Lender to the Borrower or any other Person for any reason including, without limitation, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

“Yield Rate” means, as of any date of determination, an interest rate per annum equal to LIBOR for such date plus the Applicable Spread; provided that if a Lender shall have notified the applicable Lender Agent in writing that a Eurodollar Disruption Event has occurred, the Yield Rate shall be equal to the Base Rate plus the Applicable Spread until such Lender Agent shall have notified the Administrative Agent that such Eurodollar Disruption Event has ceased.

Section 1.02    Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.03   Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.04   Instruction by Borrower Advisors.

If any Secured Party receives contradictory instructions or direction from the Borrower or any one or more Borrower Advisors pursuant to the terms of this Agreement or any other Transaction Document, such Secured Party shall seek clarification from the Collateral Manager (and shall be entitled to rely on such instructions or directions in accordance with terms hereof or thereof) and shall not be liable for any action taken or omitted to be taken in connection with any such instructions or directions.

Section 1.05   Paydown of Partially Eligible Loans.

If any portion of a Loan is not an Eligible Loan solely because of the threshold set forth in clause (b), (g), (w), (z) and/or (aa) of the definition of “Eligible Loan” (each such portion, an “Ineligible Portion”), each decrease in the Outstanding Balance of such Loan shall be applied pro rata to both the Eligible Loan and the Ineligible Portion; provided that if the Borrower is selling such Loan in accordance with the terms hereof, the decrease in the Outstanding Balance of such Loan shall be applied first to the Ineligible Portion and then to the Eligible Loan. If the Outstanding Balance of such Eligible Loan portion is reduced below the threshold set forth in clause (b), (g), (w), (z) and/or (aa) of the definition of “Eligible Loan”, the Borrower may submit the Ineligible Portion of such Loan for approval by the Administrative Agent in its sole discretion as an Eligible Loan.

Section 1.06   Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a)      the singular number includes the plural number and vice versa;

(b)      reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by the Transaction Documents;

(c)      reference to any gender includes each other gender;

(d)      reference to day or days without further qualification means calendar days;

(e)      reference to any time means Charlotte, North Carolina time;

(f)       reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(g)      reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(h)      reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(i)      reference to the “occurrence” of an Event of Default means after any grace period applicable to such Event of Default and shall not include any Event of Default that has been waived in accordance with the terms of this Agreement; and

(j)      for purposes of this Agreement, a Collateral Manager Event of Default or an Event of Default shall be deemed to be continuing unless it is waived in accordance with Section 12.01.

ARTICLE II.

THE FACILITY

Section 2.01    Variable Funding Note and Advances.

(a)      Variable Funding Note. The Borrower has heretofore delivered or shall, on the date hereof (and on the terms and subject to the conditions hereinafter set forth), deliver, to each Lender Agent, at the address set forth on Annex A to this Agreement, and on the effective date of any Joinder Supplement, to each additional Lender Agent, at the address set forth in the applicable Joinder Supplement, a duly executed variable funding note (the “Variable Funding Note”), in substantially the form of Exhibit I, in an aggregate face amount equal to the applicable Lender’s Commitment as of the Closing Date or the effective date of any Joinder Supplement, as applicable, and otherwise duly completed. Interest shall accrue on the Variable Funding Note, and the Variable Funding Note shall be payable, as described herein.

(b)      Advances. On the terms and conditions hereinafter set forth, from time to time from the Closing Date until the end of the Reinvestment Period, the Lenders shall make Advances under the Variable Funding Notes, secured by the Collateral Portfolio, to the Borrower. Under no circumstances shall any Lender be required to make any Advance if after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loans being acquired by the Borrower using the proceeds of such Advance, (i) an Event of Default or Collateral Manager Event of Default has occurred and is continuing or would result therefrom or an Unmatured Event of Default exists or would result therefrom or (ii) the aggregate Advances Outstanding would exceed the Borrowing Base. Notwithstanding anything to the contrary herein, no Lender shall be obligated to provide the Borrower with aggregate funds in connection with an Advance that would exceed the lesser of (x) such Lender’s unused Commitment then in effect and (y) the aggregate unused Commitments then in effect.

(c)      Notations on Variable Funding Note.  Each Lender Agent is hereby authorized to enter on a schedule attached to the Variable Funding Note with respect to each Conduit Lender and each Institutional Lender a notation (which may be computer generated) with respect to each Advance under the Variable Funding Note made by the applicable Lender of: (i) the date and principal amount thereof, and (ii) each repayment of principal thereof, and any such recordation shall, absent manifest error, constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Lender Agent to make any such notation on the schedule attached to any Variable Funding Note shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with their respective terms as set forth herein.

  Section 2.02   Procedure for Advances.

  (a)       Subject to the limitations set forth in Section 2.01(b), the Borrower may request an Advance from the Lenders by delivering at the specified times the information and documents set forth in this Section 2.02.

  (b)       No later than 2:00 p.m. at least one (1) Business Day and not more than five (5) Business Days prior to the proposed Advance Date, the Borrower shall, or shall cause the Collateral Manager to, deliver:

  (i)       to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian) written notice of such proposed Advance Date (including a duly completed Borrowing Base Certificate updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof);

 (ii)       to the Administrative Agent a wire disbursement and authorization form, to the extent not previously delivered; and

(iii)       to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian) a duly completed Notice of Borrowing which shall (A) specify the desired amount of such Advance, which amount must be at least equal to $500,000 (or, with respect to any Delayed Draw Loan, the amount of the draw request made by the applicable Obligor), to be allocated to each Lender in accordance with its Pro Rata Share, (B) specify the proposed Advance Date for such Advance, (C) specify the Loan(s), if any, to be financed on such Advance Date (including the appropriate file number, a description of the Obligor, original loan balance, Outstanding Balance, Assigned Value and Purchase Price for each Loan and identifying each Loan by type and proposed Applicable Percentage applicable to each such Loan), (D) with respect to any Delayed Draw Loan, include the Unfunded Exposure Amount with respect to such Loan and the draw request made by the applicable Obligor and (E) include a representation that all conditions precedent for an Advance described in Article III hereof have been met. Each Notice of Borrowing shall be irrevocable. If any Notice of Borrowing is received by the Administrative Agent after 2:00 p.m. on the Business Day prior to the Business Day for which such Advance is requested or on a day that is not a Business Day, such Notice of Borrowing shall be deemed to be received by the Administrative Agent at 9:00 a.m. on the next Business Day.

  (c)       On the proposed Advance Date, subject to the limitations set forth in Section 2.01(b) and upon satisfaction of the applicable conditions set forth in Article III, (i) each Lender shall make available to the Administrative Agent in same day funds, at such bank or other location reasonably designated by the Administrative Agent from time to time, an amount equal to such Lender’s Pro Rata Share of the least of (A) the amount requested by the Borrower for such Advance, (B) the aggregate unused Commitments then in effect and (C) an amount equal to the amount by which the Borrowing Base exceeds Advances Outstanding on such Advance Date (after giving effect to the use of such Advance for the purchase of Eligible Loans) and (ii) the Administrative Agent shall make the aggregate amount received from the Lenders available to the Borrower at such bank or other location reasonably designated by Borrower in the Notice of Borrowing given pursuant to this Section 2.02.

(d)      On each Advance Date, the obligation of each Lender to remit its Pro Rata Share of any such Advance shall be several from that of each other Lender and the failure of any Conduit Lender or Institutional Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

(e)      Subject to Section 2.04 and the other terms, conditions, provisions and limitations set forth herein, the Borrower may (i) borrow, repay or prepay and reborrow Advances without any penalty, fee or premium on and after the Closing Date and prior to the end of the Reinvestment Period and (ii) repay or prepay Advances without any penalty, on and after the Closing Date and prior to the Facility Maturity Date.

Section 2.03    Yield and Non-Usage Fees.

(a)      The Borrower shall pay Yield to the Administrative Agent in accordance with Section 2.04 for pro rata distribution to each applicable Lender (either directly or through the applicable Lender Agent). The Administrative Agent shall calculate the Yield in accordance with each Lender Fee Letter for each Lender’s portion of the Advances (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Collection Period and shall advise the Borrower Advisors and the Collateral Agent thereof on the third Business Day prior to such Payment Date.

(b)      The Borrower shall pay Non-Usage Fee to the Administrative Agent in accordance with Section 2.04 for pro rata distribution to each applicable Lender (either directly or through the applicable Lender Agent). The Administrative Agent shall determine the Non-Usage Fee in accordance with each Lender Fee Letter accrued with respect to each Lender’s unutilized Commitment to be paid by the Borrower on each Payment Date for the related Collection Period and shall advise the Borrower Advisors and the Collateral Agent thereof on the third Business Day prior to such Payment Date.

(c)      Any determination that a Eurodollar Disruption Event has occurred shall be communicated to the Borrower by written notice from the Administrative Agent promptly after the Administrative Agent learns of such occurrence.

Section 2.04   Remittance Procedures. Subject to its ability to apply collections received to the Unfunded Exposure Account after the end of the Reinvestment Period as set forth in Section 2.18(a), the Borrower shall cause the Collateral Manager and, if it fails to do so, the Administrative Agent may, instruct the Collateral Agent, to apply funds on deposit in the Controlled Accounts as described in this Section 2.04; provided that, at any time after delivery of Notice of Exclusive Control (as defined in the Securities Account Control Agreement) during the occurrence and continuance of an Event of Default, the Administrative Agent shall instruct the Collateral Agent to apply funds on deposit in the Controlled Accounts as described in this Section 2.04.

(a)      Interest Payments Absent an Event of Default.  On each Payment Date prior to the Facility Maturity Date, so long as no Event of Default has occurred and is continuing, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer Interest Collections held by the Account Bank in the Interest Collection Account, in accordance with the Collateral Management Report, to the following Persons in the following amounts, calculated as of the Determination Date immediately preceding any Payment Date, and priority:

    (i)       pari passu to (a) the Collateral Agent, in payment in full of all accrued Collateral Agent Fees and Collateral Agent Expenses, (b) the Collateral Custodian in payment in full of all accrued Collateral Custodian Fees and Collateral Custodian Expenses and (c) the Account Bank in payment in full of all accrued fees and expenses due under the Wells Fargo Corporate Trust Fee Letter; provided that amounts payable with respect to Collateral Agent Expenses, Collateral Custodian Expenses and the Account Bank pursuant to this clause (i) (and Section 2.04(b)(i) and (c)(i), if applicable) shall not, collectively, exceed $100,000 per annum;

   (ii)       to the Administrative Agent in payment in full of all costs and expenses (other than as set forth in clause (a)(iii)) incurred in connection with the exercise of its rights during a Collateral Manager Event of Default;

  (iii)      to the agents and advisers retained by the Administrative Agent in payment of fees and expenses incurred in connection with the Administrative Agent’s exercise of its rights during a Collateral Manager Event of Default; provided that amounts payable pursuant to this clause (iii) during any calendar year shall not exceed an amount equal to 0.50% of the average aggregate Outstanding Balance during such calendar year;

  (iv)      pro rata, in accordance with the amounts due under this clause, to each Lender Agent, for the account of the applicable Lender, all Yield and the Non-Usage Fee that is accrued and unpaid as of the last day of the related Collection Period;

   (v)      pro rata, to each Lender Agent (for the account of the applicable Lender) and the Administrative Agent, all accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent, any Lender Agent or any Lender under the Transaction Documents;

  (vi)      to the Unfunded Exposure Account in an amount (A) during the Reinvestment Period, equal to the aggregate Unfunded Exposure Equity Shortfall and (B) after the end of the Reinvestment Period, necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Amount;

 (vii)      to each Lender Agent for the account of the applicable Lender, an amount necessary to satisfy any existing Borrowing Base Deficiency, pro rata in accordance with the amount of Advances Outstanding;

(viii)      pari passu to (a) the Collateral Agent, in payment in full of all accrued Collateral Agent Expenses to the extent not previously paid, (b) the Collateral Custodian in payment in full of all accrued Collateral Custodian Expenses to the extent not previously paid, and (c) the Account Bank in payment in full of all accrued expenses to the extent not previously paid;

(ix)      to pay any other amounts due (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder); and

 (x)      to the Borrower, any remaining amounts.

 (b)      Principal Payments Absent an Event of Default. On each Payment Date, so long as no Event of Default has occurred and is continuing, and in any case prior to the Facility Maturity Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer Principal Collections held by the Account Bank in the Principal Collection Account, in accordance with the Collateral Management Report, to the following Persons in the following amounts, calculated as of the Determination Date immediately preceding any Payment Date, and priority:

  (i)      to pay amounts due under Section 2.04(a)(i) through (v), to the extent not paid thereunder;

 (ii)      (A)  during the Reinvestment Period, (x) to the Unfunded Exposure Account in an amount equal to the aggregate Unfunded Exposure Equity Shortfall and (y) to each Lender Agent for the account of the applicable Lender, an amount necessary to satisfy any existing Borrowing Base Deficiency, pro rata in accordance with the amount of Advances Outstanding and (B) after the end of the Reinvestment Period, (x) to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Amount and (y) to each Lender Agent for the account of the applicable Lender, an amount necessary to pay the Advances Outstanding pro rata in accordance with each Lender’s Pro Rata Share of the Advances Outstanding until paid in full;

(iii)      prior to the end of the Reinvestment Period and during the continuance of a Collateral Manager Event of Default, to each Lender Agent for the account of the applicable Lender, an amount equal to each Lender’s Pro Rata Share of the Advances Outstanding;

(iv)      pari passu to (a) the Collateral Agent, in payment in full of all accrued Collateral Agent Expenses to the extent not previously paid, (b) the Collateral Custodian in payment in full of all accrued Collateral Custodian Expenses to the extent not previously paid, and (c) the Account Bank in payment in full of all accrued expenses to the extent not previously paid;

 (v)      to pay any other amounts due under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder); and

(vi)      to the Borrower, any remaining amounts.

   (c)      Payment Date Transfers Upon the Occurrence of an Event of Default. On each Payment Date or as requested by the Administrative Agent on any Business Day, if an Event of Default has occurred and is continuing, or in any case after the Facility Maturity Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer collected funds held by the Account Bank in the Interest Collection Account and the Principal Collection Account, in accordance with the Collateral Management Report, to the following Persons in the following amounts, calculated as of the Determination Date immediately preceding any Payment Date, and priority:

    (i)       pari passu to (a) the Collateral Agent, in payment in full of all accrued Collateral Agent Fees and Collateral Agent Expenses, (b) the Collateral Custodian in payment in full of all accrued Collateral Custodian Fees and Collateral Custodian Expenses and (c) the Account Bank in payment in full of all accrued fees and expenses due under the Wells Fargo Corporate Trust Fee Letter; provided that amounts payable with respect to Collateral Agent Expenses, Collateral Custodian Expenses and the Account Bank pursuant to this clause (i) (and Section 2.04(a)(i) and (b)(i), if applicable) shall not, collectively, exceed $100,000 per annum;

   (ii)      to the Administrative Agent in payment in full of all costs and expenses (other than as set forth in clause (c)(iii)) incurred in connection with the exercise of its rights during a Collateral Manager Event of Default;

  (iii)      to the agents and advisers retained by the Administrative Agent in payment of fees and expenses incurred in connection with the Administrative Agent’s exercise of its rights during a Collateral Manager Event of Default; provided that amounts payable with respect to this clause (iii) during any calendar year shall not exceed an amount equal to 0.50% of the average aggregate Outstanding Balance during such calendar year

  (iv)       pro rata, in accordance with the amounts due under this clause, to each Lender Agent, for the account of the applicable Lender, all Yield and the Non-Usage Fee that is accrued and unpaid as of the last day of the related Collection Period;

   (v)       pro rata, to each Lender Agent (for the account of the applicable Lender) and the Administrative Agent, as applicable, all accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent, any Lender Agent or any Lender under the Transaction Documents;

  (vi)      to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Amount;

 (vii)      to each Lender Agent for the account of the applicable Lender, an amount equal to each Lender’s Pro Rata Share of the Advances Outstanding;

(viii)      pari passu to (a) the Collateral Agent, in payment in full of all accrued Collateral Agent Expenses to the extent not previously paid, (b) the Collateral Custodian in payment in full of all accrued Collateral Custodian Expenses to the extent not previously paid, and (c) the Account Bank in payment in full of all accrued expenses to the extent not previously paid;

(ix)      to pay any other amounts due under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder); and

 (x)      to the Borrower, any remaining amounts.

 (d)      Insufficiency of Funds. For the sake of clarity, the parties hereby agree that if the funds on deposit in the applicable Controlled Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents.

 Section 2.05   Instructions to the Collateral Agent and the Account Bank. All instructions and directions given to the Collateral Agent or the Account Bank by the Borrower or on behalf of the Borrower by a Borrower Advisor or by the Administrative Agent pursuant to Section 2.04 shall be in writing (and instructions and directions transmitted to the Collateral Agent or the Account Bank by facsimile or e-mail shall constitute “in writing” for this purpose), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Section 2.04. The Borrower shall, or shall cause any Borrower Advisor to, immediately transmit to the Administrative Agent by facsimile or e-mail a copy of all instructions and directions given to the Collateral Agent or the Account Bank by or on behalf of the Borrower pursuant to Section 2.04. The Administrative Agent shall promptly transmit to the Borrower Advisors and the Borrower by facsimile or e-mail a copy of all instructions and directions given to the Collateral Agent or the Account Bank by the Administrative Agent, pursuant to Section 2.04. If either the Administrative Agent or Collateral Agent disagrees with the computation of any amounts to be paid or deposited by the Borrower or on behalf of the Borrower, under Section 2.04 or otherwise pursuant to this Agreement, or upon their respective instructions, it shall so notify the Borrower, the Borrower Advisors and the Collateral Agent in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within two (2) Business Days, the determination of the Administrative Agent as to such amounts shall be conclusive and binding on the parties hereto absent manifest error. In the event the Collateral Agent or the Account Bank receives instructions from any Borrower Advisor or the Borrower after the occurrence and during the continuation of an Event of Default which conflict with any instructions received from the Administrative Agent, the Collateral Agent or the Account Bank, as applicable, shall rely on and follow the instructions given by the Administrative Agent.

 Section 2.06   Borrowing Base Deficiency Payments.

 (a)      Notwithstanding any other obligation of the Borrower to cure any Borrowing Base Deficiency pursuant to the terms of this Agreement, if, on any day prior to the Collection Date, any Borrowing Base Deficiency exists, then the Borrower shall, within 3

Business Days from the date of the occurrence of such Borrowing Base Deficiency (or such longer period as provided below in connection with a Cure Plan), eliminate such Borrowing Base Deficiency in its entirety by effecting (or, in the case of clause (iv), initiating) one or more (or any combination thereof) of the following actions in order to eliminate such Borrowing Base Deficiency as of such date of determination: (i) deposit cash in Dollars into the Principal Collection Account (including, without limitation, cash contributed by the Equityholder), (ii) repay Advances (together with any Breakage Fees, and all accrued and unpaid costs and expenses of the Administrative Agent, the Lender Agents and the Lenders, in each case in respect of the amount so prepaid), (iii) subject to the approval of the Administrative Agent, in its sole discretion, Pledge additional Eligible Loans and/or (iv) submit a Cure Plan that satisfies the requirements of Section 2.06(c) and is approved in writing (which approval must be given within 3 Business Days from the date of the occurrence of such Borrowing Base Deficiency and may be by electronic communication) by the Administrative Agent in its sole discretion. If the Borrower initiates a Cure Plan in accordance with clause (iv) above, then the Borrower must eliminate such Borrowing Base Deficiency in accordance with such Cure Plan within 10 Business Days from the date of the occurrence of such Borrowing Base Deficiency.

(b)      No later than 2:00 p.m. on the Business Day prior to any proposed repayment of Advances or Pledge of additional Eligible Loans pursuant to Section 2.06(a), the Borrower (or the Collateral Manager on its behalf) shall deliver (i) to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian), notice of such repayment or Pledge and a duly completed Borrowing Base Certificate, updated to the date such repayment or Pledge is being made and giving pro forma effect to such repayment or Pledge, and (ii) to the Administrative Agent, if applicable, a description of any Eligible Loan and each Obligor of such Eligible Loan to be Pledged and added to the updated Loan Tape. Any notice pertaining to any repayment or any Pledge pursuant to this Section 2.06 shall be irrevocable.

(c)      Each Cure Plan submitted pursuant to Section 2.06(a)(iv) shall include, as applicable, (i) a request for an Approval Notice for each Loan to be purchased, Pledged or sold pursuant to such Cure Plan, (ii) trade tickets identifying each Loan to be purchased, Pledged or sold and the related settlement dates (which settlement dates must be no later than 10 Business Days after the related Borrowing Base Deficiency occurred), (iii) the amount to be deposited into the Principal Collection Account, (iv) the amount of Advances to be repaid and (v) a written certification the Borrower has caused the Collateral Manager to provide with respect to such Cure Plan that the Collateral Manager believes that such Cure Plan will produce sufficient proceeds to cure the related Borrowing Base Deficiency and that such proceeds will be applied within 10 Business Days of the date the related Borrowing Base Deficiency occurred to cure such Borrowing Base Deficiency.

Section 2.07   Discretionary Sales, Substitutions, Lien Release Dividends, Purchases and the Required Sale Date.

(a)      Substitutions.     Subject to Sections 2.07(c) and (d), during the Reinvestment Period the Borrower may, or to the extent a Substitution is required under the Purchase and Sale Agreement, shall sell and replace or exchange any Loan with another Eligible Loan (each such sale and replacement or exchange, a “Substitution”) so long as (i) immediately after giving effect to such Substitution, no Event of Default, Unmatured Event of Default or

Collateral Manager Event of Default shall have occurred and be continuing, (ii) each substitute Loan acquired by the Borrower in connection with a Substitution shall be an Eligible Loan, (iii) 100% of the proceeds from the sale or exchange of the Loan(s) to be replaced in connection with such Substitution are either applied by the Borrower to acquire the substitute Loan(s) or deposited in the Collection Account, (iv) all conditions precedent set forth in Section 3.02 have been satisfied with respect to each Loan to be acquired by the Borrower in connection with such Substitution and (v) immediately after giving effect to such Substitution, no Borrowing Base Deficiency exists; provided that, notwithstanding anything to the contrary set forth in Section 3.02, in the event a Borrowing Base Deficiency shall have existed immediately prior to giving effect to such Substitution, the Borrower may effect a Substitution so long as, immediately after giving effect to such Substitution and any other action taken pursuant to Section 2.06 substantially contemporaneous therewith, such Borrowing Base Deficiency is reduced or cured.

 (b)      Discretionary Sales.  Upon not less than one (1) Business Day’s prior written notice to the Administrative Agent, the Borrower shall be permitted, subject to clauses (c) and (d) below, to sell Loans (each, a “Discretionary Sale”) so long as (i) immediately after giving effect to such Discretionary Sale, no Event of Default, Unmatured Event of Default or Collateral Manager Event of Default shall have occurred and be continuing, (ii) unless the Administrative Agent shall have provided prior written consent, the sale price of any such Loan sold pursuant to a Discretionary Sale shall be equal to or greater than its Adjusted Borrowing Value, (iii) immediately after giving effect to such Discretionary Sale, no Borrowing Base Deficiency exists and (iv) 100% of the proceeds from the sale of the Loan(s) in connection with such Discretionary Sale are deposited in the Collection Account; provided that, in the event a Borrowing Base Deficiency shall have existed immediately prior to giving effect to such Discretionary Sale, the Borrower may, with the prior consent of the Administrative Agent in its sole discretion, effect a Discretionary Sale so long as, immediately after giving effect to such Discretionary Sale and any other action taken pursuant to Section 2.06 substantially contemporaneous therewith, such Borrowing Base Deficiency is reduced or cured.

 (c)      Conditions to Sales and Substitutions.   Any Discretionary Sale or sale pursuant to a Substitution effected pursuant to Sections 2.07 (a) or (b) shall be subject to the satisfaction of the following conditions:

   (i)      the Borrower shall deliver a Borrowing Base Certificate to the Administrative Agent;

 (ii)      the Borrower shall deliver a list of all Loans to be sold or substituted to the Administrative Agent and the Trustee;

(iii)      the Borrower shall be deemed to have certified to the Administrative Agent that no selection procedures adverse to the interests of the Administrative Agent or the Lenders were utilized by the Borrower in the selection of the Loans to be sold or substituted;

  (iv)      the Borrower shall notify the Administrative Agent and the Account Bank of any amount to be deposited into the Collection Account in connection with any sale or substitution;

   (v)       the Borrower shall be deemed to have certified to the Administrative Agent that the representations and warranties contained in Section 4.01 and 4.02 hereof shall continue to be correct in all material respects following any sale or substitution, except to the extent any such representation or warranty relates to an earlier date;

  (vi)      any repayment of Advances Outstanding in connection with any sale or substitution of Loans hereunder shall comply with the requirements set forth in Section 2.17(b);

 (vii)      the Administrative Agent shall have provided its prior written consent to any such sale or substitution to an Affiliate of the Borrower or any Borrower Advisor;

(viii)      the Administrative Agent shall have provided its prior written consent to any such sale or substitution after the occurrence of an Unmatured Event of Default, Event of Default or a Collateral Manager Event of Default;

  (ix)      the Borrower shall pay an amount equal to all Breakage Fees and other accrued and unpaid costs and expenses (including, without limitation, reasonable legal fees) of the Administrative Agent, the Lenders and the Collateral Custodian in connection with any such sale or substitution (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent on behalf of the Secured Parties and any other party having an interest in the Loan in connection with such sale or substitution).

   (d)       Limitations on Sales, Substitutions and Lien Release Dividends.

    (i)      The aggregate Outstanding Balance of all Loans subject to a Value Adjustment Event described in clauses (d), (f) or (h) of the definition thereof which are included in a Lien Release Dividend or sold by the Borrower to the Seller in connection with a Substitution or a Discretionary Sale permitted hereunder on any date of determination shall not exceed 10% of the aggregate Outstanding Balance of all Loans conveyed by the Seller to the Borrower pursuant to the Purchase and Sale Agreement through such date (the Outstanding Balance of each such Loan, for purposes of this Section 2.07(d)(i), being that on the date of conveyance under the Purchase and Sale Agreement).

   (ii)      The aggregate Outstanding Balance of all Loans which are sold by the Borrower in connection with a Substitution or a Discretionary Sale or included in a Lien Release Dividend shall not exceed (i) during the first 12 months after the Closing Date, 50% of the highest aggregate Outstanding Balance of the Collateral Portfolio during any month of such 12-month period and (ii) during any 12 month rolling period thereafter (or such lesser number of months as shall have elapsed since the one-year anniversary of the Closing Date), 20% of the highest aggregate Outstanding Balance of the Collateral Portfolio during any month of such 12 month period (or such lesser period); provided that, the foregoing limitation set forth in this clause (d) shall not apply with respect to any Substitution, Discretionary Sale or Lien Release Dividend (A) with the prior written consent of the Administrative Agent, of a Loan which is reasonably expected to be refinanced or paid off in full by the applicable Obligor, (B) of a Credit Risk Loan, (C) of a Loan with an Assigned Value of zero or (D) in connection with a Cure Plan Sale; and provided, further, that, notwithstanding the foregoing, the aggregate of the Substitutions, Discretionary Sales and Lien Release Dividends by the Borrower to the Seller permitted hereunder on any date of determination shall not exceed 20% of the aggregate Outstanding Balance of all Loans conveyed by the Seller to the Borrower pursuant to the Purchase and Sale Agreement through such date (the Outstanding Balance of each such Loan, for purposes of this proviso, being that on the date of conveyance under the Purchase and Sale Agreement), exclusive of (i) Loans sold to the Seller or conveyed pursuant to a Substitution, in each case only if such sale or conveyance is required under Article VI of the Purchase and Sale Agreement and (ii) Required Sale Assets sold to the Seller for purposes of compliance with Section 2.07(g).

 (e)      Lien Release Dividend.  Notwithstanding any provision contained in this Agreement to the contrary, provided no Event of Default or Collateral Manager Event of Default has occurred and no Unmatured Event of Default exists, on a Lien Release Dividend Date, the Borrower may dividend any Loan, or portions thereof, to the Equityholder (each, a “Lien Release Dividend”), subject to the restrictions set forth in clauses (d)(i) and (ii) above and the following terms and conditions, as certified by the Borrower to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian):

  (i)      The Borrower and the Equityholder shall have given the Administrative Agent, with a copy to the Collateral Agent and the Collateral Custodian, at least five (5) Business Days prior written notice requesting that the Administrative Agent consent to the effectuation of a Lien Release Dividend, in the form of Exhibit Q hereto (a “Notice and Request for Consent to Lien Release Dividend”), which consent shall be given in the sole and absolute discretion of the Administrative Agent;

 (ii)      On any Lien Release Dividend Date, no more than four Lien Release Dividends shall have been made during the 12-month period immediately preceding the proposed Lien Release Dividend Date;

(iii)      After giving effect to the Lien Release Dividend on the Lien Release Dividend Date, (A) no Borrowing Base Deficiency, Event of Default, Collateral Manager Event of Default or Unmatured Event of Default shall exist, (B) the representations and warranties contained in Sections 4.01 and 4.02 and in the Management Agreement shall continue to be correct, except to the extent relating to an earlier date, (C) the eligibility of any Loan remaining as part of the Collateral Portfolio after the Lien Release Dividend will be redetermined as of such date, (D) no claim shall have been asserted or proceeding commenced challenging the enforceability or validity of any of the Required Loan Documents and (E) there shall have been no Material Adverse Effect on any Borrower Advisor or the Borrower;

  (iv)      Such Lien Release Dividend must be in compliance with Applicable Law and may not (A) be made with the intent to hinder, delay or defraud any creditor of the Borrower or (B) leave the Borrower, immediately after giving effect to the Lien Release Dividend, not Solvent;

   (v)       On or prior to the Lien Release Dividend Date, the Borrower shall have (A) delivered to the Administrative Agent, the Collateral Agent and the Collateral Custodian, a list specifying all Loans or portions thereof to be transferred pursuant to such Lien Release Dividend and the Administrative Agent shall have approved the same in its sole discretion and (B) obtained all corporate or similar authorizations, consents and approvals required to effectuate the Lien Release Dividend;

  (vi)      A portion of a Loan may be transferred pursuant to a Lien Release Dividend provided that (A) such transfer does not have an adverse effect on the portion of such Loan remaining as a part of the Collateral Portfolio, any other aspect of the Collateral Portfolio, the Lenders, the Lender Agents, the Administrative Agent or any other Secured Party and (B) a new promissory note (other than with respect to a Noteless Loan) for the portion of the Loan remaining as a part of the Collateral Portfolio has been executed, and the original thereof has been endorsed to the Collateral Agent and delivered to the Collateral Custodian;

 (vii)      Unless waived by the Administrative Agent in its sole discretion, each Loan, or portion thereof, as applicable, shall be transferred at a value equal to the Outstanding Balance thereof, exclusive of any accrued and unpaid interest or PIK Interest thereon;

(viii)      The Borrower shall deliver a Borrowing Base Certificate (including a calculation of the Borrowing Base after giving effect to such Lien Release Dividend) to the Administrative Agent;

   (ix)       The Borrower shall have paid in full an aggregate amount equal to the sum of all amounts due and owing to the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent or the Collateral Custodian, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date (including, without limitation, Breakage Fees) with respect to the Loans to be transferred pursuant to such Lien Release Dividend and incurred in connection with the transfer of such Loans pursuant to such Lien Release Dividend; and

   (x)        The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent, the Collateral Agent and the Collateral Custodian in connection with any Lien Release Dividend (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, and any other party having an interest in the Loan in connection with such Lien Release Dividend).

    (f)       Purchases.  The Borrower may (i) with the prior written consent of the Administrative Agent in its sole discretion, purchase Loans other than Eligible Loans and (ii)

purchase Loans that are not Eligible Loans solely because of the threshold set forth in clause (b), (g), (w), (z) and/or (aa) of the definition of “Eligible Loan”. For the avoidance of doubt, no such purchases may be made with amounts on deposit in any Controlled Account or any Advance proceeds.

(g)      Required Sale Date.   Notwithstanding anything else in this Agreement to the contrary, the Borrower shall divest itself of all Required Sale Assets on or prior to the Required Sale Date.

Section 2.08   Payments and Computations, Etc.

(a)      All amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. on the day when due in lawful money of the United States in immediately available funds to the Collection Account or such other account as is designated by the Administrative Agent. The Borrower shall, to the extent permitted by Applicable Law, pay to the Secured Parties interest on all amounts not paid or deposited when due (taking into account any grace periods) to any of the Secured Parties hereunder at 2.0% per annum above the Base Rate (other than with respect to any Advances Outstanding, which shall accrue at the Yield Rate), payable on demand, from the date of such nonpayment until such amount is paid in full (as well after as before judgment); provided, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. All computations of interest and all computations of Yield, Non-Usage Fees and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed, other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 days, as applicable.

(b)      Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall instead be due on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be.

(c)      If any Advance requested by the Borrower and approved by the Lender Agents and the Administrative Agent pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence or willful misconduct of, or failure to fund such Advance on the part of, the Lenders, the Administrative Agent or an Affiliate thereof, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any loss, cost or expense incurred by such Lender related thereto (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct or failure to fund such Advance on the part of the Lenders, the Administrative Agent or an Affiliate thereof), including, without limitation, any loss (including cost of funds and reasonable out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund Advances or maintain the Advances. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.

Section 2.09      Increased Costs; Capital Adequacy.

(a)      If, due to either (i) the introduction of or any change following the date hereof (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application arising following the date hereof of any Applicable Law (including, without limitation, any law or regulation that subjects an Affected Party to any Taxes (other than (1) Excluded Taxes and (2) Taxes imposed on payments under this Agreement) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto), in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Administrative Agent, any Lender, any Lender Agent, any Liquidity Bank or any Affiliate, successor or assign thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, or there shall be any reduction in the amount of any sum received or receivable by an Affected Party under this Agreement, under any other Transaction Document or any Liquidity Agreement, the Borrower shall, from time to time, after written demand by the Administrative Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Party, pay to the Administrative Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments within thirty (30) days after such demand; provided, that the amounts payable under this Section 2.09 shall be without duplication of amounts payable under Section 2.10; provided, further, that an Affected Party claiming additional amounts under this Section 2.09 agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Affected Party, be otherwise disadvantageous to such Affected Party.

(b)      If either (i) the introduction of or any change following the date hereof in or in the interpretation, administration or application arising following the date hereof of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request following the date hereof, from any central bank, any Governmental Authority or agency, including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy), by an amount deemed by such Affected Party to be material, then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Administrative Agent on behalf of such Affected Party such additional amounts as will compensate such Affected Party for such reduction.

(c)      If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.09, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

(d)      In determining any amount provided for in this Section 2.09, the Affected Party may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Party making a claim under this Section 2.09, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.

(e)      Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation; provided, however, that the Borrower shall not be responsible for costs under this Section 2.09 arising more than 90 days prior to receipt by the Borrower of the demand from the Affected Party pursuant to this Section 2.09.

Section 2.10   Taxes.

(a)      All payments made by or on behalf of the Borrower under this Agreement and the other Transaction Documents will be made free and clear of and without deduction or withholding for or on account of any Taxes, except as required by Applicable Law. If any Taxes are required by Applicable Law to be withheld from any amounts payable to any Indemnified Party (including, for purposes of this Section 2.10(a) and Section 2.10(b), any assignee, participant, or successors), then the amount payable to such Person will be increased (the amount of such increase, an “Additional Amount”) such that every net payment received under this Agreement and the other Transaction Documents, after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been received had no such deduction or withholding been made. The foregoing obligation to pay Additional Amounts with respect to payments required to be made under this Agreement will not, however, apply with respect to (i) Taxes imposed on or measured by net income (however denominated), branch profits Taxes, or franchise Taxes imposed on the relevant Indemnified Party, in each case, (x) by a taxing jurisdiction in which any such Person is organized or conducts business, or (y) as a result of any other present or former connection between such Indemnified Party and the jurisdiction imposing such Tax (other than connections arising as a result of such Person having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Transaction Documents), (ii) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (x) such Lender becomes a party hereto or (y) such Lender changes its lending office (other than pursuant to a request by the Borrower), except, in each case, to the extent that, pursuant to this

Section 2.10, amounts with respect to such Taxes were payable either to such Lender’s transferor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to an Indemnified Party’s failure to comply with Section 2.10(d), and (iv) any Taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with) (“Excluded Taxes”).

 (b)      The Borrower will indemnify each Indemnified Party and each of its beneficial owners for the full amount of Taxes that are not Excluded Taxes and are payable by such Person in respect of payments made under this Agreement or any other Transaction Documents, and for the full amount of Taxes that are not Excluded Taxes imposed by any jurisdiction on amounts payable under this Section 2.10 imposed on or paid by such Person, and for any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within 10 days from the date a written invoice therefor is delivered to the Borrower, which invoice shall be conclusive absent manifest error.

 (c)      Within 30 days after the date of any payment by or on behalf of the Borrower of any Taxes, the Borrower will furnish to the applicable Indemnified Party, and to the Administrative Agent at the applicable address set forth on this Agreement, evidence reasonably satisfactory to the applicable Indemnified Party and the Administrative Agent of payment thereof.

 (d)      (i) If any Lender is not created or organized under the laws of the United States or a political subdivision thereof, such Lender shall, if it is legally able to do so, deliver to the Borrower, with a copy to the Administrative Agent, (x) on or prior to the date on which such Lender becomes a party to this Agreement, or at other times reasonably requested by the Borrower, two (or such other number as may from time to time be reasonably requested by the Borrower) duly completed copies of IRS Form W-8BEN or Form W-8ECI or Form W-8IMY (together with appropriate attachments) (or any successor forms), as appropriate, and (y) copies (in such numbers as may from time to time be reasonably requested by the Borrower) of such additional, amended or successor forms, certificates or statements as the Borrower requests that may be required under Applicable Law to permit the Borrower to make payments hereunder for the account of such Lender without or at a reduced rate of deduction or withholding of United States federal income or similar Taxes, provided, that such Lender shall not be required to deliver any form, certificate, or statement pursuant to clause (y) of this Section 2.10(d)(i) if in such Lender’s reasonable judgment the completion, execution or delivery of such form, certificate or statement would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)      If a Lender is a United States Person (as that term is defined in Section 7701(a)(30) of the Code), such Lender shall deliver to the Borrower, with a copy to the Administrative Agent, on or prior to the date such Lender becomes a party to this Agreement, or at other times reasonably requested by the Borrower, two duly completed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax.

(iii)      If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)      Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.10(d) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

 (e)      If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified or paid Additional Amounts pursuant to this Section 2.10, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or Additional Amounts paid under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or Additional Amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

 (f)      Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower (and, with respect to the obligations to provide refunds of amounts paid under this Section 2.10 pursuant to subsection (e), the other parties) contained in this Section 2.10 shall survive the termination of this Agreement.

 Section 2.11   Assignment of Certain Documents. The Borrower hereby assigns to the Administrative Agent, for the ratable benefit of the Secured Parties to secure the Obligations hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Purchase and Sale Agreement and the Management Agreement and any UCC financing statements filed thereunder or in connection therewith. In furtherance and not in limitation of the foregoing, the Borrower hereby assigns collaterally to the Administrative Agent for the benefit of the Secured Parties to secure the Obligations its right to indemnification under 9.1 of the Purchase and Sale Agreement. The Borrower confirms that the Administrative Agent, on behalf of the Secured Parties, shall have the right to enforce the Borrower’s rights and remedies under the Purchase and Sale Agreement, the Management Agreement and any UCC financing statements filed thereunder or in connection therewith for the benefit of the Secured Parties, upon the occurrence and during the continuation of an Event of Default. The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall automatically terminate upon the Collection Date. Notwithstanding anything to the contrary herein or in the Management Agreement, the Administrative Agent agrees that the assignment of the Management Agreement provided for in this Section 2.11 does not include an assignment of the Borrower’s right to terminate the Management Agreement or the Collateral Manager’s rights and responsibilities thereunder.

Section 2.12   Grant of a Security Interest.  To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby grants a security interest to the Collateral Agent, on behalf of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all of the Collateral Portfolio, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located. For the avoidance of doubt, the Collateral Portfolio shall not include any Excluded Amounts, and the Borrower does not hereby assign, pledge or grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral Portfolio to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio shall not release the Borrower from any of its duties or obligations under the Collateral Portfolio and (c) none of the Administrative Agent, the Collateral Agent, any Lender (nor its successors and assigns), any Lender Agent, any Liquidity Bank nor any Secured Party shall have any obligations or liability under the Collateral Portfolio by reason of this Agreement, nor shall the Administrative Agent, the Collateral Agent, any Lender (nor its successors and assigns), any Lender Agent, any Liquidity Bank nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 2.13   Evidence of Debt.  (a) The Administrative Agent shall maintain, solely for this purpose as the agent of the Borrower, at its address referred to in Section 12.02, a copy of each assignment and acceptance agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts and stated interest owing to each Lender pursuant to the terms of this Agreement and the other Transaction Documents (the “Register”). No assignment by a Lender of its rights hereunder or under any Transaction Document shall be effective unless a corresponding entry is made in the

Register pursuant to this Section 2.13(a). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, each Lender and each Lender Agent shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender Agent at any reasonable time and from time to time upon reasonable prior notice.

(b)      Each Lender that sells a participation of its rights hereunder shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain (or cause to be maintained) a register (the “Participant Register”) on which it will record the name and address of each participant and the principal amounts and stated interest of each participant’s interest in such rights. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that an interest under this Agreement with respect to which the Lender has sold a participation is maintained “in registered form” within the meaning of Treasury Regulations Section 5f.103-1(c). The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.09 and 2.10 (subject to the requirements and limitations therein, including the requirement to provide certain documentation pursuant to Section 2.10(d) (it being understood that the documentation required under Section 2.10(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment.

Section 2.14   Survival of Representations and Warranties.  It is understood and agreed that the representations and warranties set forth in Sections 4.01, 4.02 and in Section 4 of the Management Agreement are made and are true and correct on the date of this Agreement and on each Cut-Off Date unless such representations and warranties are made as of a specific date.

Section 2.15   Release of Loans.

(a)      The Borrower may obtain the release of (i) any Loan (and the related Portfolio Assets pertaining thereto) sold or substituted in accordance with the applicable provisions of Section 2.07 and any Portfolio Assets pertaining to such Loan and (ii) any part of the Collateral Portfolio that expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account. The Collateral Agent, for the benefit of the Secured Parties, shall at the sole expense of the Borrower and at the direction of the Administrative Agent, execute such documents and instruments of release as may be prepared by the Borrower (or the Collateral Manager on its behalf), give notice of such release to the Collateral Custodian (in the form of Exhibit M) (unless the Collateral Custodian and Collateral Agent are the same Person) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Collateral Agent as described in the immediately preceding sentence, if applicable, the Collateral Custodian shall deliver the Required Loan Documents to the Borrower.

(b)      Upon the occurrence of the Collection Date, the respective remaining interests in the Portfolio Assets of each Lender, each Lender Agent, the Collateral Agent and the Administrative Agent, including their security interest therein, shall be automatically released to the Borrower, for no consideration but at the sole expense of the Borrower, free and clear of any Lien resulting solely from an act by any Lender, any Lender Agent, the Collateral Agent or the Administrative Agent but without any other representation or warranty, express or implied, by or recourse against any Lender, any Lender Agent, the Collateral Agent or the Administrative Agent, and the Collateral Agent or the Administrative Agent shall promptly provide evidence of any such release as the Borrower may request, at the sole expense of the Borrower (and the Collateral Agent shall take the actions contemplated by Section 2.15(a) with respect to such release).

Section 2.16   Treatment of Amounts Received by the Borrower.   Amounts received by the Borrower pursuant to Section 2.07 on account of Loans shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Loans hereunder.

Section 2.17   Repayment; Reduction of Commitments.

(a)      Except as expressly permitted or required herein, including, without limitation, any repayment necessary to cure a Borrowing Base Deficiency, Advances may only be prepaid in whole or in part at the option of the Borrower at any time by delivering a Notice of Reduction (which notice shall include a Borrowing Base Certificate) to the Administrative Agent, the Collateral Agent and the Lender Agents no later than 2:00 p.m. at least one Business Day prior to such reduction. Upon any prepayment (x) in part, the Borrower shall also pay all accrued and unpaid costs and expenses of Administrative Agent, Lender Agents and Lenders related to such prepayment and (y) in whole, the Borrower shall also pay in full all accrued and unpaid Yield, Breakage Fees (solely to the extent such prepayment occurs on any day other than a Payment Date) and all accrued and unpaid costs and expenses of Administrative Agent, Lender Agents and Lenders related to such prepayment; provided that no reduction in Advances Outstanding shall be given effect unless sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent, in its sole discretion. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.17(a) to the payment of any Breakage Fees and to the pro rata reduction of the Advances Outstanding. Any notice relating to any repayment pursuant to this Section 2.17(a) shall be irrevocable.

(b)      The Borrower may, at any time after the one year anniversary of the Closing Date, upon three (3) Business Days’ prior delivery of a Notice of Reduction (which notice shall include a Borrowing Base Certificate) to the Administrative Agent, the Collateral Agent and the Lender Agents, either (i) cause the Collection Date to occur upon payment in full of all Advances Outstanding, all accrued and unpaid Yield, any Breakage Fees, all accrued and unpaid costs and expenses of the Administrative Agent, Lender Agents and Lenders and all other Obligations (other than unmatured contingent indemnification obligations) or (ii) reduce in part the portion of the Maximum Facility Amount that exceeds the sum of all Advances Outstanding, all accrued and unpaid Non-Usage Fee (pro rata with respect to the portion of the Maximum Facility Amount so reduced) and all accrued and unpaid costs and expenses of the

Administrative Agent, Lender Agents and Lenders relating to such partial termination. Any termination of this Agreement shall be subject to Section 12.05.

Section 2.18   Collections and Allocations.

(a)      Collections. The Borrower shall cause the Collateral Manager to promptly identify any collections received as being on account of Interest Collections or Principal Collections and shall transfer, or cause to be transferred, all such Available Collections received directly by it to the Collection Account by the close of business not later than one (1) Business Day after such Collections are received. Upon the transfer of Available Collections to the Collection Account, the Borrower shall cause the Collateral Manager to segregate Principal Collections and Interest Collections and transfer the same to the Principal Collection Account and the Interest Collection Account, respectively; provided that, any Collections received by the Collateral Manager after the end of the Reinvestment Period shall be applied first to the Unfunded Exposure Account in the amount, if any, necessary to make the amount on deposit in the Unfunded Exposure Account equal to the Aggregate Unfunded Exposure Amount and second to the appropriate subaccount of the Collection Account as set forth above. The Borrower shall cause the Collateral Manager to report the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account, in each case on each Reporting Date in the Collateral Management Report delivered pursuant to Section 6.07(b).

(b)      Initial Deposits.   On and after the Cut-Off Date with respect to any Loan, the Borrower shall cause each Borrower Advisor to deposit into the Collection Account all Available Collections received in respect of Eligible Loans being transferred to and included as part of the Collateral Portfolio on such date.

(c)      Excluded Amounts.   The Borrower may (or may cause the Collateral Manager to) withdraw from the applicable Controlled Account any deposits thereto constituting Excluded Amounts if the Borrower has caused the Collateral Manager to, prior to such withdrawal, deliver to the Administrative Agent and the Collateral Agent a report setting forth the calculation of such Excluded Amounts and the Administrative Agent agrees in writing that the form and substance of the report is satisfactory to the Administrative Agent in its sole discretion.

(d)      Investment of Funds.   Prior to Notice of Exclusive Control (as defined in the Securities Account Control Agreement), the Borrower or the Collateral Manager may, pursuant to written instruction (which may be in the form of standing instructions), direct the Collateral Agent to invest, or cause the investment of, funds on deposit in the Controlled Accounts in Permitted Investments, from the date of this Agreement until the Collection Date. Absent any such written instruction, such funds shall not be invested. A Permitted Investment acquired with funds deposited in any Controlled Account shall mature not later than the Business Day immediately preceding any Payment Date, and shall not be sold or disposed of prior to its maturity. All such Permitted Investments shall be registered in the name of the Account Bank or its nominee and shall be credited to a Controlled Account; provided that compliance shall be the responsibility of the Borrower and not the Collateral Agent and Account Bank. All income and gain realized from any such investment, as well as any interest earned on deposits in any

Controlled Account shall be distributed in accordance with the provisions of Article II hereof. During the occurrence and continuation of a Borrowing Base Deficiency, the Borrower shall deposit in the Collection Account (with respect to investments made hereunder of funds held therein), an amount equal to the amount of any actual loss incurred, in respect of any such investment, promptly upon realization of such loss. None of the Account Bank, the Collateral Agent, the Administrative Agent, any Lender Agent or any Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in any Controlled Account, other than with respect to fraud or their own gross negligence or willful misconduct. The parties hereto acknowledge that Permitted Investments may include those investments in which the Collateral Agent or any of its Affiliates provides services and receives reasonable compensation.

  (e)      Unfunded Exposure Account.

  (i)      If, at the end of the Reinvestment Period, the Aggregate Unfunded Exposure Amount is greater than $0, the Borrower shall be deemed to have made a timely request for an Advance pursuant to Section 2.02 in an amount equal to the Aggregate Unfunded Exposure Amount at the end of the Reinvestment Period. All of the conditions to funding such Advance (including, without limitation, the conditions set forth in Sections 2.07(c) and 3.02) shall be deemed to have been satisfied and, on the last day of the Reinvestment Period, the Lender shall fund such requested Advance into the Unfunded Exposure Account.

  (ii)     Amounts on deposit in the Unfunded Exposure Account may be withdrawn (A) by the Collateral Custodian pursuant to Section 2.18(e)(iii) to fund any draw requests of the relevant Obligors under any Delayed Draw Loan or (B) if the amount on deposit in the Unfunded Exposure Account exceeds the Aggregate Unfunded Exposure Amount, by the Borrower (or the Collateral Manager on the Borrower’s behalf) to make a deposit into the Principal Collection Account to the extent of such excess.

 (iii)     After the end of the Reinvestment Period, any draw request made by an Obligor under a Delayed Draw Loan, along with wiring instructions for the applicable Obligor, shall be forwarded by the Collateral Manager (on the Borrower’s behalf) to the Collateral Custodian (with a copy to the Lender) along with an instruction to the Collateral Custodian to withdraw the applicable amount from the Unfunded Exposure Account. Upon receipt of, and in accordance with, such instruction, the Collateral Custodian shall fund such draw request directly from the Unfunded Exposure Account.

(f)      Rights of Withdrawal. Until the Collection Date, neither the Borrower nor any Borrower Advisor shall have any rights of direction or withdrawal, with respect to amounts held in any Controlled Account, except to the extent explicitly set forth in Section 2.04 or Section 2.19.

Section 2.19   Reinvestment of Principal Collections.

On the terms and conditions hereinafter set forth as certified in writing to the Collateral Agent, the Lender Agents and Administrative Agent, prior to the end of the

Reinvestment Period, the Borrower may (or may cause the Collateral Manager), to the extent of any Principal Collections on deposit in the Principal Collection Account:

(a)      withdraw such funds for the purpose of reinvesting in additional Eligible Loans to be Pledged hereunder; provided that the following conditions are satisfied:

  (i)       all conditions precedent set forth in Section 3.02 have been satisfied;

  (ii)      (x) no Event of Default, Unmatured Event of Default or Collateral Manager Event of Default has occurred or exists or would result from such withdrawal and reinvestment, and (y) no Borrowing Base Deficiency exists or would result from such withdrawal and reinvestment; provided that if as a result of such withdrawal and reinvestment any Borrowing Base Deficiency would be decreased, such withdrawal and reinvestment will be permitted;

 (iii)      the representations and warranties contained in Sections 4.01, 4.02 and in Section 4 of the Management Agreement shall be correct in all respects on the date of such withdrawal, except to the extent relating to an earlier date;

 (iv)      the Borrower provides or causes the Collateral Manager to provide, same day written notice to the Administrative Agent and the Collateral Agent by facsimile or email (to be received no later than 2:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;

  (v)      the notice required in clause (iv) above shall be accompanied by an Approval Notice, a Disbursement Request and a Borrowing Base Certificate, each executed by the Borrower and an Authorized Person of the Collateral Manager; and

 (vi)      the Borrower provides (or causes the Collateral Manager to provide) to the Administrative Agent by facsimile (to be received no later than 2:00 p.m. on that same day) a statement reflecting the total amount on deposit as of the opening of business on such day in the Principal Collection Account; or

(b)      withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.17.

Upon the satisfaction of the applicable conditions set forth in this Section 2.19 (as certified by the Borrower to the Collateral Agent and the Administrative Agent), the Collateral Agent will release funds from the Principal Collection Account to the Borrower in an amount not to exceed the lesser of (A) the amount requested and (B) the amount on deposit in the Principal Collection Account on such day.

Section 2.20   Commitment Increases and Joinder of New Lenders. The Borrower may, with the prior written consent of the Administrative Agent, (i) add additional Persons as Lenders and/or (ii) increase the Commitment of any Lender, in each case which shall increase the Maximum Facility Amount by the amount of the Commitment of each such existing or additional Lender. Each additional Lender and its applicable Lender Agent shall become a party hereto by executing and delivering to the Administrative Agent and the Borrower a Joinder

Supplement and a Transferee Letter. Along with its written consent, the Administrative Agent will deliver to the Borrower an updated Annex B reflecting the new or increased Commitment of each such existing or additional Lender.

Section 2.21      Defaulting Lenders.

(a)      Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

  (i)      such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.01;

  (ii)     any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Unmatured Event of Default, Collateral Manager Event of Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; fourth, so long as no Unmatured Event of Default, Collateral Manager Event of Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto;

 (iii)      during any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to Advances, the Commitment of such Defaulting Lender shall be deemed to be zero; and

 (iv)      for any period during which such Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any Non-Usage Fee for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)      If the Administrative Agent determines in its sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their respective Commitments (without giving effect to Section 2.21(a)(iii) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01   Conditions Precedent to Effectiveness.

(a)     This Agreement shall be effective upon satisfaction of the conditions precedent that:

  (i)      each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent shall have received copies of the Advisory Agreements and such other documents, instruments, agreements, certificates and legal opinions as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement, each in form and substance satisfactory to the Administrative Agent;

 (ii)      any and all information submitted to each Lender, Lender Agent and the Administrative Agent by any Borrower Party or any of their Affiliates is true, accurate, complete in all material respects and not misleading in any material respect;

 (iii)     each Borrower Party’s underwriting, servicing, collection, operating, and reporting procedures and systems are satisfactory to the Administrative Agent in its sole discretion;

 (iv)     a satisfactory review by the Administrative Agent of all organizational documents and material contracts of each Borrower Party (including, without limitation, the Advisory Agreements);

 (v)      a satisfactory review by the Administrative Agent of business, financial, legal, tax and accounting due diligence relating to transactions contemplated hereby, each Borrower Party and the transactions contemplated hereunder are satisfactory to the Administrative Agent in its sole discretion;

 (vi)     in the reasonable judgment of the Administrative Agent and each Lender Agent, there not having been any change in Applicable Law which adversely affects any

Lender’s or the Administrative Agent’s entering into the transactions contemplated by the Transaction Documents or material disruption after December 31, 2013 in the financial, banking or commercial loan or capital markets generally;

 (vii)     the Administrative Agent and the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56;

(viii)     a satisfactory due diligence review by the Administrative Agent of each Loan submitted for consideration in the initial Collateral Portfolio;

 (ix)       the Administrative Agent and each Institutional Lender shall have received each required approval (including, without limitation, from its internal credit committee);

  (x)      the Administrative Agent and the Lenders shall have received the fees (including fees, disbursements and other charges of counsel to the Administrative Agent) to be received on the Closing Date referred to herein or in any other Transaction Document;

 (xi)      since December 31, 2013, no material adverse change has occurred in the financial condition of the Equityholder, the Seller, any Borrower Advisor or the Borrower or in any material portion of the assets in the initial Collateral Portfolio;

(xii)      the Administrative Agent shall have received satisfactory evidence that the Seller, the Borrower and the Collateral Manager have obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby;

(xiii)     the Collateral Manager and the Borrower shall each have delivered to the Administrative Agent a certificate as to whether such Person is Solvent in the form of Exhibit P;

(xiv)     the Borrower and the Collateral Manager shall have delivered to the Administrative Agent a certification that no Unmatured Event of Default, Event of Default or Collateral Manager Event of Default has occurred and is continuing;

 (xv)     the Administrative Agent shall have received (i) the customary executed legal opinion or opinions of Dechert LLP, counsel to the Borrower and the Collateral Manager, covering enforceability, grant and perfection of the security interests on the Collateral Portfolio and non-consolidation of the Borrower and (ii) bring-down legal opinions of Dechert LLP covering the enforceability of the Advisory Agreements as of the Closing Date, in each case, in form and substance acceptable to the Administrative Agent in its reasonable discretion;

  (xvi)      all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to the Administrative Agent;

 (xvii)     each Lender shall have received a duly executed copy of its Variable Funding Note, in a principal amount equal to the Commitment of such Lender;

(xviii)     the UCC-1 financing statement is in proper form for filing in the filing office of the appropriate jurisdiction;

 (xix)      the Administrative Agent shall have received a secretary’s certificate of each of the Collateral Manager and the Borrower that includes a copy of the resolutions (or other authorizing instruments, if applicable), in form and substance satisfactory to the Administrative Agent, of the Board of Directors (or similar governing or managing body) of such Person authorizing (i) the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, (ii) in the case of the Borrower, the borrowings contemplated hereunder, and (iii) in the case of the Borrower, the granting by it of the Liens created pursuant to the Transaction Documents, certified by the Secretary or an Assistant Secretary (or other authorized Person) of such Person as of the Closing Date, which certification shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions, or other authorizing instruments, if applicable, thereby certified have not been amended, modified, revoked or rescinded;

  (xx)      the Administrative Agent shall have received a certification of each of the Collateral Manager and the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of such Person executing any Transaction Document, which certification may be included in the certificate delivered in respect of such Person pursuant to Section 3.01(a)(xix) and satisfactory in form and substance to the Administrative Agent and shall be executed by an Authorized Person of such Person;

 (xxi)      the Administrative Agent shall have received true and complete copies of the organizational documents of each of the Collateral Manager and the Borrower, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary (or other authorized Person) of such Person, which certification shall be included in the certificate delivered in respect of such Person pursuant to Section 3.1(a)(xix) and shall be in form and substance satisfactory to the Administrative Agent;

 (xxii)     the Administrative Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each of the Collateral Manager and the Borrower (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect;

  (xxiii)       the Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1 necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Transaction Documents shall have been completed;

  (xxiv)       the Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower, and bankruptcy and pending lawsuits with respect to the Borrower and the results of such search shall be satisfactory to the Administrative Agent;

  (xxv)        the Borrower shall have received the executed legal opinion or opinions of Locke Lord LLP, counsel to the Collateral Agent, the Collateral Custodian and the Account Bank, covering enforceability of the Transaction Documents to which the each such Person is a party; and

  (xxvi)       the Administrative Agent (with a copy to the Collateral Custodian and the Collateral Agent) shall have received the Initial Notice of Borrowing.

(b)       By its execution and delivery of this Agreement, the Borrower hereby certifies that each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.01 have been satisfied.

Section 3.02   Conditions Precedent to All Advances.  Each Advance under this Agreement, each Pledge of a Loan hereunder, each Substitution and each Discretionary Sale (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a)       On the related Advance Date, the following statements shall be true and correct, and the Borrower by entering into such Transaction shall be deemed to have certified that:

  (i)       the Borrower shall have delivered, or shall have caused the Collateral Manager to deliver, to the Administrative Agent (with a copy to the Collateral Custodian and the Collateral Agent) no later than 2:00 p.m. on the Business Day prior to such Transaction: (A) if such Transaction is an Advance, a Notice of Borrowing, (B) a Borrowing Base Certificate and (C) an updated Loan Tape;

  (ii)      if the Advance Date is a Cut-Off Date, the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 2:00 p.m. on the date of such Advance, (A) an Approval Notice, (B) an executed copy of each assignment and assumption agreement, transfer document or instrument relating to each Loan to be Pledged evidencing the assignment of such Loan from any prior third party owner thereof directly to the Borrower, and (C) a faxed or e-mailed copy of the duly executed original promissory notes of the Loans to be Pledged (and, in the case of any Noteless Loan, a fully executed assignment agreement) and if any Loans to be Pledged are closed in escrow, a certificate (in the form of Exhibit J) from the closing attorneys of such Loans certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian within two (2) Business Days of any related Advance Date as to any Loans;

(b)     On and as of the date of such Transaction, after giving effect to such Transaction the Borrower shall certify as follows:

  (i)      no Unmatured Event of Default, Collateral Manager Event of Default, event which, if it continues uncured, will, with notice or lapse of time, constitute a Collateral Manager Event of Default, Event of Default or Borrowing Base Deficiency exists or would result from such Transaction (other than, with respect to any Pledge of an Eligible Loan necessary to cure a Borrowing Base Deficiency in accordance with Section 2.06, an Unmatured Event of Default arising solely pursuant to such Borrowing Base Deficiency);

 (ii)      since the Closing Date, no material adverse change has occurred in the ability of the Seller, any Borrower Advisor or the Borrower to perform its obligations under any Transaction Document;

 (iii)     other than Permitted Liens, no Liens exist in respect of Taxes which are prior to the lien of the Collateral Agent on the Eligible Loans to be Pledged on the date of such Transaction; and

 (iv)     the representations and warranties contained in Sections 4.01, 4.02 and in Section 4 of the Management Agreement are true and correct in all respects, and there exists no breach of any covenant contained in Sections 5.01, 5.02, or Section 5 of the Management Agreement before and after giving effect to the Transaction to take place on the date of such Transaction and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date).

(c)      The Administrative Agent shall have approved in its sole and absolute discretion each of the Eligible Loans identified on an updated Loan Tape for inclusion in the Collateral Portfolio on the applicable Advance Date (the “Approval Right”).

(d)      No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advances by any Lender or the proposed Pledge of Eligible Loans in accordance with the provisions hereof.

(e)      With respect to an Advance, the proposed Advance Date shall be during the Reinvestment Period.

(f)      All terms and conditions of the Purchase and Sale Agreement required to be satisfied in connection with the assignment of each Eligible Loan being Pledged hereunder on such Advance Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings

(including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loans and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed.

(g)      The Borrower shall have paid all fees then required to be paid, including all fees required hereunder and under the applicable Lender Fee Letters and the Wells Fargo Corporate Trust Fee Letter and shall have reimbursed the Lenders, the Administrative Agent, each Lender Agent, the Collateral Custodian, the Account Bank and the Collateral Agent for all fees, reasonable and documented out-of-pocket costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable and documented attorney fees and any other legal and document preparation costs incurred by the Administrative Agent.

(h)      All filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in any Eligible Loans to be Pledged in connection with such Transaction and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed.

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance (that has not been waived by the Administrative Agent in its sole discretion) shall give rise to a right of the Administrative Agent, at the direction of the Required Lenders, to rescind the related Advance and direct the Borrower to pay to the Administrative Agent, for the pro rata accounts of the Lenders, an amount equal to the Advances made during any such time that any of the foregoing conditions (that were not waived by the Administrative Agent in its sole discretion) precedent were not satisfied.

Section 3.03   Advances Do Not Constitute a Waiver.  No Advance made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such an advance unless such waiver is in writing and executed by such Lender.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01   Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Determination Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a)      Organization, Good Standing and Due Qualification.  The Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, has the power and all licenses necessary to own its assets, to transact the business in which it is engaged and to enter into and perform its obligations pursuant to this Agreement, and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business, the ownership of the Loans and the Collateral Portfolio and the entering into and performance of its obligations pursuant to this Agreement requires such qualification.

(b)      Power and Authority; Due Authorization; Execution and Delivery.  The Borrower has the limited liability company power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio on the terms and conditions of this Agreement, subject only to Permitted Liens.

(c)      Binding Obligation.    This Agreement and each of the Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

(d)      All Consents Required.  No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Loans or the transfer of an ownership interest or security interest in such Loans, other than such as have been met or obtained and are in full force and effect.

(e)      No Violation.  The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Collateral Portfolio will not (i) create any Lien on the Collateral Portfolio other than Permitted Liens or (ii) violate any Applicable Law or the formation documents of the Borrower or (iii) violate any material contract or other material agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.

(f)      No Proceedings.  There is no litigation or administrative proceeding or investigation pending or, to the actual knowledge of the Borrower, threatened against the Borrower or any properties of the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect on the Transaction Documents or the transactions contemplated hereby or thereby.

(g)      Selection Procedures.   In selecting the Loans to be Pledged pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of the Lenders.

(h)      Bulk Sales.  The grant of the security interest in the Collateral Portfolio by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(i)      Pledge of Collateral Portfolio.  Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral Portfolio has been sold, transferred, assigned or pledged by the Borrower to any Person, other than as contemplated by Article II and the Pledge of such Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(j)      Indebtedness.  The Borrower has no Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.

(k)      Sole Purpose.  The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by this Agreement, and has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the transactions contemplated by the Transaction Documents.

(l)      No Injunctions.  No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.

(m)      Taxes.   The Borrower is an entity disregarded from its owner for U.S. federal income tax purposes. The Borrower has filed or caused to be filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, without limitation, all foreign, federal, state, local and other material tax returns) required to be filed by it (subject to any extensions to file properly obtained by the same), is not liable for material Taxes payable by any other Person and has paid or made adequate provisions for the payment of all material Taxes, assessments and other governmental charges due and payable from the Borrower except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves on its books. Other than a Permitted Lien, no Tax lien or similar adverse claim has been filed, and no claim is being asserted with respect to any such Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges due and payable by the Borrower, as applicable, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.

(n)      Location.  The Borrower’s jurisdiction of formation (within the meaning of Article 9 of the UCC) is Delaware. The chief executive office of the Borrower (and the location of the Borrower’s records regarding the Collateral Portfolio (other than those delivered to the Collateral Custodian)) is located at the address set forth on Annex A to this Agreement (or at such other address as shall be designated by such party in a written notice to the other parties hereto).

(o)      Tradenames.  Except as permitted hereunder, the Borrower’s legal name is as set forth in this Agreement. Except as permitted hereunder, the Borrower has not changed its name since its formation; does not have tradenames, fictitious names, assumed names or “doing business as” names other than as disclosed on Schedule I hereto (as such schedule may be updated from time to by the Administrative Agent upon receipt of a notice delivered to the Administrative Agent pursuant to Section 5.02(p)); the Borrower’s only jurisdiction of formation is Delaware, and, except as permitted hereunder, the Borrower has not changed its jurisdiction of formation.

(p)      Solvency.  The Borrower is not the subject of any Bankruptcy Proceeding or Bankruptcy Event. The Borrower is Solvent, and the transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent. The Borrower is paying its debts as they become due (subject to any applicable grace period) and, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

(q)      No Subsidiaries.   The Borrower has no Subsidiaries, other than any Portfolio Subsidiaries.

(r)      Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Seller or the applicable third party seller in exchange for the purchase of the Loans (or any number of them). No such transfer has been made for or on account of an antecedent debt and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(s)      Information Accurate.    All information, financial statements of the Borrower, documents, books, records or reports furnished by the Borrower to any Secured Party in connection with this Agreement are true, complete and correct in all material respects; provided that, solely with respect to written or electronic information furnished to a Secured Party which was provided from an Obligor with respect to a Loan, such information need only be accurate, true and correct to the knowledge of the Borrower.

(t)      Exchange Act Compliance; Regulations T, U and X.    None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of proceeds from the Pledge of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(u)      No Adverse Agreements.   There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral Portfolio contemplated by Section 2.12.

(v)      Event of Default/Unmatured Event of Default.   No event has occurred which constitutes an Unmatured Event of Default or an Event of Default.

(w)      Credit and Collection Policy.   Each of the Loans was underwritten or acquired and is being serviced in conformance with the standard underwriting, credit, collection, operating and reporting procedures and systems of the Collateral Manager.

(x)      ERISA.   Except as would not reasonably be expected to constitute a Material Adverse Effect, (i) the present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA which are subject to Title IV of ERISA and maintained by the Borrower, or in which employees of the Borrower are entitled to participate, other than a Multiemployer Plan (the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the most recent annual financial statements reflecting such amounts), (ii) no non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Pension Plan, (iii) no application for a waiver of the minimum funding standard pursuant to Section 412 of the Code has been made with respect to any Pension Plan, (iv) neither the Borrower nor any ERISA Affiliate has any withdrawal liability with respect to a Multiemployer Plan, (v) no reportable events within the meaning of 4043 of ERISA, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, (each a “Reportable Event”) have occurred with respect to any Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability and (vi) no notice of intent to terminate a Pension Plan has been filed, no Pension Plan been terminated under Section 4041(f) of ERISA, the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan, and no event has occurred or condition exists that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan. None of the Collateral Portfolio constitutes “plan assets” within the meaning of 29 CFR 2510.3-101, as amended by Section 3(42) of ERISA, by reason of a Pension Plan’s investment in the Borrower or its direct or indirect parent companies.

(y)      Allocation of Charges.   There is not any agreement or understanding between any Borrower Advisor and the Borrower (other than the Transaction Documents and other than as expressly set forth herein, as disclosed in writing to the Administrative Agent prior to the Closing Date, or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.

(z)      Broker-Dealer.  The Borrower is not required to register as a broker-dealer under the provisions of the Exchange Act.

(aa)     Instructions to Obligors.  The Collection Account is the only account to which Obligors have been instructed by the Borrower, or a Borrower Advisor on the Borrower’s behalf, to send Principal Collections and Interest Collections on the Collateral Portfolio. The Borrower has not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, an interest in any Controlled Account.

(bb)     Investment Company Act.  The Borrower is not required to register as an “investment company” under the provisions of the 1940 Act.

(cc)     Compliance with Law.  The Borrower has complied in all respects with all Applicable Law to which it may be subject, and no item of the Collateral Portfolio contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations related to licensing, truth in lending, fair credit billing, fair credit reporting equal credit opportunity, fair debt collection practices and privacy).

(dd)     Set-Off, etc.    No Loan has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, the Seller or the Obligor thereof, and no Collateral Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Portfolio or otherwise, by the Borrower, the Seller or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral Portfolio otherwise permitted pursuant to the Management Agreement.

(ee)     Full Payment.  As of the applicable Cut-Off Date in respect of a Loan, the Borrower has no knowledge of any fact which should lead it to expect that such Loan will not be paid in full.

(ff)     Environmental.  With respect to each item of Underlying Collateral as of the applicable Cut-Off Date for the Loan related to such Underlying Collateral, to the actual knowledge of an Authorized Person of the Borrower: (a) the related Obligor’s operations comply in all respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan related to such Underlying Collateral, none of the Borrower, the Seller nor any Borrower Advisor has received any written notice of, or written inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(gg)     USA PATRIOT Act.   Neither the Borrower nor any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(hh)     Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all respects.

(ii)      Confirmation from Seller. The Borrower has received in writing from the Seller confirmation that the Seller will not cause the Borrower to file a voluntary bankruptcy petition under the Bankruptcy Code.

(jj)     [Reserved].

(kk)   Security Interest.

(i)      This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral Portfolio in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii)     the Collateral Portfolio may from time to time be comprised of “instruments”, “security entitlements”, “general intangibles”, “tangible chattel paper”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “deposit accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC), real property and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(kk);

(iii)    with respect to Collateral Portfolio that constitute “security entitlements”:

a.       all of such security entitlements have been credited to one of the Controlled Accounts and the securities intermediary for each Controlled Account has agreed to treat all assets credited to such Controlled Account as “financial assets” within the meaning of the applicable UCC;

b.       the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Borrower as the Person having a security entitlement against the securities intermediary in each of the Controlled Accounts; and

c.       the Controlled Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties. The securities intermediary of any Controlled Account which is a “securities account” under the UCC has agreed to comply with the entitlement orders and instructions of the Borrower, the Collateral Manager and the Collateral Agent (acting at the direction of the Administrative Agent) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a Notice of Exclusive Control (as defined under the Securities Account Control Agreement) by the Collateral Agent (acting at the direction of the Administrative Agent) following the occurrence and during the continuance of an Event of Default, the securities intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments.

  (iv)      all Controlled Accounts constitute “securities accounts” as defined in the applicable UCC;

   (v)      the Borrower owns and has good and marketable title to (or with respect to assets securing any Loans, a valid security interest in) the Collateral Portfolio free and clear of any Lien (other than Permitted Liens) of any Person;

 (vi)      the Borrower has received all consents and approvals required by the terms of any Loan to the granting of a security interest in the Loans hereunder to the Collateral Agent, on behalf of the Secured Parties;

(vii)      the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral Portfolio and that portion of the Loans in which a security interest may be perfected by filing granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement; provided that filings in respect of real property shall not be required;

(viii)     other than as expressly permitted by the terms of this Agreement and the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral Portfolio. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral Portfolio other than any financing statement (A) relating to the security interests granted to the Borrower under the Purchase and Sale Agreement, or (B) that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the date hereof. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;

  (ix)     all original executed copies of each underlying promissory note or copies of each Loan Register, as applicable, that constitute or evidence each Loan has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

    (x)     other than in the case of Noteless Loans, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian, as the bailee of the Collateral Agent, is holding the underlying promissory notes that constitute or evidence the Loans solely on behalf of and for the Collateral Agent, for the benefit of the Secured Parties; provided that the acknowledgement of the Collateral Custodian set forth in Section 11.11 may serve as such acknowledgement;

  (xi)     none of the underlying promissory notes, or Loan Registers, as applicable, that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, on behalf of the Secured Parties;

 (xii)    with respect to any Collateral Portfolio that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Custodian and, if in registered form, has been specially Indorsed to the Collateral Agent or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, upon original issue or registration of transfer by the Borrower of such certificated security and has been credited to a Controlled Account; and

(xiii)    with respect to any Collateral Portfolio that constitutes an “uncertificated security”, that the Borrower has caused the issuance of such uncertificated security to be registered to the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security.

Section 4.02   Representations and Warranties of the Borrower Relating to the Agreement and the Collateral Portfolio.  The Borrower hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Determination Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a)      Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, which upon the filing of the financing statement referred to in Section 3.01, shall be a valid and first priority perfected security interest in the Loans forming a part of the Collateral Portfolio and in that portion of the Loans in which a security interest may be perfected by filing subject only to Permitted Liens. Neither the Borrower nor any Person claiming through or under the Borrower shall have any claim to or interest in the Controlled Accounts, except for the interest of the Borrower in such property as a debtor for purposes of the UCC.

(b)      Eligibility of Collateral Portfolio. (i) The Loan Tape and the information contained in each Notice of Borrowing, is an accurate and complete listing of all the Loans contained in the Collateral Portfolio as of the related Cut-Off Date and the information contained therein with respect to the identity of such item of Collateral Portfolio and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each Loan designated on the related Borrowing Base Certificate as an Eligible Loan and each Loan included as an Eligible Loan in the related calculation of Borrowing Base or Borrowing Base Deficiency is an Eligible Loan as of the date of such certificate or calculation and (iii) with respect to each item of Collateral Portfolio, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the transfer of a security interest in each item of Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect.

(c)      No Fraud.   Each Loan was originated without any fraud or misrepresentation by the Seller or, to the best of the Borrower’s and each Borrower Advisor’s knowledge, on the part of the Obligor.

Section 4.03   Representations and Warranties of the Collateral Agent.   The Collateral Agent in its individual capacity and as Collateral Agent represents and warrants as follows:

(a)      Organization; Power and Authority.   It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Agent under this Agreement.

(b)      Due Authorization.  The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Agent, as the case may be.

(c)      No Conflict.    The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Agent is a party or by which it or any of its property is bound.

(d)      No Violation.    The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any respect, any Applicable Law.

(e)      All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Agent, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent of the transactions contemplated hereby and the fulfillment by the Collateral Agent of the terms hereof have been obtained.

(f)      Validity, Etc.   The Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

Section 4.04   Representations and Warranties of each Lender.    Each Lender hereby individually represents and warrants, as to itself, that it is (a) either a Qualified Institutional Buyer under Rule 144A of the Securities Act or an institutional “Accredited Investor” as defined in Rule (1)-501(a)(1)-(3) or (7) under the Securities Act and (b) a “qualified purchaser” under the 1940 Act.

Section 4.05   Representations and Warranties of the Collateral Custodian.   The Collateral Custodian in its individual capacity and as Collateral Custodian represents and warrants as follows:

(a)      Organization; Power and Authority.   It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.

(b)      Due Authorization.  The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.

(c)      No Conflict.    The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.

(d)      No Violation.    The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any respect, any Applicable Law.

(e)      All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.

(f)      Validity, Etc.   The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V.

GENERAL COVENANTS

Section 5.01   Affirmative Covenants of the Borrower.

From the Closing Date until the Collection Date:

(a)      Organizational Procedures and Scope of Business.   The Borrower will observe all organizational procedures required by its formation documents and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower will limit the scope of its business to: (i) the acquisition of Loans and the ownership and management of the Portfolio Assets and the related assets in the Collateral Portfolio; (ii) the sale, transfer or other disposition of Loans and any equity issued by or assets of any Portfolio Subsidiary, as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Underlying Instruments to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loans and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) engaging in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are incident to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

(b)      Special Purpose Entity Requirements.   The Borrower will at all times: (i) maintain at least one Independent Director; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from any other Person; (iv) have a Board of Managers separate from that of any other Person; (v) file its own tax returns, except to the extent that the Borrower is treated as a “disregarded entity” for tax purposes and is not required to file taxes under Applicable Law, and pay any Taxes so required to be paid under Applicable Law, except for those Taxes being contested in good faith by appropriate proceedings and in respect of which the Borrower has established proper reserves on its books in accordance with GAAP; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence; (viii) maintain separate financial statements; provided, however, that the Borrower’s assets may be included in a consolidated financial statement of its Affiliate if (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on the Borrower’s own separate books and records; (ix) pay its own liabilities only out of its own funds; (x) maintain an arm’s-length relationship with the Seller each of its other Affiliates; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space; (xiii) use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) cause its Board of Managers to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe in all respects all other Delaware limited liability company formalities; (xviii) not acquire the obligations or any securities of its Affiliates; (xix) cause the managers, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower; and (xx) maintain at least one special member, who, upon the dissolution of the sole member or the withdrawal or the disassociation of the sole member from the Borrower, shall immediately become the member of the Borrower in accordance with the LLC Agreement.

(c)      Preservation of Company Existence.   The Borrower will maintain its limited liability company existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a limited liability company in any other jurisdiction in which it does business and in which it is required to so qualify under Applicable Law.

(d)      Compliance with Legal Opinions.   The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Dechert LLP, as special counsel to the Borrower relating to the issues of substantive consolidation and true sale of the Loans.

(e)      Deposit of Collections.   The Borrower shall promptly (but in no event later than one Business Day after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, any Borrower Advisor or any of their respective Affiliates.

(f)      Disclosure of Purchase Price.   The Borrower shall disclose to the Administrative Agent and the Lender Agents the Purchase Price for each Loan proposed to be transferred to the Borrower.

(g)      Obligor Defaults and Bankruptcy Events.   The Borrower shall give, or shall cause the Collateral Manager to give, notice to the Administrative Agent and the Lender Agents within two (2) Business Days of the Borrower’s, the Seller’s or any Borrower Advisor’s actual knowledge of the occurrence of any default by an Obligor under any Loan or any Bankruptcy Event with respect to any Obligor under any Loan.

(h)      Required Loan Documents.  The Borrower shall deliver to the Collateral Custodian a hard copy (or, unless an original signature is required, electronic copy) of the Required Loan Documents and the Loan Checklist pertaining to each Loan within two (2) Business Days of the Cut-Off Date pertaining to such Loan.

(i)      Taxes.  The Borrower will file or cause to be filed its tax returns and pay any and all Taxes imposed on it or its property as required by the Transaction Documents (except as otherwise contemplated in Section 4.01(m)).

(j)      Notice of Events of Default and Value Adjustment Events.  The Borrower will provide the Administrative Agent and each Lender Agent (with a copy to the Collateral Agent) with prompt written notice of the occurrence of each Value Adjustment Event, Collateral Manager Event of Default, Event of Default and each Unmatured Event of Default of which the Borrower has knowledge or has received notice. In addition, no later than two (2) Business Days following the Borrower’s knowledge or notification of the occurrence of any Event of Default, Collateral Manager Event of Default or Unmatured Event of Default, the Borrower will provide to the Administrative Agent and each Lender Agent a written statement of an Authorized Person of the Borrower setting forth the details of such event and the action that will be taken with respect thereto.

(k)      Notice of Material Events.   The Borrower shall promptly notify the Administrative Agent and each Lender Agent of any event or other circumstance that is reasonably likely to have a Material Adverse Effect.

(l)      Notice of Income Tax Liability.   The Borrower shall furnish to the Administrative Agent and each Lender Agent telephonic or facsimile notice within 10 Business Days (confirmed in writing within five (5) Business Days thereafter) of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments (i) to the Tax liability of the Borrower or any “affiliated group” (within the meaning of Section 1504(a)(l) of the Code) of which the Borrower is a member in an amount equal to or greater than $1,000,000 in the aggregate, or (ii) to the Tax liability of the Borrower itself in an amount equal to or greater than $500,000 in the aggregate. Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.

(m)     [Reserved].

(n)      Notice of Breaches of Representations and Warranties under this Agreement. The Borrower shall promptly notify the Administrative Agent and each Lender if any representation or warranty set forth in Section 4.01 or Section 4.02 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent and the Lender Agents a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent and each Lender Agent in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(o)      Notice of Breaches of Representations and Warranties under the Purchase and Sale Agreement.  Promptly after receiving knowledge or notice of the same, the Borrower confirms and agrees that the Borrower will send to the Administrative Agent, each Lender Agent and the Collateral Agent a notice of (i) any breach of any representation, warranty, agreement or covenant under the Purchase and Sale Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach.

(p)      Notice of Proceedings.   The Borrower shall notify the Administrative Agent and each Lender Agent, as soon as possible and in any event within three (3) Business Days, after the Borrower receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral Portfolio, or the Borrower, the Seller, any Borrower Advisor or any of their respective Affiliates. For purposes of this Section 5.01(p), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral Portfolio, or the Borrower in excess of $500,000 shall be deemed to be material, (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting any Borrower Party, the Seller or any of their respective Affiliates (other than the Borrower, the Collateral Sub-Advisor or any Affiliates of the Collateral Sub-Advisor) in excess of $1,000,000 shall be deemed to be material and (iii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Sub-Advisor that would be reasonably likely to result in a Material Adverse Effect shall be deemed to be material.

(q)      Notice of ERISA Reportable Events.  The Borrower shall promptly notify the Administrative Agent and each Lender Agent after receiving notice of any Reportable Event, and provide them with a copy of such notice.

(r)      Notice of Accounting Changes.   As soon as possible and in any event within five (5) Business Days after the effective date thereof, the Borrower will provide to the Administrative Agent and, upon request, each Lender Agent notice of any change in the accounting policies of the Borrower.

(s)      Additional Documents.   The Borrower shall provide the Administrative Agent and each Lender Agent with copies of such documents as the Administrative Agent or any Lender Agent may reasonably request evidencing the accuracy of the representations set forth in this Agreement.

(t)      Protection of Security Interest.   With respect to the Collateral Portfolio acquired by the Borrower, the Borrower will (i) (at the expense of the Borrower) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral Portfolio free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (ii) (at the expense of the Borrower) take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Collateral Agent (for the benefit of the Secured Parties) in the Borrower’s interests in all of the Collateral Portfolio being

Pledged hereunder including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral Portfolio (which may include an “all asset” filing), and naming the Borrower as debtor and the Collateral Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), (iii) permit the Administrative Agent, any Lender or their respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable advance notice examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters (provided that, unless an Event of Default shall be continuing, the Borrower shall only be liable for the costs and expenses of two such visits per calendar year), and (iv) take all additional action that the Administrative Agent, any Lender Agent or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the parties to this Agreement in the Collateral Portfolio, or to enable the Administrative Agent or the Collateral Agent to exercise or enforce any of their respective rights hereunder.

(u)      Liens.  The Borrower will promptly notify the Administrative Agent and the Lender Agents of the existence of any Lien on the Collateral Portfolio (other than Permitted Liens) and the Borrower shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Collateral Portfolio against all claims of third parties (unless the reasonably anticipated costs to defend such claims exceeds the value of any Loan and prior written notice has been provided to the Administrative Agent).

(v)      Other Documents.   At any time from time to time upon prior written request of the Administrative Agent or any Lender Agent, at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent or any Lender Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest (subject only to Permitted Liens) granted hereunder and of the rights and powers herein granted (including, among other things, authorizing the filing of such UCC financing statements as the Administrative Agent may request).

(w)      Compliance with Law.   The Borrower shall at all times comply in all material respects with all Applicable Law (including, without limitation, Environmental Laws and all federal securities laws), and the Borrower shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(x)      Proper Records.   The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earning for each fiscal year all such proper reserves in accordance with GAAP.

(y)      Satisfaction of Obligations.    The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(z)      Performance of Covenants.   The Borrower shall observe, perform and satisfy all the material terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.

(aa)      Tax Treatment.  The Borrower and the Lenders shall (and the Borrower shall cause the Seller to) treat the Advances advanced hereunder as indebtedness for U.S. federal income tax purposes and file any and all tax forms in a manner consistent therewith.

(bb)      Maintenance of Records.    The Borrower will maintain records with respect to the Collateral Portfolio and the conduct and operation of its business and will furnish the Administrative Agent and each Lender Agent, upon the reasonable request by the Administrative Agent and each Lender Agent, information with respect to the Collateral Portfolio and the conduct and operation of its business.

(cc)      Obligor Notification Forms.   The Borrower shall furnish the Collateral Agent and the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent’s discretion on the Collateral Agent’s behalf, after the occurrence of an Event of Default) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral Portfolio and the obligation to make payments as directed by the Administrative Agent on the Collateral Agent’s behalf.

(dd)      Officer’s Certificate.  On each anniversary of the date of this Agreement, the Borrower shall deliver an Officer’s Certificate, in form and substance reasonably acceptable to the Collateral Agent and the Administrative Agent, providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral Portfolio perfected by filing of a UCC financing statement other than in favor of the Collateral Agent and Permitted Liens and (ii) a certification, based upon a review and summary of tax and judgment lien searches satisfactory to the Administrative Agent, that there is no other interest in the Collateral Portfolio based on any tax or judgment lien.

(ee)      Continuation Statements.  The Borrower shall, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing each financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred, authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement.

(ff)      Disregarded Entity.    The Borrower will be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b), and neither the Borrower nor any other Person on its behalf shall make an election to be treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

(gg)      Withholding. If the provisions of Sections 1471 through 1474 of the Code or any regulations promulgated thereunder become applicable to any payments to the Borrower made in respect of the Collateral Portfolio, the Borrower shall exercise its best efforts to avoid the imposition of any withholding tax in respect of such payments under those provisions.

(hh)     Loan Register. In the case of Agented Loans, the Borrower shall maintain, or cause to be maintained, with respect to each Noteless Loan a register (which may be in physical or electronic form and readily identifiable as the loan register) (each, a “Loan Register”) in which it will record, or cause to be recorded, (v) the amount of such Noteless Loan, (w) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Noteless Loan received from the Obligor, (y) the date of origination of such Noteless Loan and (z) the maturity date of such Noteless Loan.

Section 5.02   Negative Covenants of the Borrower.

From the Closing Date until the Collection Date:

(a)      Special Purpose Entity Requirements.     The Borrower shall not (i) guarantee any obligation of any Person, including any Affiliate or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person; (ii) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under Section 5.01(a); (iii) incur, create or assume any Indebtedness, other than Indebtedness incurred under the Transaction Documents; (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Borrower may invest in those Loans and other investments permitted under the Transaction Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Transaction Documents and permit the same to remain outstanding in accordance with such provisions; (v) fail to be Solvent; (vi) create, form or otherwise acquire any Subsidiaries or own any equity interest in any other entity, other than any Portfolio Subsidiaries, (vii) release, sell, transfer, convey or assign any Loan unless in accordance with the Transaction Documents, (viii) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Borrower, enter into any transaction with an Affiliate of the Borrower except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction; (ix) identify itself as a department or division of any other Person; or (x) own any asset or property other than the Loans, the Portfolio Assets, any Portfolio Subsidiaries and the related assets in the Collateral Portfolio and incidental personal property necessary for the ownership or operation of these assets.

(b)      Requirements for Material Actions.  The Borrower shall not fail to provide (and at all times the Borrower’s organizational documents shall reflect) that the unanimous consent of all members (including the consent of the Independent Director(s)) is required for the Borrower to (i) seek to be adjudicated bankrupt or insolvent or seek any relief under any law relating to relief from debts or the protection of debtors, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower or a substantial part of its property, (v) make any assignment for the benefit of the Borrower’s creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any action in furtherance of any of the foregoing.

(c)      Protection of Title.  The Borrower shall not take any action which would directly or indirectly impair or adversely affect Borrower’s title to the Collateral Portfolio.

(d)      Transfer Limitations.  The Borrower shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral Portfolio to any person other than the Collateral Agent for the benefit of the Secured Parties, or engage in financing transactions or similar transactions with respect to the Collateral Portfolio with any person other than the Administrative Agent and the Lenders, in each case, except as otherwise expressly permitted by the terms of this Agreement.

(e)      Liens.  The Borrower shall not create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Collateral Portfolio subject to the security interest granted by the Borrower pursuant to this Agreement, other than Permitted Liens.

(f)      Organizational Documents.  The Borrower shall not modify or terminate any of its organizational or operational documents without the prior written consent of the Administrative Agent.

(g)      Merger, Acquisitions, Sales, etc.   The Borrower shall not change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale (other than pursuant to Section 2.07), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) without the prior written consent of the Administrative Agent.

(h)      Use of Proceeds.  The Borrower will use the proceeds of the Advances only to acquire Eligible Loans, to make distributions to its member in accordance with the terms hereof or to pay related expenses (including expenses payable hereunder).

(i)      Limited Assets.  The Borrower shall not hold or own any assets that are not part of the Collateral Portfolio (other than Excluded Amounts and Retained Interests).

(j)      Tax Treatment.  The Borrower shall not elect to be treated as a corporation for U.S. federal income tax purposes and shall take all reasonable steps necessary to avoid being treated as a corporation (or as a publicly traded partnership, taxable mortgage pool or other entity taxable as a corporation) for U. S. federal income tax purposes.

(k)      Extension or Amendment of Loans.   The Borrower will not, unless so directed by the Collateral Manager in accordance with the Management Agreement, extend, amend or otherwise modify the terms of any Loan (including the related Underlying Collateral).

(l)      Purchase and Sale Agreement.   The Borrower will not amend, modify, waive or terminate any provision of the Purchase and Sale Agreement without the prior written consent of the Administrative Agent.

(m)     Restricted Junior Payments.  The Borrower shall not make any Restricted Junior Payment unless (i) no Event of Default, Collateral Manager Event of Default, Unmatured Collateral Manager Event of Default or Unmatured Event of Default (including, without limitation a Borrowing Base Deficiency) has occurred or would result therefrom and (ii) such Restricted Junior Payments are made with either (A) the proceeds of an Advance or (B) funds received by the Borrower pursuant to Section 2.04(a)(x) or Section 2.04(b)(vi).

(n)      ERISA Matters.  The Borrower will not (a) engage, and will exercise its best efforts not to permit any ERISA Affiliate to engage, in any prohibited transaction with respect to a Pension Plan (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Pension Plan so as to result, directly or indirectly in any liability to the Borrower, or (e) permit to exist any occurrence of any Reportable Event.

(o)      Instructions to Obligors. The Borrower will not make any change, or permit any Borrower Advisor to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Collection Account unless the Administrative Agent has consented to such change.

(p)      Change of Jurisdiction, Location, Names or Location of Loan Files. The Borrower shall not change the jurisdiction of its formation, make any change to its limited liability company name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names (other than those listed on Schedule I hereto, as such schedule may be revised from time to time to reflect name changes and name usage permitted under the terms of this Section 5.02(o) after compliance with all terms and conditions of this Section 5.02(o) related thereto) unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower receives prior written consent from the Administrative Agent of such change and delivers to the Administrative Agent such financing statements as the Administrative Agent may request to reflect such name change or use, together with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith. The Borrower will not change the location of its chief executive office unless prior to the effective date of any such change of location, the Borrower notifies the Administrative Agent of such change of location in writing. The Borrower will not move, or consent to the Collateral Custodian or any Borrower Advisor moving, the Loan Files from the location thereof on the Closing Date, unless the Administrative Agent shall consent to such move in writing (such consent not to be unreasonably withheld or delayed) and the Borrower shall, in advance of such move, provide the Administrative Agent with such Opinions of Counsel and other documents and instruments as the Administrative Agent may reasonably request in connection therewith.

(q)      Allocation of Charges.    The Borrower shall not suffer to exist any agreement or understanding between any Borrower Advisor and the Borrower (other than the

Transaction Documents, and as expressly set forth herein, as disclosed to the Administrative Agent in writing prior to the Closing Date, or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(r)      Taxable Mortgage Pool Matters.  The sum of the Outstanding Balances of all Loans owned by the Borrower that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 3.01.7701(i)-1(d)(3)) shall not at any time exceed 35% of the Outstanding Balance of the Collateral Portfolio.

Section 5.03   Affirmative Covenants of the Collateral Agent.

From the Closing Date until the Collection Date:

(a)      Compliance with Law.  The Collateral Agent will comply in all material respects with all Applicable Law.

(b)      Preservation of Existence.    The Collateral Agent will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

Section 5.04   Negative Covenants of the Collateral Agent.

From the Closing Date until the Collection Date, the Collateral Agent will not make any changes to the Collateral Agent Fees without the prior written approval of the Administrative Agent.

Section 5.05   Affirmative Covenants of the Collateral Custodian.

From the Closing Date until the Collection Date:

(a)      Compliance with Law.    The Collateral Custodian will comply in all material respects with all Applicable Law.

(b)      Preservation of Existence.   The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c)      Location of Required Loan Documents.   Subject to Article XI of this Agreement, the Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at 1055 10th Avenue SE, Minneapolis, MN 55414 unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to a Borrower Advisor on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to the terms of this Agreement.

Section 5.06   Negative Covenants of the Collateral Custodian.

From the Closing Date until the Collection Date:

(a)      Required Loan Documents.  The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral Portfolio except as contemplated by this Agreement.

(b)      No Changes in Collateral Custodian Fees.  The Collateral Custodian will not make any changes to the Collateral Custodian Fees without the prior written approval of the Administrative Agent.

ARTICLE VI.

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.01   [Reserved].

Section 6.02   Collateral Management Duties.

The Borrower shall cause the Collateral Manager to comply with each of the Collateral Manager’s duties under the Management Agreement.

Section 6.03   Authorization of the Collateral Manager.

(a)      Each of the Borrower, the Administrative Agent, each Lender Agent and each Lender hereby authorizes the Collateral Manager (including any successors thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Collateral Manager and not inconsistent with the sale of the Collateral Portfolio by the Seller to the Borrower under the Purchase and Sale Agreement and the Pledge of the Collateral Portfolio by the Borrower to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral Portfolio, including, without limitation, endorsing any of their names on checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio and, after the delinquency of any Collateral Portfolio and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof. The Borrower and the Collateral Agent on behalf of the Secured Parties shall (and the Borrower shall cause the Seller to) furnish the Collateral Manager (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out their servicing and administrative duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectability of the Collateral Portfolio. In no event shall the Borrower permit the Collateral Manager to make the Secured Parties, the Administrative Agent, the Collateral Agent, any Lender or any Lender Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or collection procedure or other routine enforcement of the obligations of any Obligor owing to the Borrower) without the Administrative Agent’s and each Lender Agent’s consent.

(b)      After the declaration of the Facility Maturity Date, at the direction of the Administrative Agent, the Borrower shall cause each Borrower Advisor to take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral Portfolio; provided, that the Administrative Agent may, at any time that an Event of Default has occurred, notify any Obligor with respect to any Collateral Portfolio of the assignment of such Collateral Portfolio to the Collateral Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral Portfolio, and adjust, settle or compromise the amount or payment thereof.

Section 6.04   Collection of Payments; Accounts.

(a)      Controlled Accounts. Each of the parties hereto hereby agrees that (i) each Controlled Account is intended to be a “securities account” within the meaning of the UCC and (ii) except as otherwise expressly provided herein and in the Securities Account Control Agreement, prior to the delivery of a Notice of Exclusive Control (as defined in the Securities Account Control Agreement, as applicable), the Borrower shall be entitled to exercise the rights that comprise each Financial Asset held in each Controlled Account which is a securities account; provided that after the delivery of a Notice of Exclusive Control (as defined in the Securities Account Control Agreement) such rights shall be exclusively held by the Collateral Agent (acting at the direction of the Administrative Agent). Each of the parties hereto hereby agrees to cause the securities intermediary that holds any money or other property for the Borrower in a Controlled Account that is a securities account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.04(b) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset under Article 8 of the UCC and (B) regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Controlled Accounts, New York shall be deemed to be the securities intermediary’s jurisdiction (within the meaning of Section 8-110(e) of the UCC). All securities or other property underlying any Financial Assets credited to the Controlled Accounts in the form of securities or instruments shall be registered in the name of the Account Bank or if in the name of the Borrower or the Collateral Agent, Indorsed to the Account Bank, Indorsed in blank, or credited to another securities account maintained in the name of the Account Bank, and in no case will any Financial Asset credited to the Controlled Accounts be registered in the name of the Borrower, payable to the order of the Borrower or specially Indorsed to the Borrower, except to the extent the foregoing have been specially Indorsed to the Account Bank or Indorsed in blank.

(b)      Underlying Instruments.  Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Agent, the Collateral Custodian nor any securities intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower to the Collateral Agent, of any Loan in the nature of a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan granted to the Collateral Agent hereunder as custodial agent for the Collateral Agent in accordance with the terms of this Agreement.

(c)      Adjustments.   If (i) any Borrower Advisor makes a deposit into the Collection Account in respect of an Interest Collection or Principal Collection of a Loan and such Interest Collection or Principal Collection was received by such Borrower Advisor in the form of a check that is not honored for any reason or (ii) any Borrower Advisor makes a mistake with respect to the amount of any Interest Collection or Principal Collection and deposits an amount that is less than or more than the actual amount of such Interest Collection or Principal Collection, the Borrower shall cause such Borrower Advisor to appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.05   Management of REO Assets.

(a)      If, in the reasonable business judgment of the Borrower, it becomes necessary to convert any Loan into an REO Asset in accordance with the Management Agreement, the Borrower shall transfer and assign such Loan (or the portion thereof owned by the Borrower) to a Portfolio Subsidiary using a contribution agreement reasonably acceptable to the Administrative Agent. Any equity interests of the Portfolio Subsidiary acquired by the Borrower shall immediately become a part of the Collateral Portfolio and be subject to the grant of a security interest under Section 2.12 and, if certificated, shall be promptly delivered to the Collateral Custodian, each undated and duly Indorsed in blank. The Portfolio Subsidiary shall be formed and operated pursuant to organizational documents reasonably acceptable to the Administrative Agent. After execution thereof, the Borrower shall prevent the Portfolio Subsidiary from agreeing to any amendment or other modification of the Portfolio Subsidiary organizational documents without first obtaining the written consent of the Administrative Agent. The Borrower shall manage each Portfolio Subsidiary (i) in accordance with Applicable Law, (ii) with reasonable care and diligence, (iii) in accordance with the applicable Portfolio Subsidiary’s organizational documents and (iv) with a view toward maximizing Recoveries on the applicable REO Asset (collectively, the “REO Management Standard”). The Borrower will cause all “Distributable Cash” (or any comparable definition set forth in the Portfolio Subsidiary’s organizational documents) to be deposited into the Collection Account within two (2) Business Days of receipt thereof.

(b)      In the event that title to any Underlying Collateral is acquired on behalf of a Portfolio Subsidiary for the benefit of its equity owners in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of such Portfolio Subsidiary. The Borrower shall use commercially reasonable efforts to cause each REO Asset to be managed, conserved, protected and operated solely for the purpose of its prompt disposition and sale.

(c)      Notwithstanding any provision to the contrary contained in this Agreement, the Borrower shall not (nor shall permit the Portfolio Subsidiary to) obtain title to any Underlying Collateral as a result of or in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership interest in any Obligor pledged pursuant to a pledge agreement and thereby be the beneficial owner of Underlying Collateral, have a receiver of rents appointed with respect to, and shall not otherwise acquire possession of, or take any other action with respect to, any Underlying Collateral if, as a result of any such action, the Portfolio Subsidiary would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Underlying Collateral within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable state or local Environmental Law, unless the Borrower has previously determined in accordance with the REO Management Standard, based on an updated Phase I environmental assessment report generally prepared in accordance with the ASTM Phase I Environmental Site Assessment Standard E 1527-05, as may be amended or, with respect to residential property, a property inspection and title report, that:

 (i)      such Underlying Collateral is in compliance in all material respects with applicable Environmental Laws; and

(ii)      there are no circumstances present at such Underlying Collateral relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation would reasonably be expected to be required by the owner, occupier or operator of the Underlying Collateral under applicable federal, state or local law or regulation.

In the event that the Phase I or other environmental assessment first obtained by the Borrower with respect to Underlying Collateral indicates that such Underlying Collateral may not be in compliance with applicable Environmental Laws or that hazardous materials may be present but does not definitively establish such fact, the Borrower shall immediately sell or substitute the related Loan in accordance with Section 2.07.

Section 6.06   [Reserved].

Section 6.07   Reports to the Administrative Agent; Account Statements; Servicing Information.

(a)      Notice of Borrowing.  On each Advance Date, on each reduction of Advances Outstanding pursuant to Section 2.17(a), on any termination of this Agreement or reduction in part of the Maximum Facility Amount pursuant to Section 2.17(b) and on each reinvestment of Principal Collections pursuant to Section 2.19, the Borrower (or the Collateral

Manager on its behalf) will provide a Notice of Borrowing or a Notice of Reduction, as applicable, and a Borrowing Base Certificate, each updated to no sooner than the Business Day preceding such date, to the Administrative Agent (with a copy to the Collateral Agent).

(b)      Collateral Management Report.  On each Reporting Date, the Borrower will cause the Collateral Manager to deliver to each Lender Agent, the Administrative Agent, the Collateral Agent and any Liquidity Bank, a monthly statement including (i) a Borrowing Base Certificate calculated as of the immediately prior Determination Date, (ii) the Loan Tape calculated as of the immediately prior Determination Date, (iii) in connection with any month in which a Payment Date occurs, amounts to be remitted pursuant to Section 2.04 to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment), and (iv) any other information the Collateral Manager may deem relevant with respect to any Loan (such monthly statement, a “Collateral Management Report”). Each Collateral Management Report shall be signed by an Authorized Person of the Collateral Manager and the Borrower and shall be substantially in the form of Exhibit K.

(c)      Collateral Manager Certificate.      Together with each Collateral Management Report, the Borrower shall cause the Collateral Manager to submit to the Administrative Agent, each Lender Agent, the Collateral Agent and any Liquidity Bank a certificate substantially in the form of Exhibit L (a “Collateral Manager Certificate”), signed by an Authorized Person of the Collateral Manager, which shall include a certification by such Authorized Person that, to the knowledge of each such Authorized Person, no Collateral Manager Event of Default or Event of Default has occurred (in each case except as specified therein) and no Unmatured Event of Default exists.

(d)      Financial Statements.   The Borrower shall cause the Equityholder to submit to the Administrative Agent, each Lender Agent, any Liquidity Bank and the Collateral Agent, (i) within 45 days after the end of each of its first three fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (ii)), commencing March 31, 2014, consolidated unaudited financial statements of the Equityholder for the most recent fiscal quarter, and (ii) within 120 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2014, consolidated audited financial statements of the Equityholder, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year.

(e)      Obligor Financial Statements; Valuation Reports; Other Reports.  The Borrower will (pursuant to Section 6.07(g)) cause the Collateral Manager to deliver to the Administrative Agent, the Collateral Agent and, upon request, any Lender Agent, with respect to each Obligor, (i) to the extent received by the Borrower and/or the Collateral Manager pursuant to the Underlying Instrument, the complete financial reporting package with respect to such Obligor and with respect to each Loan for such Obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates, and related covenant calculations with respect to such Obligor and with respect to each Loan for such Obligor) provided to the Borrower and/or the Collateral Manager either monthly or quarterly, as the case may be, by such Obligor, which delivery shall be made within 10 Business Days after the Collateral Manager’s or the Borrower’s receipt thereof, (ii) the annual budget (along with subsequent changes thereto) with respect to such Obligor and provided to the Borrower and/or the Collateral Manager by such Obligor, which delivery shall be made within 10 Business Days after receipt by the Borrower and/or the Collateral Manager, (iii) a monthly or quarterly, as the case may be, update to the portfolio summary prepared by the Collateral Manager with respect to such Obligor and with respect to each Loan for such Obligor, which delivery shall be made no later than 45 days after receipt by the Borrower and/or the Collateral Manager of the information set forth in clause (e)(i) above and (iv) the portfolio update prepared by the Collateral Manager with respect to each Obligor on a quarterly basis, which delivery shall be made no later than 90 days after the end of each calendar quarter and 120 days after the end of each fiscal year. The Collateral Manager will promptly deliver to the Administrative Agent and any Lender Agent, upon reasonable request and to the extent received by the Borrower and/or the Collateral Manager, all other documents and information required to be delivered by the Obligors to the Borrower with respect to any Loan included in the Collateral Portfolio.

(f)      Amendments to Loans.  The Borrower shall cause the Collateral Manager to deliver to the Administrative Agent, the Collateral Custodian and, upon request, any Lender Agent, a copy of any material amendment, restatement, supplement, waiver or other modification to the Underlying Instrument of any Loan (along with any internal documents prepared by the Collateral Manager and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within 10 Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.

(g)      Website Access to Information.  Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to the Management Agreement and this Article VI shall be posted on a secured website (including IntraLinks or similar services or the Collateral Manager’s proprietary restricted-access server) to which the Administrative Agent and, upon request, any Lender Agent have access or upon receipt of such information through e-mail or another delivery method acceptable to the Administrative Agent.

(h)      Additional Information. The Borrower will cause the Collateral Manager to deliver to the requesting party any financial or other information in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby reasonably requested by the Administrative Agent, any Lender Agent or the Collateral Agent.

Section 6.08   Annual Statement as to Compliance.

  The Borrower will cause the Collateral Manager to provide to the Administrative Agent, each Lender Agent and the Collateral Agent within 90 days following the end of each fiscal year of the Collateral Manager, commencing with the fiscal year ending on December 31, 2014, a fiscal report signed by an Authorized Person of the Collateral Manager certifying that (a) a review of the activities of the Collateral Manager, and the Collateral Manager’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Collateral Manager has performed or has caused to be performed in all material respects all of its obligations under this Agreement and the other Transaction Documents throughout such year and, except as set forth in such report, no Collateral Manager Event of Default has occurred.

Section 6.09   Annual Independent Public Accountant’s Review of Collateral Management Reports

The Borrower will cause a firm of nationally recognized independent public accountants (who may also render other services to the Borrower Advisors and who may include, without limitation, McGladrey & Pullen, LLP) to furnish to the Administrative Agent, each Lender Agent and the Collateral Agent within 90 days following the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2014, a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Schedule II) to certain documents and records relating to the Collateral Portfolio under any Transaction Document, compared the information contained in the Collateral Management Reports and the Collateral Manager Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement. In the event such independent public accountants require the Collateral Custodian or Collateral Agent to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 6.09, the Collateral Manager shall direct the Collateral Custodian or Collateral Agent in writing to so agree; it being understood and agreed that the Collateral Custodian or Collateral Agent shall deliver such letter of agreement in conclusive reliance upon the direction of the Collateral Manager, and the Collateral Custodian or Collateral Agent has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures. Notwithstanding anything to the contrary herein, if the Collateral Custodian, Administrative Agent, any Lender Agent or the Collateral Agent fail within 75 days following the end of each fiscal year of the Borrower to execute any documentation required by the independent public accountants selected by the Borrower prior to the delivery of any report contemplated by this Section 6.09, then the Borrower shall have no obligation to furnish any report covering such fiscal year pursuant to this Section 6.09.

Section 6.10   [Reserved].

Section 6.11   Collateral Manager Events of Default.  Notwithstanding anything to the contrary herein, if any of the following events (each a “Collateral Manager Event of Default”) shall occur and be continuing:

(a)        any failure on the part of any Borrower Advisor duly to (i) observe or perform in any material respect any other covenants or agreements of such Borrower Advisor set forth in any Transaction Documents to which such Borrower Advisor is a party (including, without limitation, any delegation of such Borrower Advisor’s duties that is not expressly permitted by the Transaction Documents) or (ii) comply in any material respect with the Collateral Management Standard regarding the servicing of the Collateral Portfolio and in each case the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to such Borrower Advisor by the Administrative Agent, the Borrower or the Collateral Agent (at the direction of the

Administrative Agent) and (y) the date on which a Authorized Person of such Borrower Advisor acquires knowledge thereof;

(b)      a Bankruptcy Event occurs with respect to any Borrower Advisor;

(c)      (i) a change of control occurs with respect to the Collateral Manager or (ii) as determined in the sole discretion of the Administrative Agent, a change of control that materially and adversely affects any Secured Party hereunder occurs with respect to the Collateral Advisor or the Collateral Sub-Advisor (“control” being defined for purposes of this definition as the possession, direct or indirect, of the power to direct or cause the direction of the management, actions and policies of a person, whether through voting rights, ownership rights, or by contract or otherwise);

(d)      any representation, warranty or certification made by the Collateral Manager in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which inaccuracy has a Material Adverse Effect and which continues to be unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Collateral Manager by the Administrative Agent, the Borrower or the Collateral Agent (at the direction of the Administrative Agent) and (ii) the date on which a Authorized Person of the Collateral Manager acquires knowledge thereof;

(e)      the occurrence of an Event of Default;

(f)      no investment professionals of the Collateral Sub-Advisor who from time to time manage non-investment grade loans on behalf of other clients of the Collateral Sub-Advisor are actively involved in advising the Collateral Advisor on the selection and management of the assets of the Borrower on a basis consistent with the Collateral Sub-Advisor’s existing practices or failure of the Collateral Advisor to follow such advice on a basis consistent with the Collateral Advisor’s existing practices, in each case as determined by the Administrative Agent in its reasonable discretion;

(g)      the rendering against the Collateral Manager or the Collateral Advisor of one or more final judgments, decrees or orders for the payment of money individually or in the aggregate (as to each such Person) in excess of the lesser of (x) 3% of the net asset value of such Person and (y) $2,000,000, and such Person shall not have discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms and such judgment, decree or order continues unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution;

(h)      the Collateral Manager or the Collateral Advisor defaults in making any payment required to be made under an agreement for borrowed money (other than this Agreement) to which it is a party individually or in the aggregate (as to each such Person) in excess of the lesser of (x) 3% of the net asset value of such Person and (y) $2,000,000, and such default is not cured within the applicable cure period, if any, provided for under such agreement;

(i)       any failure of the Borrower to cause the Collateral Manager, Collateral Advisor or Collateral Sub-Advisor to deliver (i) any required Collateral Management Report on or before the date occurring three Business Days after the date such report is required to be made or given, as the case may be or (ii) any other Required Reports hereunder on or before the date occurring three Business Days after the date such report is required to be made or given, as the case may be, in each case under the terms of this Agreement;

(j)       the failure of (i) FS Investment Corporation II to be the Collateral Manager (unless it is replaced by the Collateral Sub-Advisor), (ii) FSIC II Advisor, LLC to be the Collateral Advisor (unless it is replaced by the Collateral Sub-Advisor) or (iii) GSO/Blackstone Debt Funds Management LLC to be the Collateral Sub-Advisor;

(k)      the Collateral Sub-Advisor fails to have at least $4,000,000,000 of total commercial loans under management at fair value as reported by it in its most recent quarterly financial statement;

(l)       any merger or consolidation of the Collateral Manager that does not comply with the provisions of Section 5(h) of the Management Agreement; or

(m)     either (i) the organizational documents of either the Collateral Manager or the Collateral Advisor fail to be in full force and effect or (ii) the organizational documents of the Collateral Manager are amended in a manner adverse to any Secured Party without the prior written consent of the Administrative Agent;

then (i) the Borrower shall not permit the Collateral Manager to consent to modifications to Loans or to any acquisition or disposition of Loans hereunder (each, a “Collateral Portfolio Transaction”) and under each other Transaction Document, (ii) the Borrower shall cause the Collateral Manager to have the prior written consent of the Administrative Agent in its sole discretion prior to directing the Borrower to enter into any Collateral Portfolio Transaction, (iii) the Borrower shall cause the Collateral Manager to direct the Borrower to acquire or dispose of any Loan as directed by the Administrative Agent in its sole discretion and (iv) the Borrower shall cause all amounts which are directed to be paid to the Collateral Manager pursuant to Section 2.04 to be paid instead to the Administrative Agent for its own account. Unless explicitly set forth in any Transaction Document, the Borrower shall not permit the Collateral Manager to be relieved of any of its rights, duties or obligations under this Agreement or any other Transaction Document.

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.01   Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:

(a)     failure on the part of the Seller or the Borrower to make any payment required by the terms of any Transaction Document within three (3) Business Days of the day such payment or deposit is required to be made; or

(b)      the Borrower defaults in making any payment required to be made under one or more agreements (other than this Agreement) to which it is a party in an aggregate principal amount (individually or in the aggregate) in excess of $500,000, and such default is not cured within the applicable cure period, if any, provided for under such agreement; or

(c)      the Equityholder defaults in making any payment required to be made under an agreement for borrowed money (other than this Agreement) to which it is a party individually or in the aggregate in excess of the lesser of (x) 3% of the net asset value of the Equityholder and (y) $2,000,000, and such default is not cured within the applicable cure period, if any, provided for under such agreement; or

(d)      any failure on the part of the Borrower or the Seller duly to observe or perform in any material respect any other covenants or agreements of the Borrower or the Seller set forth in this Agreement or the other Transaction Documents to which the Borrower or the Seller is a party and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Seller by the Administrative Agent or Collateral Agent and (ii) the date on which the Borrower or the Seller acquires knowledge thereof; or

(e)      the occurrence of a Bankruptcy Event relating to the Borrower or the Equityholder; or

(f)       the Borrower or the Equityholder makes any assignment or attempted assignment of its respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Administrative Agent, which consent may be withheld in the exercise of its sole and absolute discretion; or

(g)      any representation, warranty or certification made by the Borrower, the Seller or the Equityholder in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made in any material respect, and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower, the Seller or the Equityholder by the Administrative Agent or the Collateral Agent (which shall be given at the direction of the Administrative Agent) and (ii) the date on which a Authorized Person of the Borrower, the Seller or the Equityholder acquires knowledge thereof; or

(h)      any Borrower Party fails to observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral Portfolio, and such failure is not cured within three (3) Business Days; or

(i)       any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest except for Permitted Liens and as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(j)       (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000 against the Borrower and the Borrower shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of the lesser of (x) 3% of the net asset value of the Equityholder and (y) $2,000,000 against the Equityholder and the Equityholder shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal; or

(k)      the Borrower shall have made payments of amounts in excess of $500,000 in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(l)       (1) any material provision of any Transaction Document or any lien or security interest granted hereunder or thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Seller or the Collateral Manager or (2) the Borrower or any other Person shall, directly or indirectly, contest in writing in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document, any material provision thereof or any lien or security interest thereunder, or

(m)     the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration by the Borrower as an “investment company” within the meaning of the 1940 Act; or

(n)      the occurrence of a Borrowing Base Deficiency that is not cured pursuant to Section 2.06; or

(o)      the failure of the Equityholder to own, directly or through one or more wholly owned Subsidiaries, 100% of the economic interests of the Borrower; or

(p)      (i) failure of the Borrower to maintain at least one Independent Director, (ii) the removal of any Independent Director without cause or prior written notice to the Administrative Agent (in each case as required by the organization documents of the Borrower) or (iii) an Independent Director of the Borrower which is not pre-approved by this Agreement or the Administrative Agent shall be appointed without the consent of the Administrative Agent; provided that if the Borrower shall fail to have an Independent Director as a result of the voluntary resignation or incapacitation of the sole Independent Director, the Borrower shall have five (5) Business Days to replace such Independent Director; or

(q)      the failure of the Collateral Manager to maintain, at the end of any fiscal quarter, an Asset Coverage Ratio of greater than or equal to 2:1;

(r)      the failure of the Collateral Manager to have a net asset value of at least $300,000,000;

(s)      the occurrence of any material adverse development with respect to the Borrower, any Borrower Advisor, or Equityholder that has impaired or is reasonably expected to impair the Borrower’s ability to perform its obligations under this Agreement or under any of the other Transaction Documents, in each case in the good faith commercially reasonable judgment of the Administrative Agent and which has not been waived pursuant to Section 12.01; or

(t)       the removal or resignation of any Borrower Advisor; or

(u)      either (i) the organizational documents of the Collateral Manager or the Collateral Advisor shall fail to be in full force and effect or (ii) the organizational documents of the Collateral Manager shall have been amended in a manner adverse to any Secured Party without the prior written consent of the Administrative Agent; or

(v)      any of (i) any organizational documents or other material contracts to which the Borrower is a party shall fail to be in full force and effect or shall have been amended without the prior written consent of the Agent, (ii) the Advisory Agreements shall fail to be in full force and effect or shall have been amended in any manner adverse to any Secured Party (as determined by the Administrative Agent in its sole discretion) without the prior written consent of the Administrative Agent, (iii) any organizational documents or Transaction Documents to which the Collateral Manager is a party shall fail to be in full force and effect or shall have been amended without the prior written consent of the Administrative Agent or (iv) any other contract to which the Collateral Manager is a party shall be amended without the prior written consent of the Administrative Agent if the effect of such amendment in the Administrative Agent’s good faith commercially reasonable judgment is to materially impair the Collateral Manager’s ability to perform its obligations under the Transaction Documents or to materially impair any Secured Party’s or the Borrower’s rights and remedies against the Collateral Manager under the Transaction Documents; or

(w)     the Borrower shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel could no longer render a substantive nonconsolidation opinion with respect to the Borrower and the Seller; or

(x)      the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower and such lien shall not have been released within ten (10) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower and such lien shall not have been released within ten (10) Business Days; or

(y)      failure to pay, on the Facility Maturity Date, all outstanding Obligations; or

(z)      except as otherwise permitted by this Agreement, all or substantially all of the assets of the Borrower cease to be part of the Collateral Portfolio;

then the Administrative Agent or the Required Lenders, may, by notice to the Borrower, declare the Facility Maturity Date to have occurred; provided, that, in the case of any event described in Section 7.01(e) above, the Facility Maturity Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Loans, (ii) the Administrative Agent or the Required Lenders may declare the Obligations to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower), and (iii) all proceeds and distributions in respect of the Portfolio Assets shall be distributed by the Collateral Agent (at the direction of the Administrative Agent) as described in Section 2.04(c) (provided that the Borrower shall in any event remain liable to pay such Advances and all such amounts and Obligations immediately in accordance with Section 2.04(e) hereof). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Collateral Manager hereunder, the Borrower confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, (or any designee thereof, including, without limitation, the Collateral Manager), following an Event of Default, shall, at its option, have the sole right to enforce the Borrower’s rights and remedies under the Management Agreement and the Purchase and Sale Agreement, but without any obligation on the part of the Administrative Agent, the Lenders, the Lender Agents or any of their respective Affiliates to perform any of the obligations of the Borrower under any such agreement. If any Event of Default shall have occurred, the Yield Rate shall be increased pursuant to the increase set forth in the definition of “Applicable Spread”, effective as of the date of the occurrence of such Event of Default, and shall apply after the occurrence and during the continuance of such Event of Default.

Section 7.02   Additional Remedies of the Administrative Agent.

(a)      If, upon the Administrative Agent’s or the Required Lenders’ declaration that the Obligations are immediately due and payable pursuant to Section 7.01 upon the occurrence of an Event of Default, then the Collateral Agent (acting as directed by the Administrative Agent) shall have the right, in its own name and as agent for the Secured Parties, to immediately sell (at the Borrower’s expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may reasonably deem satisfactory, any or all of the Collateral Portfolio and apply the proceeds thereof to the Obligations pursuant to Section 7.02(e).

(b)      The parties recognize that it may not be possible to sell all of the Collateral Portfolio on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral Portfolio may not be liquid. Accordingly, the Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral Portfolio, and nothing contained herein shall obligate the Administrative Agent or the Collateral Agent (acting as directed by the Administrative Agent) to liquidate any of the Collateral Portfolio on the date the Administrative Agent or the Required Lenders declare the Obligations to be immediately due and payable pursuant to Section 7.01 or to liquidate all of the Collateral Portfolio in the same manner or on the same Business Day.

(c)      If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral Portfolio or any part thereof in one or more parcels at a public or private sale, at the request of the Collateral Agent or the Administrative Agent, as applicable, the Borrower and the Collateral Manager shall make available to (i) the Administrative Agent, on a timely basis, all information (including any information that the Borrower and the Collateral Manager is required by Applicable Law or contract to be kept confidential) relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant compliance certificates and any other materials requested by each such bidder.

(d)      The Borrower agrees (and, to the full extent that it may lawfully so agree) that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral Portfolio may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral Portfolio or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Borrower, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral Portfolio marshaled upon any such sale, and agrees that the Collateral Agent, or the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral Portfolio as an entirety or in such parcels as the Collateral Agent (acting at the direction of the Administrative Agent) or such court may determine.

(e)      Any amounts received from any sale or liquidation of the Collateral Portfolio pursuant to this Section 7.02 in excess of the Obligations will be applied by the Collateral Agent (as directed by the Administrative Agent) in accordance with the provisions of Section 2.04(c), or as a court of competent jurisdiction may otherwise direct.

(f)      The Administrative Agent, the Lender Agents and the Lenders shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Lenders at law, in equity or under any other agreement between any Lender and the Borrower.

(g)      Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

(h)      The Borrower hereby irrevocably appoints each of the Collateral Agent and the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at is expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent or the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent or the Administrative Agent or all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE VIII.

INDEMNIFICATION

Section 8.01   Indemnities by the Borrower.

(a)      Without limiting any other rights which the Affected Parties, the Secured Parties, the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Collateral Custodian or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Affected Parties, the Secured Parties, Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Collateral Custodian and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable and documented attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or actually incurred by such Indemnified Party arising out of or as a result of this Agreement or in respect of any of the Collateral Portfolio, excluding, however, Indemnified Amounts to the extent resulting solely from (x) gross negligence, bad faith or willful misconduct on the part of an Indemnified Party or (y) Loans which are uncollectible due to the Obligor’s financial inability to pay. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following (to the extent not resulting from the conditions set forth in (x) or (y) above):

(i)      any Loan treated as or represented by the Borrower to be an Eligible Loan which is not at the applicable time an Eligible Loan, or the purchase or origination by any party of any Loan which violates Applicable Law;

   (ii)      reliance on any representation or warranty made or deemed made by the Borrower, the Collateral Manager or any of their respective officers under or in connection with this Agreement or any Transaction Document, which shall have been false or incorrect in any respect when made or deemed made or delivered;

  (iii)      the failure by the Borrower or the Collateral Manager to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law with respect to any item of Collateral Portfolio, or the nonconformity of any item of Collateral Portfolio with any such Applicable Law;

  (iv)      the failure to vest and maintain vested in the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or at any time thereafter;

   (v)      on each Business Day prior to the Collection Date, the occurrence of a Borrowing Base Deficiency and the same continues unremedied for ten (10) Business Days;

  (vi)      the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Loans included in the Collateral Portfolio or the other Portfolio Assets related thereto, whether at the time of any Advance or at any subsequent time;

 (vii)      any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Loan included in the Collateral Portfolio (including, without limitation, a defense based on such Loan (or the Underlying Instrument evidencing such Loan) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral Portfolio or the furnishing or failure to furnish such merchandise or services;

(viii)      any failure of the Borrower or the Collateral Manager to perform its duties or obligations in accordance with the provisions of the Transaction Documents to which it is a party or any failure by the Collateral Manager, the Borrower or any Affiliate thereof to perform its respective duties under any Collateral Portfolio;

  (ix)      any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or the Seller to qualify to do business or file any notice or business activity report or any similar report;

   (x)      any action taken by the Borrower or any Borrower Advisor in the enforcement or collection of the Collateral Portfolio;

     (xi)      any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Underlying Collateral or services that are the subject of any Collateral Portfolio;

    (xii)      any claim, suit or action of any kind arising out of or in connection with Environmental Laws (including, but not limited to, with respect to any REO Asset) including any vicarious liability;

   (xiii)      the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including, without limitation, sales, excise or personal property Taxes payable in connection with the Collateral Portfolio;

   (xiv)      any repayment by the Administrative Agent, the Lender Agents, the Lenders or a Secured Party of any amount previously distributed in payment of Advances or payment of Yield or Fees or any other amount due hereunder, which amount the Administrative Agent, the Lender Agents, the Lenders or a Secured Party believes in good faith is required to be repaid;

    (xv)      the commingling by the Borrower or the Collateral Manager of payments and collections required to be remitted to the Collection Account with other funds;

   (xvi)      any investigation, litigation or proceeding related to this Agreement (or the Transaction Documents), or the use of proceeds of Advances or the security interest in the Collateral Portfolio, or the administration of the Loans by the Borrower or the Collateral Manager;

  (xvii)      any failure by the Borrower to give reasonably equivalent value to the Seller or applicable third party seller in consideration for the transfer by the Seller or such third party seller to the Borrower of any item of Collateral Portfolio or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

 (xviii)      the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Transaction Documents;

   (xix)      any failure of the Borrower, the Collateral Manager or any of their respective agents or representatives to remit to the Collection Account within two (2) Business Days of receipt, payments and collections with respect to the Collateral Portfolio remitted to the Borrower, the Collateral Manager or any such agent or representative.

(b)      Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the Administrative Agent on behalf of the applicable Indemnified Party within two (2) Business Days of the Administrative Agent’s written demand therefor on behalf of the applicable Indemnified Party (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified

Party making a request for indemnification under this Section 8.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c)      If for any reason the indemnification provided above in this Section 8.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d)      If the Borrower has made any payments in respect of Indemnified Amounts to the Administrative Agent on behalf of an Indemnified Party pursuant to this Section 8.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower in an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest.

(e)      The obligations of the Borrower under this Section 8.01 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Lender Agents, the Collateral Manager, the Collateral Agent, the Account Bank or the Collateral Custodian and the termination of this Agreement.

Section 8.02   Notices.

Each applicable Indemnified Party shall deliver to the Borrower under Section 8.01 within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.

Section 8.03   Legal Proceedings.

 In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the Borrower in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Borrower of its obligations hereunder except to the extent such failure has a material adverse effect on the Borrower. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action (subject to the exclusion in the first sentence of Section 8.01), the Borrower may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Borrower shall not be liable for the legal fees and expenses of the Indemnified Party after the Borrower has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified

Party and the Borrower in connection with the Action, or that the Borrower is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the legal fees and expenses of the Indemnified Party shall be paid by the Borrower; provided, further, that the Borrower shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified Party, which firm (and local counsel, if any) shall be designated in writing to the Borrower by the Indemnified Party. If the Borrower elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Borrower and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Borrower shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Borrower in connection with the defense of the Action.

Section 8.04   After-Tax Basis.  Indemnification under Section 8.01 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE IX.

THE ADMINISTRATIVE AGENT AND LENDER AGENTS

Section 9.01  The Administrative Agent.

(a)      Appointment. Each Lender Agent and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each Lender Agent and each Secured Party. Each Lender Agent and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Lender Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)      Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

(c)      Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Each Lender, Lender Agent and each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower and the Seller), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of any Borrower Party or to inspect the property (including the books and records) of the Borrower or the Borrower Advisors; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

(d)      Actions by Administrative Agent.   The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Lender Agents as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders and Lender Agents against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Lender Agents; provided, that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender Agent pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Lender or Lender Agent shall be deemed to have declined to consent to the relevant action.

(e)      Notice of Event of Default, Unmatured Event of Default or Collateral Manager Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Unmatured Event of Default or Collateral Manager Event of Default, unless the Administrative Agent has received written notice from a Lender, Lender Agent, the Borrower or any Borrower Advisor referring to this Agreement, describing such Event of Default, Unmatured Event of Default or Collateral Manager Event of Default and stating that such notice is a “Notice of Event of Default,” “Notice of Unmatured Event of Default” or “Notice of Collateral Manager Event of Default,” as applicable. The Administrative Agent shall (subject to Section 9.01(c)) take such action with respect to such Event of Default, Unmatured Event of Default or Collateral Manager Event of Default as may be requested by the Lender Agents acting jointly or as the Administrative Agent shall deem advisable or in the best interest of the Lender Agents.

(f)      Credit Decision with Respect to the Administrative Agent. Each Lender Agent and each Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Seller, the Borrower Advisors or any of their respective Affiliates or review or approval of any of the Collateral Portfolio, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender Agent as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender Agent and each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender Agent and each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender Agent and each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Lender Agent with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Seller, the Borrower Advisors or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

(g)      Indemnification of the Administrative Agent. Each Lender Agent agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Borrower Advisors), ratably in accordance with the Pro Rata Share of its related Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted or decision made by the Administrative Agent hereunder or thereunder; provided that the Lender Agents shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of the Lender Agents shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article IX. Without limitation of the foregoing, each Lender Agent agrees to reimburse the Administrative Agent, ratably in accordance with the Pro Rata Share of its related Lender, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lender Agents or Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Borrower Advisors.

(h)      Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least thirty (30) days’ written notice thereof to each Lender Agent and the Borrower and may be removed at any time with cause by the Lender Agents acting jointly. Upon any such resignation or removal, the Lender Agents acting jointly shall appoint a successor Administrative Agent; provided that, so long as no Unmatured Default, Event of Default, Unmatured Collateral Manager Event of Default or Collateral Manager Event of Default has occurred and is continuing, the appointment of a successor Administrative Agent shall require the consent of the Borrower (such consent not to be unreasonably withheld or delayed). Each Lender Agent agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(i)       Payments by the Administrative Agent. Unless specifically allocated to a specific Lender Agent pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lender Agents shall be paid by the Administrative Agent to the Lender Agents in accordance with their related Lender’s respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their related Lender’s most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender Agent on such Business Day, but, in any event, shall pay such amounts to such Lender Agent not later than the following Business Day.

Section 9.02   The Lender Agents.

(a)      Authorization and Action. Each Lender, respectively, hereby designates and appoints its applicable Lender Agent to act as its agent hereunder and under each other Transaction Document, and authorizes such Lender Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to such Lender Agent by the terms of this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto. No Lender Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with its related Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Lender Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for such Lender Agent. In performing its functions and duties hereunder and under the other Transaction Documents, each Lender Agent shall act solely as agent for its related Lender and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or the Borrower Advisors or any of the Borrower’s or the Borrower Advisor’s successors or assigns. No Lender Agent shall be required to take any action that exposes such Lender Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or Applicable Law. The appointment and authority of each Lender Agent hereunder shall terminate upon the indefeasible payment in full of all Obligations. Each Lender Agent hereby authorizes the Administrative Agent to file any UCC financing statement deemed necessary by the Administrative Agent on behalf of such Lender Agent (the terms of which shall be binding on such Lender Agent).

(b)      Delegation of Duties. Each Lender Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Lender Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c)      Exculpatory Provisions.   Neither any Lender Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to its related Lender for any recitals, statements, representations or warranties made by the Borrower or the Borrower Advisors contained in Article IV, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of the Borrower or any Borrower Advisor to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in this

Agreement, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. No Lender Agent shall be under any obligation to its related Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower or the Borrower Advisors. No Lender Agent shall be deemed to have knowledge of any Collateral Manager Event of Default, Event of Default or Unmatured Event of Default unless such Lender Agent has received notice from the Borrower or its related Lender.

(d)      Reliance by Lender Agent.   Each Lender Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Lender Agent. Each Lender Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of its related Lender as it deems appropriate and it shall first be indemnified to its satisfaction by its related Lender; provided that, unless and until such Lender Agent shall have received such advice, such Lender Agent may take or refrain from taking any action, as the Lender Agent shall deem advisable and in the best interests of its related Lender. Each Lender Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of its related Lender, and such request and any action taken or failure to act pursuant thereto shall be binding upon its related Lender.

(e)      Non-Reliance on Lender Agent.   Each Lender expressly acknowledges that neither its related Lender Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by such Lender Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower or the Borrower Advisors, shall be deemed to constitute any representation or warranty by such Lender Agent. Each Lender represents and warrants to its related Lender Agent that it has and will, independently and without reliance upon its related Lender Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

(f)      Lender Agents are in their Respective Individual Capacities.  Each Lender Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though such Lender Agent were not a Lender Agent hereunder. With respect to Advances pursuant to this Agreement, each Lender Agent shall have the same rights and powers under this Agreement in its individual capacity as any Lender and may exercise the same as though it were not a Lender Agent, and the terms “Lender,” and “Lenders,” shall include the Lender Agent in its individual capacity.

(g)      Successor Lender Agent.  Each Lender Agent may, upon five days’ notice to the Borrower and its related Lender, and such Lender Agent will, upon the direction of its related Lender resign as the Lender Agent for such Lender. If any Lender Agent shall resign, then its related Lender during such five day period shall appoint a successor agent. If for any reason no successor agent is appointed by such Lender during such five day period, then effective upon the termination of such five day period, and the Borrower shall make all payments in respect of the Obligations due to such Lender directly to such Lender, and for all purposes shall deal directly with such Lender. After any retiring Lender Agent’s resignation hereunder as a Lender Agent, the provisions of Articles VIII and IX shall inure to its benefit with respect to any actions taken or omitted to be taken by it while it was a Lender Agent under this Agreement.

Section 9.03   Non-Receipt of Funds by the Administrative Agent

Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date an Advance is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make its portion of such Advance available to the Administrative Agent, the Administrative Agent shall assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, without duplication, from either the Borrower or such Lender at a per annum rate equal to the then-applicable Yield Rate. A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 9.03 shall be conclusive in the absence of manifest error.

ARTICLE X.

COLLATERAL AGENT

Section 10.01  Designation of Collateral Agent.

(a)      Initial Collateral Agent. Each of the Borrower, the Lender Agents and the Administrative Agent hereby designate and appoint the Collateral Agent to act as its agent for the purposes of perfection of a security interest in the Collateral Portfolio and hereby authorizes the Collateral Agent to take such actions on its behalf and on behalf of each of the Secured Parties and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.

(b)      Successor Collateral Agent.   Upon the Collateral Agent’s receipt of a Collateral Agent Termination Notice from the Administrative Agent of the designation of a successor Collateral Agent pursuant to the provisions of Section 10.05, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.

(c)      Secured Party.   The Administrative Agent, the Lender Agents and the Lenders hereby appoint Wells Fargo, in its capacity as Collateral Agent hereunder, as their agent for the purposes of perfection of a security interest in the Collateral Portfolio. Wells Fargo, in its capacity as Collateral Agent hereunder, hereby accepts such appointment and agrees to perform the duties set forth in Section 10.02(b).

Section 10.02 Duties of Collateral Agent.

(a)      Appointment.  The Borrower, the Lender Agents and the Administrative Agent each hereby appoints Wells Fargo to act as Collateral Agent, for the benefit of the Secured Parties. The Collateral Agent hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)     Duties.   On or before the initial Advance Date, and until its removal pursuant to Section 10.05, the Collateral Agent shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i)      the Collateral Agent shall re-calculate (based solely on information provided to the Collateral Agent by the Collateral Manager) amounts to be remitted pursuant to Section 2.04 to the applicable parties and notify the Collateral Manager and the Administrative Agent in the event of any discrepancy between the Collateral Agent’s calculations and the Collateral Management Report (such dispute to be resolved in accordance with Section 2.05);

(ii)      the Collateral Agent shall make payments pursuant to the terms of the Collateral Management Report or as otherwise directed in accordance with Sections 2.04 or 2.05 (the “Payment Duties”);

(iii)     the Collateral Agent shall provide to the Borrower and the Collateral Manager a copy of all written notices and communications identified as being sent to it in connection with the Loans and the other Collateral Portfolio held hereunder which it receives from the related Obligor, participating bank and/or agent bank;

(iv)     the Collateral Agent shall assist and reasonably cooperate with the independent certified public accountants in the preparation of those reports required under Section 6.09; and

(v)       the Collateral Agent shall provide the Borrower and the Collateral Manager with such other information as may be reasonably requested by the Borrower or the Collateral Manager.

(c)       (i)       The Administrative Agent, each Lender Agent and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems or the Required Lenders deem necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loans now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 10.02(c) shall be deemed to relieve the Borrower or any Borrower Advisor of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral Portfolio, including to file financing and continuation statements in respect of the Collateral Portfolio in accordance with Section 5.01(s).

(ii)      The Administrative Agent may direct the Collateral Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii)      Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement (x) unless and until (and to the extent) expressly so directed by the Administrative Agent or (y) prior to the Facility Maturity Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (x)). The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Administrative Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless an Authorized Person of the Collateral Agent has knowledge of such matter or written notice thereof is received by the Collateral Agent.

(d)      If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e)      Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Securities Account Control Agreement. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Securities Account Control Agreement in such capacity.

Section 10.03 Merger or Consolidation.

Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

Section 10.04 Collateral Agent Compensation.

As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to the Collateral Agent Fees and Collateral Agent Expenses from the Borrower as set forth in the Wells Fargo Corporate Trust Fee Letter, payable to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Agent’s entitlement to receive the Collateral Agent Fees shall cease (excluding any unpaid outstanding amounts as of that date) on the earliest to occur of: (i) its removal as Collateral Agent pursuant to Section 10.05, (ii) its resignation as Collateral Agent pursuant to Section 10.07 or (iii) the termination of this Agreement.

Section 10.05 Collateral Agent Removal.

The Collateral Agent may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Agent (the “Collateral Agent Termination Notice”); provided, notwithstanding its receipt of a Collateral Agent Termination Notice, the Collateral Agent shall continue to act in such capacity until a successor Collateral Agent has been appointed and has agreed to act as Collateral Agent hereunder; provided that the Collateral Agent shall continue to receive compensation of its fees and expenses in accordance with Section 10.04 above while so serving as the Collateral Agent prior to a successor Collateral Agent being appointed.

Section 10.06 Limitation on Liability.

(a)      The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (a) the written (including electronic) instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b)      The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)      The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d)      The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Agent shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)      The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent.

(f)      The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g)      It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h)      Subject in all cases to the last sentence of Section 2.05, in case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Borrower Advisors and may, after the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from any Borrower Advisor or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)       The Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Agent shall have no duty to perform any of the duties of the Collateral Custodian under this Agreement.

Section 10.07 Collateral Agent Resignation.

The Collateral Agent may resign at any time by giving not less than 90 days written notice thereof to the Administrative Agent and with the consent of the Administrative Agent, which consent shall not be unreasonably withheld. Upon receiving such notice of resignation, the Administrative Agent shall promptly appoint a successor collateral agent or collateral agents (provided that, so long as no Unmatured Default, Event of Default, Unmatured Collateral Manager Event of Default or Collateral Manager Event of Default has occurred and is continuing, the appointment of a successor collateral agent or collateral agents shall require the consent of the Borrower (such consent not to be unreasonably withheld or delayed)) by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to the Borrower, the Borrower Advisors and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within 45 days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed.

ARTICLE XI.

COLLATERAL CUSTODIAN

Section 11.01  Designation of Collateral Custodian.

(a)      Initial Collateral Custodian.  The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 11.01. Each of the Borrower, the Lender Agents and the Administrative Agent hereby designate and appoint the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b)      Successor Collateral Custodian.  Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 11.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

Section 11.02  Duties of Collateral Custodian.

(a)      Appointment.  The Borrower, the Lender Agents and the Administrative Agent each hereby appoints Wells Fargo to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)      Duties.     From the Closing Date until its removal pursuant to Section 11.05, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i)       The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.02 in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five (5) Business Days of its receipt of any Required Loan Documents, the related Loan Tape and a hard copy of the Loan Checklist, the Collateral Custodian shall review the Required Loan Documents to confirm that (A) such Required Loan Documents have been executed (either an original or a copy, as indicated on the Loan Checklist) and have no mutilated pages, (B) filed stamped copies of the UCC and other filings (to the extent required by the Required Loan Documents) are included, (C) if listed on the Loan Checklist, a copy of an Insurance Policy with respect to any real or personal property constituting the Underlying Collateral is included, and (D) the related original balance (based on a comparison to the note or assignment agreement, as applicable), Loan number and Obligor name, as applicable, with respect to such Loan is referenced on the related Loan Tape (such items (A) through (D) collectively, the “Review Criteria”). Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Loan Checklist. If, at the conclusion of such review, the Collateral Custodian shall determine that (i) the original balance of the Loan with respect to which it has received Required Loan Documents is less than as set forth on the Loan Tape, the Collateral Custodian shall notify the Administrative Agent and the Borrower and the Borrower Advisors of such discrepancy within one Business Day, or (ii) any Review Criteria is not satisfied, the Collateral Custodian shall within one Business Day notify the Borrower and the Borrower Advisors of such determination and provide the Borrower and the Borrower Advisors with a list of the non-complying Loans and the applicable Review Criteria that they fail to satisfy. The Borrower shall have five (5) Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. In addition, if requested in writing (in the form of Exhibit M) by the Borrower and approved by the Administrative Agent within 10

Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Loan which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents. Notwithstanding anything to the contrary contained herein, the Collateral Custodian shall have no duty or obligation with respect to any Loan checklist delivered to it in electronic form.

(ii)      In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided, further, that, the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.

(iii)     All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on the address of the Collateral Custodian set forth on Annex A to this Agreement, or at such other office as shall be specified to the Administrative Agent and the Borrower by the Collateral Custodian in a written notice delivered at least 30 days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to the Borrower and its Affiliates and Subsidiaries; provided, however, the Collateral Custodian shall segregate any commingled files upon written request of the Administrative Agent and the Borrower.

(iv)      On each Reporting Date, the Collateral Custodian shall provide a written report to the Administrative Agent and the Borrower and the Borrower Advisors (in a form mutually agreeable to the Administrative Agent and the Collateral Custodian) identifying each Loan for which it holds Required Loan Documents and the applicable Review Criteria that any Loan fails to satisfy.

(c)       (i)       The Collateral Custodian agrees to cooperate with the Administrative Agent and the Collateral Agent and deliver any Required Loan Documents to the Collateral Agent or Administrative Agent (pursuant to a written request in the form of Exhibit M), as applicable, as requested in order to take any action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VII. In the event the Collateral Custodian receives instructions from the Collateral Agent, any Borrower Advisors or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

(ii)      The Administrative Agent may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii)      The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless an Authorized Person of the Collateral Custodian has knowledge of such matter or written notice thereof is received by the Collateral Custodian.

Section 11.03  Merger or Consolidation.

Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 11.04  Collateral Custodian Compensation.

As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to the Collateral Custodian Fees from the Borrower as set forth in the Wells Fargo Corporate Trust Fee Letter, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fees shall cease (excluding any unpaid outstanding amounts as of that date) on the earlier to occur of: (i) its removal as Collateral Custodian pursuant to Section 11.05, (ii) its resignation as Collateral Custodian pursuant to Section 11.07 of this Agreement or (iii) the termination of this Agreement.

Section 11.05  Collateral Custodian Removal.

The Collateral Custodian may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian acceptable to the Borrower has been appointed, has agreed to act as Collateral Custodian hereunder, and has received all Required Loan Documents held by the Collateral Custodian being removed.

Section 11.06  Limitation on Liability.

(a)      The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written (including electronic) instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b)      The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)      The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d)      The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)      The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f)      The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g)      It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h)      Subject in all cases to the last sentence of Section 11.02(c)(i), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Borrower Advisors and may, after the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Borrower Advisors or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 11.07  Collateral Custodian Resignation.

Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than 90 days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent gives Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit M; provided that the Borrower shall consent to any successor Collateral Custodian appointed by the Administrative Agent (such consent not to be unreasonably withheld). Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed.

Section 11.08  Release of Documents.

(a)      Release for Servicing.    From time to time and as appropriate for the enforcement or servicing of any of the Collateral Portfolio, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Borrower (or the Collateral Manager on its behalf) of a request for release of documents and receipt in the form annexed hereto as Exhibit M, to release to the Borrower (or the Collateral Manager on its behalf) within two (2) Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to such Person. All documents so released shall be held by the Borrower (or the Collateral Manager on its behalf) in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Borrower (or the Collateral Manager on its behalf) shall return to the Collateral Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the

Borrower’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan shall be liquidated, in which case, the Borrower (or the Collateral Manager on its behalf) shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Borrower (or the Collateral Manager on its behalf) to the Collateral Custodian, all in the form annexed hereto as Exhibit M.

(b)      Limitation on Release.  The foregoing provision with respect to the release to the Borrower (or the Collateral Manager on its behalf) of the Required Loan Documents and documents by the Collateral Custodian upon request by such Person shall be operative until revoked by the Administrative Agent; provided, that at no time shall the Required Loan Documents with respect to more than 10 Loans be on release pursuant to this Section 11.08 without the prior written consent of the Administrative Agent. The Administrative Agent may revoke such authority if an Event of Default or a Collateral Manager Event of Default has occurred. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Borrower (or the Collateral Manager on its behalf) shall provide notice of the same to the Administrative Agent. Any additional Required Loan Documents or documents requested to be released by the Borrower (or the Collateral Manager on its behalf) may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Collateral Manager pursuant to the immediately succeeding subsection.

(c)      Release for Payment.   Upon receipt by the Collateral Custodian of the Borrower’s (or the Collateral Manager’s on its behalf) request for release of documents and receipt in the form annexed hereto as Exhibit M (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Loan Documents to such requesting Person.

Section 11.09  Return of Required Loan Documents.

The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to Section 2.15, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit M hereto (signed by both the Borrower and the Administrative Agent) specifying the Required Loan Documents to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five (5) Business Days, return the Required Loan Documents so requested to the Borrower.

Section 11.10  Access to Certain Documentation and Information Regarding the Collateral Portfolio; Due Diligence on the Borrower Advisors.

The Collateral Custodian shall provide to the Administrative Agent and each Lender Agent access to the Required Loan Documents and all other documentation regarding the

Collateral Portfolio including in such cases where the Administrative Agent and each Lender Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two (2) Business Days prior written request, (ii) during normal business hours and (iii) subject to the Borrower Advisors’ and the Collateral Custodian’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Lender Agent, the Administrative Agent and each Lender Agent may review any Borrower Advisor’s collection and administration of the Collateral Portfolio in order to assess compliance by the Collateral Manager with the Collateral Management Standard, as well as with this Agreement and may diligence the Collateral Portfolio, and Required Loan Documents in conjunction with such a review. Without limiting the foregoing provisions of this Section 11.10, from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the expense of the Borrower, a review of the Required Loan Documents and all other documentation regarding the Collateral Portfolio. The Borrower shall cause each Borrower Advisor to provide access to its records and other documentation to the Administrative Agent and each Lender Agent as contemplated by this Section 11.10.

Section 11.11  Bailment.

The Collateral Custodian agrees that, with respect to any Required Loan Documents at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent and bailee of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral Portfolio and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

ARTICLE XII.

MISCELLANEOUS

Section 12.01  Amendments and Waivers.

Except as provided in this Section 12.01, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Administrative Agent and the Required Lenders; provided, that no amendment, waiver or consent shall:

(a)      increase the Commitment of any Lender or the amount of Advances of any Lender, in any case, without the written consent of such Lender;

(b)      waive, extend or postpone any date fixed by this Agreement or any other Transaction Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitment hereunder or under any other Transaction Document without the written consent of each Lender directly and adversely affected thereby;

(c)      reduce the principal of, or the Yield Rate on, any Advance or Obligation, or any fees or other amounts payable hereunder or under any other Transaction Document without the written consent of each Lender directly and adversely affected thereby;

(d)      change Section 2.04 or any related definitions or provisions in a manner that would alter the order of application of proceeds or would alter the pro rata sharing of payments required thereby, in each case, without the written consent of each Lender directly and adversely affected thereby;

(e)      change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f)      consent to the assignment or transfer by the Borrower or the Collateral Manager of such Person’s rights and obligations under any Transaction Document to which it is a party (except as expressly permitted hereunder), in each case, without the written consent of each Lender;

(g)      release all or substantially all of the Collateral or release any Transaction Document (other than as specifically permitted or contemplated in this Agreement or the applicable Transaction Document) without the written consent of each Lender; or

(h)      materially adversely affect the rights or obligations of the Collateral Agent, the Account Bank or the Collateral Custodian without the written agreement of the Collateral Agent, the Account Bank or the Collateral Custodian, as applicable;

provided further, that (i) any amendment of the Agreement that is solely for the purpose of adding a Lender may be effected without the written consent of the Borrower or any Lender, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Transaction Document, (iii) any amendment of the Agreement that a Lender is advised by its legal or financial advisors to be necessary or desirable in order to avoid the consolidation of the Borrower with such Lender for accounting purposes may be effected without the written consent of the Borrower or any other Lender, (iv) no amendment, waiver or consent shall, unless in writing and signed by the Conduit Lender, affect the obligations of the Conduit Lender under this Agreement or any other Transaction Document and (v) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Transaction Documents (and such amendment shall become effective without any further action or consent of any other party to any Transaction Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 12.02  Notices, Etc.  All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and communication by e-mail) and faxed, e-mailed or delivered, to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by e-mail, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 12.03  No Waiver; Remedies.  No failure on the part of the Administrative Agent, the Collateral Agent, any Lender or any Lender Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law.

Section 12.04  Binding Effect; Assignability; Multiple Lenders.

(a)      This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Lender, the Lender Agents, the Collateral Agent, the Account Bank, the Collateral Custodian and their respective successors and permitted assigns. With the written consent of the Administrative Agent (such consent not to be unreasonably withheld), each Lender and their respective successors and assigns may assign, or grant a security interest or sell a participation interest in, (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) and/or (ii) any Advance (or portion thereof) or any Variable Funding Note (or any portion thereof) to:

(i)       prior to the occurrence of an Event of Default:

a.       any Eligible Assignee with 90 days (or such shorter period as agreed to by the Borrower) prior written notice specifying the name of such Eligible Assignee to the Borrower;

b.       any other Person with the prior written consent of the Borrower (such consent not to be unreasonably withheld);

c.       any Affiliate of such Lender with prior written notice to the Borrower; or

d.       any Person, if required by any change in Applicable Law with prior written notice to the Borrower; and

(ii)      after the occurrence of any Event of Default, any Person with prior written notice to the Borrower;

; provided that, (y) any Conduit Lender shall not need prior consent to at any time assign, or grant a security interest or sell a participation interest in, any Advance (or portion thereof) to a Liquidity Bank or any commercial paper conduit sponsored by a Liquidity Bank or an Affiliate of its related Lender Agent and (z) if any Lender becomes a Defaulting Lender, unless such Lender shall have been deemed to no longer be a Defaulting Lender pursuant to Section 2.21(b), then the Administrative Agent shall have the right to cause such Defaulting Lender to assign its entire interest in the Advances and this Agreement pursuant to this Section 12.04(a) to a transferee selected by the Administrative Agent. Any such assignee shall execute and deliver to the Borrower and the Administrative Agent a fully-executed Transferee Letter substantially in the form of Exhibit N hereto (a “Transferee Letter”) and a fully-executed Joinder Supplement. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the related Lender Agent for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender Agent. The Borrower shall not (nor shall it permit the Seller, the Collateral Manager or the Equityholder to) assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of each Lender Agent and the Administrative Agent.

(b)      Notwithstanding any other provision of this Section 12.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.

(c)      Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

Section 12.05  Term of This Agreement.

This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII, IX and Article XII and the provisions of Section 2.09, Section 2.10, Section 12.07, Section 12.08 and Section 12.09 shall be continuing and shall survive any termination of this Agreement.

Section 12.06  GOVERNING LAW; JURY WAIVER.

 THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN

CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 12.07  Costs, Expenses and Taxes.

(a)      In addition to the rights of indemnification granted to the Collateral Agent, the Account Bank, the Administrative Agent, the Lenders, the Lender Agents, the Collateral Custodian and their respective Affiliates under Section 2.09, Section 2.10 and Section 8.01 hereof, the Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank and the Collateral Custodian incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable and documented expenses of counsel for the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank and the Collateral Custodian with respect thereto and with respect to advising the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all reasonable and documented out-of-pocket costs and expenses, if any (including counsel fees and expenses), incurred by the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank or the Collateral Custodian in connection with the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith.

(b)      The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing, enforcement or recording of, or any performance, receipt or perfection of a security interest under, this Agreement or the other Transaction Documents in connection with this Agreement or the funding or maintenance of Advances hereunder.

(c)      The Borrower shall pay on demand, and indemnify each Indemnified Person, its assignees and participants, and their respective successors on a net after-Tax basis for, all other out-of-pocket costs and expenses incurred by the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Collateral Custodian and the Account Bank, including, without limitation, all costs and expenses incurred by the Administrative Agent, the Lender Agents and the Lenders in connection with periodic audits of the Borrower’s or the Collateral Manager’s books and records.

(d)      For the avoidance of doubt, the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Collateral Custodian and the Account Bank shall not be permitted to seek indemnification under this Section 12.07 for amounts previously paid pursuant to Section 2.09, 2.10 or 8.01.

Section 12.08  No Proceedings.

(a)      Each of the parties hereto (other than the Administrative Agent with the consent of each Lender Agent) agrees that it will not institute against, or join any other Person in instituting against, the Borrower any proceedings of the type referred to in the definition of Bankruptcy Event so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the Collection Date.

(b)      Each of the parties hereto (other than any Conduit Lender) hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Lender, the Administrative Agent or any Liquidity Banks any Bankruptcy Proceeding so long as any commercial paper issued by such Conduit Lender shall be outstanding and there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the last day on which any such commercial paper shall have been outstanding.

Section 12.09  Recourse Against Certain Parties.

(a)      No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, the Lenders, the Lender Agents or any other Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party pursuant hereto or in connection herewith shall be had against any administrator of the Administrative Agent, the Lenders, the Lender Agents, any other Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent, the Lenders, the Lender Agents, any other Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Administrative Agent, the Lenders, the Lender Agents or any other Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 12.09 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Lenders, the Lender Agents, any other Secured Party, or any incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Lenders, the Lender Agents or any other Secured Party or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, the Lenders, the Lender Agents or any other Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of the Administrative Agent, the Lenders, the Lender Agents or any other Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Lenders, the Lender Agents or any other Secured Party or of any such administrator, or any of them, for breaches by the Administrative Agent, the Lenders, the Lender Agents or any other Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing non-recourse provisions shall in no way affect any rights any Secured Party might have against any incorporator, affiliate, stockholder, officer, employee or director of the Borrower, any Borrower Advisor or the Collateral Custodian to the extent of any fraud, misappropriation, embezzlement or any other financial crime constituting a felony by such Person.

(b)      Notwithstanding anything in this Agreement to the contrary, no claim may be made by the Borrower or any other Person affiliated with or related to the Borrower against the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c)      No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(d)      Notwithstanding anything in this Agreement to the contrary, no Conduit Lender shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Conduit Lender after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of each Conduit Lender hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by a Conduit Lender exceeds the amount available to such Conduit Lender to pay such amount after paying or making provision for the payment of its Commercial Paper Notes.

(e)      The provisions of this Section 12.09 shall survive the termination of this Agreement.

Section 12.10  Execution in Counterparts; Severability; Integration.   This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail in portable document format (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Borrower to the Administrative Agent and the Lender Agents.

Section 12.11  Consent to Jurisdiction; Service of Process.

(a)      Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)      The Borrower agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower at its address specified in Annex A or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 12.11 shall affect the right of the Lenders, the Lender Agents or the Administrative Agent to serve legal process in any other manner permitted by law.

Section 12.12  Characterization of Conveyances Pursuant to the Purchase and Sale Agreement.

(a)      It is the express intent of the parties hereto that the conveyance of Eligible Loans by the Seller to the Borrower as contemplated by the Purchase and Sale Agreement be, and be treated for all purposes (other than accounting purposes and subject to the tax characterization of the Borrower and the Advances) as, a sale by the Seller of such Eligible Loans. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Eligible Loans by the Seller to the Borrower to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Eligible Loans are held to continue to be property of the Seller, then the parties hereto agree that: (i) the Purchase and Sale Agreement shall also be deemed to be a security agreement under Applicable Law; (ii) as set forth in the Purchase and Sale Agreement, the transfer of the Eligible Loans provided for in the Purchase and Sale Agreement shall be deemed to be a grant by the Seller to the Borrower of a first priority security interest (subject only to Permitted Liens) in all of the Seller’s right, title and interest in and to the Eligible Loans and all amounts payable to the holders of the Eligible Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Controlled Accounts, whether in the form of cash, instruments, securities or other property; (iii) the possession by the Borrower (or the Collateral Custodian on its behalf) of Loans and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be, subject to clause (iv), for purposes of perfecting the security interest pursuant to the UCC; and (iv) acknowledgements from Persons holding such property shall be deemed acknowledgements from custodians, bailees or agents (as applicable) of the Borrower for the purpose of perfecting such security interest under Applicable Law. The parties further agree that any assignment of the interest of the Borrower pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created pursuant to the terms of the Purchase and Sale Agreement. The Borrower shall, to the extent consistent with this Agreement and the other Transaction Documents, take such actions as may be necessary to ensure that, if the Purchase and Sale Agreement was deemed to create a security interest in the Eligible Loans, such security interest would be deemed to be a perfected security interest of first priority (subject only to Permitted Liens) under Applicable Law and will be maintained as such throughout the term of this Agreement.

(b)      It is the intention of each of the parties hereto that the Eligible Loans conveyed by the Seller to the Borrower pursuant to the Purchase and Sale Agreement shall constitute assets owned by the Borrower and shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy or similar law.

(c)      The Borrower agrees to treat, and shall cause the Seller to treat, for all purposes (other than accounting purposes and subject to the tax characterization of the Borrower and the Advances), the transactions effected by the Purchase and Sale Agreement as sales of assets to the Borrower. The Borrower hereby agrees to cause the Seller to reflect in the Seller’s financial records and to include a note in the publicly filed annual and quarterly financial statements of the Equityholder indicating that: (i) assets related to transactions (including transactions pursuant to the Transaction Documents) that do not meet SFAS 140 requirements for accounting sale treatment are reflected in the consolidated balance sheet of the Equityholder, as finance receivables pledged and non-recourse, secured borrowings (or the applicable financial statements are otherwise footnoted to explain that such assets are maintained separately from the assets of the Borrower and that such assets are not available to pay the debts of the Equityholder) and (ii) those assets are owned by a special purpose entity that is consolidated in the financial statements of the Equityholder, and the creditors of that special purpose entity have received ownership and/or security interests in such assets and such assets are not intended to be available to the creditors of sellers (or any affiliate of the sellers) of such assets to that special purpose entity.

Section 12.13  Confidentiality.

(a)      Each of the Administrative Agent, the Lenders, the Lender Agents, the Borrower, the Account Bank, the Collateral Agent and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Borrower obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys or other agents, including any Approved Broker Dealer or Approved Valuation Firm, engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loans contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Lenders, the Lender Agents, the Borrower, the Account Bank, the Collateral Agent and the Collateral Custodian that such information shall be kept confidential and used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law (including, without limitation, public filings with the Securities and Exchange Commission) and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. Notwithstanding the foregoing provisions of this Section 12.13(a), the Borrower Advisors may, subject to Applicable Law and the terms of any Underlying Instruments, make available copies of the documents in the Collateral Files and such other documents it holds in its capacity as a Borrower Advisor pursuant to the terms of the Transaction Documents, to any of its creditors. It is understood that the financial terms that may not be disclosed except in compliance with this Section 12.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Collateral Manager Events of Default, and priority of payment provisions.

(b)      Anything herein to the contrary notwithstanding, the Borrower hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Lenders, the Lender Agents, the Account Bank, the Collateral Agent or the Collateral Custodian by each other, (ii) by the Administrative Agent, the Lenders, the Lender Agents, the Account Bank, the Collateral Agent and the Collateral Custodian to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Administrative Agent, the Lenders, the Lender Agents, the Account Bank, the Collateral Agent and the Collateral Custodian to any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender or any Person providing financing to, or holding equity interests in, any Conduit Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Lenders, the Lender Agents, the Administrative Agent, the Collateral Agent, the Account Bank and the Collateral Custodian may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c)      Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Lenders’, the Lender Agents’, the Administrative Agent’s, the Collateral Agent’s, the Account Bank’s or the Collateral Custodian’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, any Lender, any Lender Agent, the Collateral Agent, the Collateral Custodian or the Account Bank or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower or (e) to any affiliate, independent or internal auditor, agent, employee or attorney of the Collateral Agent or the Collateral Custodian having a need to know the same, provided that the disclosing party advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower.

Section 12.14  Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 12.13 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 12.15  Waiver of Set Off.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Administrative Agent, the Lenders, the Lender Agents or their respective assets.

Section 12.16  Headings and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 12.17  Ratable Payments.

If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than pursuant to Breakage Fees, Section 2.09 or Section 2.10) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

Section 12.18  Failure of Borrower or Collateral Manager to Perform Certain Obligations.

If the Borrower fails, or fails to cause the Collateral Manager, as applicable, to perform any of its agreements or obligations under Section 5.01(s), Section 5.02(p) or the Management Agreement, the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower upon the Administrative Agent’s demand therefor.

Section 12.19  Power of Attorney.

 The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral Portfolio and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral Portfolio as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral Portfolio. This appointment is coupled with an interest and is irrevocable.

Section 12.20  Intent of the Parties.

It is the intent and understanding of each party hereto that the Advances are loans from the Lenders to the Borrower and do not constitute a “security” within the meaning of Section 8-102(15) of the UCC.

Section 12.21  Limitation on Liability.

Notwithstanding anything herein to the contrary, it is understood and agreed that no Borrower Advisor assumes any liability or obligation of the Borrower, including without limitation any of the Obligations.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	WISSAHICKON CREEK LLC as the Borrower

	By:	/s/ Gerald F. Stahlecker
Name: Gerald F. Stahlecker
Title: Executive Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE ADMINISTRATIVE AGENT:	WELLS FARGO SECURITIES, LLC, as the Administrative Agent

	By:	/s/ Matt Jensen
Name: Matt Jensen, CFA
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

INSTITUTIONAL LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Institutional Lender

	By:	/s/ Mike Romanzo
Name: Mike Romanzo, CFA
Title: Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE COLLATERAL AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Agent

	By:	/s/ José M. Rodríguez
Name: José M. Rodríguez
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE ACCOUNT BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Account Bank

	By:	/s/ José M. Rodríguez
Name: José M. Rodríguez
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE COLLATERAL CUSTODIAN:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Custodian

	By:	/s/ José M. Rodríguez
Name: José M. Rodríguez
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

ANNEX A

Notices for Addresses

If to the Borrower (or any Borrower Advisor c/o the Borrower):

Wissahickon Creek LLC

c/o FS Investment Corporation II

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, PA 19104

Attn: Gerald F. Stahlecker, Executive Vice President

Telephone: (215) 495-1169

Fax: (215) 222-4649

Email: jerry.stahlecker@franklinsquare.com

Annex A-1

ANNEX A (cont’d)

If to the Administrative Agent:

Wells Fargo Securities, LLC

Duke Energy Center

550 S. Tryon Street

Charlotte, NC 28202

Attention: Mike Romanzo

Fax: (704) 715-0067

Confirmation No: (704) 410-2369

If to the Institutional Lender:

Wells Fargo Bank, National Association

Duke Energy Center

550 S. Tryon Street

Charlotte, NC 28202

Attention: Raj Shah

Fax: (704) 715-0067

Confirmation No: (704) 374-6230

If to the Collateral Agent:

Wells Fargo Bank, National Association

9062 Old Annapolis Rd.

Columbia, Maryland 21045

Attn: CDO Trust Services – Wissahickon Creek LLC

Fax: (410) 715-3748

Phone: (410) 884-2000

If to the Account Bank:

Wells Fargo Bank, National Association

9062 Old Annapolis Rd.

Columbia, Maryland 21045

Attn: CDO Trust Services – Wissahickon Creek LLC

Fax: (410) 715-3748

Phone: (410) 884-2000

Annex A-2

ANNEX A (cont’d)

If to the Collateral Custodian:

Wells Fargo Bank, National Association

9062 Old Annapolis Rd.

Columbia, Maryland 21045

Attn: CDO Trust Services - Wissahickon Creek LLC

Fax: (410) 715-3748

Phone: (410) 884-2000

Annex A-3

ANNEX B

Commitments

Conduit Lender	Commitment

N/A	N/A

Institutional Lender	Commitment

Wells Fargo Bank, National Association	$250,000,000

Annex B-1